________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


    [ ] Preliminary Proxy Statement


    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


    [x] Definitive Proxy Statement


    [ ] Definitive Additional Materials

    [ ] Soliciting Material Under Rule 14a-12

                                    AMTRAN, INC.
                  (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

    -----------------------
Payment of Filing Fee (Check the appropriate box):

    [ ] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1) Title of each class of securities to which transaction applies:

          ______________________________________________________________________

      (2) Aggregate number of securities to which transaction applies:

          ______________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________

      (4) Proposed maximum aggregate value of transaction:

          ______________________________________________________________________

      (5) Total fee paid:

          ______________________________________________________________________

    [x] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

________________________________________________________________________________

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                                     [AMTRAN Logo]

AMTRAN, INC.
7337 West Washington Street
Indianapolis, Indiana 46231


                                          September 5, 2001


Dear Shareholder:


    This Notice of Adjourned Annual Meeting and amended and restated proxy statement dated September 5, 2001 is being distributed to you in connection with the adjourned annual meeting which will be reconvened at 8:00 a.m. on October 10, 2001 and replaces entirely the previously mailed Notice of Annual Meeting of Shareholders and proxy statement dated April 16, 2001, for our annual meeting of shareholders on Tuesday, May 29, 2001. The May 29, 2001 meeting was convened as planned and adjourned to a later date, which has been set by the board of directors as stated above.


    As described in the attached proxy statement, at the annual meeting you will be asked to consider and vote upon the merger of INDUS Acquisition Company ('INDUS'), an Indiana corporation owned by J. George Mikelsons ('Mikelsons'), with and into Amtran, Inc. ('Amtran'), pursuant to a plan of merger, attached as Exhibit A to the Agreement and Plan of Merger dated as of June 18, 2001, which is attached as Annex A to the accompanying proxy statement. Upon consummation of the merger, each outstanding share of our common stock, without par value, other than shares owned by us, Mikelsons, INDUS or any affiliate of Mikelsons who is not deemed to be an affiliate of Mikelsons by reason of their position as an officer or director of Amtran (the 'Mikelsons Affiliates'), will be converted into the right to receive $23 in cash, without interest, upon valid surrender of the certificate formerly representing that share. In connection with the merger, holders of shares of our common stock and Series B preferred stock, without par value, voting as separate classes, will be asked to approve a proposal to amend and restate Article XII of our Articles of Incorporation to modify the terms of our Series B preferred stock (the 'ILFC Amendment') pursuant to the Purchase and Voting Agreement dated as of May 16, 2001 (the 'ILFC Agreement'), between International Lease Finance Corporation ('ILFC') and us. The ILFC Agreement is attached as Annex B to the accompanying proxy statement. Approval of the ILFC Amendment is a condition to the merger.

    YOUR BOARD OF DIRECTORS, ACTING ON THE RECOMMENDATION OF THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE OF AMTRAN, HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF AMTRAN AND THE HOLDERS OF SHARES OF OUR COMMON STOCK OTHER THAN MIKELSONS AND ANY MIKELSONS AFFILIATE. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE 'FOR' APPROVAL OF THE MERGER, THE PLAN OF MERGER, THE MERGER AGREEMENT AND THE ILFC AMENDMENT.

    Among the factors considered by a single member special independent director committee in evaluating the merger was the opinion dated June 18, 2001, of Dresdner Kleinwort Wasserstein, Inc. ('DrKW'), the financial advisor to the single member special independent director committee, which states that as of such date, the $23.00 per share cash consideration to be received by the holders of shares of our common stock other than Mikelsons and any Mikelsons Affiliate pursuant to the merger is fair to such shareholders from a financial point of view. The written opinion of DrKW is attached as Annex C to the accompanying proxy statement, and you should read it carefully and in its entirety.

    Completion of the merger is subject to certain conditions, including approval of the merger, the plan of merger and the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting, including the affirmative vote of the holders of a majority of the outstanding shares voting thereon not owned by Mikelsons or any Mikelsons Affiliate and the approval of the ILFC Amendment by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and our Series B preferred stock, voting as separate classes.

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    Your board of directors has specified August 20, 2001 as the new record date for the purposes of determining the shareholders who are entitled to receive notice of and to vote at the annual meeting. IN ORDER TO VOTE BY PROXY AT THE ANNUAL MEETING, YOU MUST USE THE ENCLOSED YELLOW PROXY CARD TO VOTE AT THE
ANNUAL MEETING EVEN IF YOU PREVIOUSLY SUBMITTED A BLUE PROXY CARD FOR THE ANNUAL MEETING SCHEDULED FOR MAY 29, 2001. PLEASE DISREGARD ANY BLUE PROXY CARDS WE
HAVE PREVIOUSLY SENT YOU. As of September 5, 2001, Mikelsons was the record owner of 8,271,200 shares of common stock (or approximately 72% of the outstanding shares of our common stock on that date). In addition, other directors and executive officers of Amtran (none of whom is a Mikelsons Affiliate) beneficially owned 1,300,467 shares of common stock consisting of 84,762 shares of common stock (which represented on that date less than 1% of the outstanding shares and approximately 2.6% of the outstanding shares not owned by Mikelsons or any Mikelsons Affiliate), presently exercisable options to purchase 1,214,689 shares of common stock and 1,010 shares of our common stock allocated to such directors and executive officers under the American Trans Air, Inc. Employees' Salary Savings Plan. To our knowledge, these directors and officers intend to vote the 85,772 shares of our common stock which they have the power to direct the voting of in favor of all items presented at the annual meeting.


    You will also be asked to vote upon the election of a board of directors for the ensuing year and until their successors are elected and qualified and upon the ratification of the selection of Ernst & Young, LLP as independent accountants for the fiscal year ending December 31, 2001.

    On the following pages, you will find a Notice of the Adjourned Annual Meeting and an amended and restated proxy statement, which provide you with detailed information concerning the merger and other matters to be voted upon. We urge you to read these materials carefully and request that you promptly complete and return the enclosed YELLOW proxy card. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your vote is important regardless of the number of shares of our common stock you own.

                                          Sincerely,

                                          Board of Directors of Amtran, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE MERGER; PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING AMENDED AND RESTATED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THIS AMENDED AND RESTATED PROXY STATEMENT IS DATED SEPTEMBER 5, 2001, AND IS BEING FIRST MAILED TO AMTRAN SHAREHOLDERS ON OR ABOUT SEPTEMBER 7, 2001.

                                     [AMTRAN Logo]

AMTRAN, INC.
7337 West Washington Street
Indianapolis, Indiana 46231

               NOTICE OF ADJOURNED ANNUAL MEETING OF SHAREHOLDERS

To Holders of shares of common stock and Series B preferred stock of Amtran, Inc.:


    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of AMTRAN, INC. ('Amtran'), an Indiana corporation, that was adjourned on May 29, 2001, will be reconvened and held at our headquarters at 7337 West Washington Street, Indianapolis, Indiana, on October 10, 2001, at 8:00 a.m., local time, for the following purposes:


        1. To consider and vote upon a proposal to approve the merger, the plan of merger attached to the merger agreement, the Agreement and Plan of Merger dated as of June 18, 2001, between INDUS Acquisition Company ('INDUS'), an Indiana corporation, and Amtran, and the other transactions contemplated by the merger agreement. The merger agreement provides, among other things, that in accordance with the relevant provisions of the Indiana Business Corporation Law (the 'IBCL'), INDUS will be merged with and into Amtran. Following the effective time of the merger, Amtran will continue as the surviving corporation. Each share of Amtran's common stock, without par value, other than shares owned by Amtran or one of its subsidiaries, INDUS, Mikelsons, or any affiliate of Mikelsons who is not deemed to be an affiliate of Mikelsons by reason of being an officer or director of Amtran will be converted automatically into the right to receive $23 in cash, without interest, upon valid surrender of the certificate formerly representing that share.

        2. To consider and vote upon a proposal to approve the amendment and restatement of Article XII of our Articles of Incorporation (the 'ILFC Amendment') pursuant to the Purchase and Voting Agreement dated as of May 16, 2001, between Amtran and International Lease Finance Corporation ('ILFC'). Holders of shares of Amtran's common stock and Series B preferred stock, without par value, voting as separate classes, are entitled to vote on the ILFC Amendment, which would change the terms of the Series B preferred stock, all of which is held by ILFC. Shareholder approval of the ILFC Amendment is a condition to the consummation of the merger under the merger agreement.

        3. To elect six directors: J. George Mikelsons, John P. Tague, Kenneth
    K. Wolff, James W. Hlavacek, Robert A. Abel and Andrejs P. Stipnieks, each to serve until the next annual meeting of shareholders.

        4. To ratify the selection of Ernst & Young, LLP as independent accountants for Amtran for the fiscal year ending December 31, 2001.

        5. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

    The board of directors has specified August 20, 2001 as the new record date for the purpose of determining the shareholders who are entitled to receive notice of and to vote at the annual meeting. Only holders of record of shares of our common stock and Series B preferred stock at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournments thereof.

    Shareholders will not be entitled to dissenters' rights under the IBCL.

                                          By order of the Board of Directors,

                                          BRIAN T. HUNT
                                          Secretary


Dated: September 5, 2001


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                      AMENDED AND RESTATED PROXY STATEMENT
                               SUMMARY TERM SHEET

    This summary term sheet highlights the material terms of the proposed merger and the related transactions described in this proxy statement but may not contain all information that is important to you. We encourage you to read this entire document carefully and the documents which are referred to in this document. All references in this proxy statement to the 'annual meeting' mean the adjourned annual meeting to be held as described in this proxy statement.

                                  THE PARTIES

AMTRAN


    Amtran, Inc., an Indiana corporation, owns American Trans Air, Inc., an Indiana corporation which we will refer to as ATA, the eleventh largest passenger airline in the United States (based on passenger revenue miles) and a leading provider of airline services in selected markets. ATA is also the largest commercial charter airline in the United States and the largest provider of passenger airline services to the United States military, in each case based on 2000 revenues. For the year ended December 31, 2000, the revenues of ATA consisted of 58.3% scheduled service, 19.1% commercial charter service and 14.6% military charter service, with the balance derived from related services. Amtran expects to increase substantially the portion of its revenues that is derived from scheduled service and reduce its emphasis on commercial charter services. See 'The Parties' (page 44).


INDUS


    INDUS Acquisition Company, an Indiana corporation, was organized to merge with us and has not conducted any unrelated activities since its organization and will cease to exist after the merger. INDUS is wholly owned by J. George Mikelsons, Amtran's founder and majority shareholder. See 'The Parties'
(page 45).


MIKELSONS


    Mikelsons is the founder and majority shareholder of Amtran. His principal occupation is as the Chairman of Amtran. He is also the sole shareholder of INDUS, the sole member of the board of directors of INDUS and the sole officer (Chairman and President) of INDUS. See 'The Parties' (page 45) and 'Election of Directors -- Nominees' (page 57).


TAGUE, WOLFF AND HLAVACEK


    John P. Tague is the Chief Executive Officer of Amtran, Kenneth K. Wolff is the Executive Vice President and Chief Financial Officer of Amtran and James W. Hlavacek is the Executive Vice President and Chief Operating Officer of Amtran. Each of these officers are also members of the board of directors of Amtran. The options to purchase shares of our common stock held by each of these officers will remain outstanding following the merger. We use the term filing persons in this proxy statement to refer to these three officers, Mikelsons and INDUS, collectively. See 'The Parties' (page 46) and 'Election of
Directors -- Nominees' (page 57).


                               THE ANNUAL MEETING

DATE, PLACE AND TIME


    The annual meeting will be reconvened at 8:00 a.m., local time, on October 10, 2001, at our headquarters, at 7337 West Washington Street, Indianapolis, Indiana. See 'The Annual Meeting' (page 4).

PURPOSE OF THE ANNUAL MEETING

    At the annual meeting, you will be asked to:

     approve the merger between INDUS and us, the plan of merger and the merger agreement;

     approve the amendment and restatement of Article XII of our Articles of Incorporation, which modifies the terms of our Series B preferred stock, pursuant to the Purchase and Voting Agreement dated as of May 16, 2001, between us and International Lease Finance Corporation ('ILFC'), which we will refer to as the ILFC amendment;

     vote for the election of directors of Amtran to serve until the next annual meeting of shareholders; and

     ratify the selection of Ernst & Young, LLP as independent accountants for the fiscal year ending December 31, 2001.


    See 'The Annual Meeting' (page 4).


Approval of the ILFC amendment by holders of shares of our common stock and Series B preferred stock, voting as separate classes, is a condition to the merger.

RECORD DATE


    Your board of directors has fixed the close of business on August 20, 2001, as the new record date for the determination of holders of shares of our common stock and Series B preferred stock entitled to notice of the annual meeting and entitled to vote at the annual meeting. On the record date, there were 11,501,079 shares of our common stock and 300 shares of Series B preferred stock outstanding and entitled to vote at the annual meeting. See 'The Annual Meeting' (page 4).


VOTE REQUIRED

    Under the Indiana Business Corporation Law or the merger agreement, the following votes are required to approve the matters submitted to the annual meeting:

APPROVAL OF THE MERGER AND RELATED MATTERS

     the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting to approve the merger, the plan of merger and the merger agreement; failures to vote and abstentions will count as votes against these items;

     the affirmative vote of the holders of a majority of the shares of our common stock not owned by Mikelsons or any Mikelsons Affiliate voting at the annual meeting to approve the merger, the plan of merger and the merger agreement; in this proxy statement we use the term 'Mikelsons Affiliate' to mean any affiliate of Mikelsons who is not deemed to be an affiliate of Mikelsons by reason of being an officer or director of Amtran (the only person or entity who may be a Mikelsons Affiliate and who owns or has the right to acquire shares of Amtran common stock is INDUS); failures to vote and abstentions will have no effect on whether this approval is obtained;

     the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting to approve the ILFC amendment; failures to vote and abstentions will count as votes against these items; and

     the affirmative vote of the holders of a majority of the outstanding shares of our Series B preferred stock, voting as a separate class, to approve the ILFC amendment; a failure to vote or an abstention by ILFC (the sole holder of our Series B preferred stock) would count as a vote against the ILFC amendment; ILFC has agreed to vote all its shares in favor of the ILFC amendment and has granted an irrevocable proxy to Kenneth K. Wolff and James W. Hlavacek to vote its shares of our Series B preferred stock with respect to the ILFC amendment.

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ELECTION OF DIRECTORS

     a plurality of the votes cast by holders of shares of common stock entitled to vote to elect new directors to serve until the next annual meeting of shareholders; failures to vote and abstentions will have no effect on the election of directors; Mikelsons, as the owner of approximately 72% of the outstanding shares of our common stock, has sufficient voting power to ensure the election of the nominees for director.

RATIFICATION OF THE SELECTION OF ERNST & YOUNG

     more votes are cast in favor than are cast against the ratification of the selection of Ernst & Young, LLP as independent accountants for the fiscal year ending December 31, 2001; failures to vote and abstentions will have no effect on the ratification of the selection of Ernst & Young; Mikelsons, as the owner of approximately 72% of the outstanding shares of our common stock, has sufficient voting power to ensure the ratification of the selection of Ernst & Young.


See 'The Annual Meeting -- Voting Rights; Vote Required' (page 4).


PROXIES

    A new form of proxy card for your use at the annual meeting accompanies this proxy statement. IN ORDER TO VOTE BY PROXY AT THE ANNUAL MEETING, YOU MUST USE THE YELLOW PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT EVEN IF YOU PREVIOUSLY SUBMITTED A BLUE PROXY CARD. Please do not use the blue proxy card we sent to you previously. All properly executed YELLOW proxy cards that are received prior to or at the annual meeting and not revoked will be voted at the annual meeting in the manner specified. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed YELLOW proxy card in the envelope provided.

    You may revoke your proxy at any time before it is voted by:

     delivering a written notice of revocation of proxy prior to the annual meeting to Brian T. Hunt, Secretary, Amtran, Inc., 7337 West Washington Street, Indianapolis, Indiana 46231;

     delivering to us a duly executed proxy card bearing a later date prior to the annual meeting; or

     attending the annual meeting and voting in person.


    If you own your shares of our common stock in 'street name', you should follow your broker's instructions concerning how to change your vote. See 'The Annual Meeting -- Proxies' (page 5).


                                SPECIAL FACTORS

PURPOSE AND STRUCTURE OF THE MERGER


    The purpose of the merger is for Mikelsons to own all the common stock of Amtran immediately following completion of the merger (other than shares of our common stock which may be issued in the future upon the exercise of stock options or the conversion of shares of our Series B preferred stock). As further described in 'Special Factors -- Purpose and Structure of the Merger', Amtran and the filing persons believe that taking Amtran private at this time will allow management to focus on the implementation of long-term strategic initiatives. Amtran, INDUS and Mikelsons structured this transaction as a cash merger between Amtran and INDUS in order to achieve this result in a single transaction. While Mikelsons consulted with the other filing persons regarding various matters, all decisions relating to the price to be paid and the other principal features of the merger were made by Mikelsons. See 'Special
Factors -- Purpose and Structure of the Merger' (page 16).

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RECOMMENDATIONS OF THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE AND
THE BOARD OF DIRECTORS

    On June 18, 2001, a special independent director committee, consisting of the sole independent member of your board of directors for the purpose of evaluating this transaction, determined that the merger is fair to and in the best interests of Amtran and the holders of shares of our common stock (other than Mikelsons and any Mikelsons Affiliate).


    Your board of directors, based on, among other things, the recommendation of the single member special independent director committee, unanimously approved the merger, the merger agreement, the ILFC agreement and the ILFC amendment and adopted the plan of merger, determined that the merger is fair to and in the best interests of Amtran and the holders of shares of our common stock (other than Mikelsons and any Mikelsons Affiliate) and recommended that holders of shares of our common stock (including a majority of shares voting at the annual meeting not owned by Mikelsons or any Mikelsons Affiliates) approve the merger, the plan of merger, the merger agreement and the ILFC amendment. See 'Special Factors -- Recommendations of the Single Member Special Independent Director Committee and the Board of Directors' (page 17).


FAIRNESS OF THE MERGER


    For the reasons set forth in 'Special Factors -- Fairness of the Merger', the single member special independent director committee and your board of directors concluded that the merger is fair to and in the best interests of Amtran and the holders of shares of our common stock (other than Mikelsons and any Mikelsons Affiliate). See 'Special Factors -- Fairness of the Merger' (page 18).


OPINION OF FINANCIAL ADVISOR TO THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE


    This summary is not a complete description of the analysis performed by Dresdner Kleinwort Wasserstein, Inc., which we will refer to as DrKW, and is qualified by reference to the written opinion of DrKW set forth in Annex C to this proxy statement.


    DrKW, which served as financial advisor to the single member special independent director committee, has delivered a written opinion, dated June 18, 2001, to the single member special independent director committee that, as of the date of the opinion and subject to the matters, assumptions and limitations set forth in the opinion, the $23 per share cash consideration to be received by the holders of shares of Amtran common stock other than Mikelsons and his affiliates, pursuant to the merger, was fair to such holders from a financial point of view.


    THE FULL TEXT OF THE WRITTEN OPINION OF DRKW DATED JUNE 18, 2001, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT. THE OPINION OF DRKW, DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU SHOULD VOTE WITH RESPECT TO THE MERGER, THE PLAN OF MERGER AND THE MERGER AGREEMENT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY. See 'Special
Factors -- Opinion of Financial Advisor to the Single Member Special Independent Director Committee' (page 23).


CERTAIN PROJECTED FINANCIAL INFORMATION


    Amtran provided Mikelsons and his advisors and the single member special independent director committee and its advisors with certain projected financial information for Amtran for the period from 2001 through 2005. See 'Special Factors -- Projections' (page 33).


POSITION OF THE FILING PERSONS REGARDING FAIRNESS OF THE MERGER


    For the reasons set forth in 'Special Factors -- Position of the Filing Persons Regarding Fairness of the Merger', the filing persons believe that the merger is fair to and in the best interests of the holders of shares of our common stock (other than the filing persons). See 'Special Factors -- Position of the Filing Persons Regarding Fairness of the Merger' (page 31).


PLANS FOR AMTRAN AFTER THE MERGER


    Mikelsons presently intends to continue to own all the common stock of Amtran after the merger (other than shares of our common stock which may be issued in the future upon the exercise of stock options or the conversion of shares of our Series B preferred stock) and for Amtran to continue to operate as a holding company for its operating subsidiaries. See 'Special Factors -- Plans for Amtran after the Merger' (page 36).


CERTAIN EFFECTS OF THE MERGER


    Upon consummation of the merger, each share of our common stock (other than shares owned by us, Mikelsons or any Mikelsons Affiliate) will be canceled and converted into the right to receive $23 in cash, without interest. Each share of the common stock of INDUS, all of which are owned by Mikelsons, will be converted in the merger into a share of the common stock of Amtran, as the surviving corporation. As a result, Mikelsons will own all the common stock of Amtran immediately after the merger. Holders of shares of our common stock (other than Mikelsons) will cease to have an ownership interest in Amtran upon completion of the merger. Shareholders other than Mikelsons will no longer benefit from any increases in our value or bear the risks of any decreases in our value. At the time the merger is completed, shares of our common stock will be removed from quotation on the Nasdaq Stock Market and will be removed from registration under the Securities Exchange Act of 1934, as amended. We refer to the Securities Exchange Act of 1934, as amended, as the Exchange Act in this proxy statement. See 'Special Factors -- Certain Effects of the Merger'
(page 36).


SOURCE AND AMOUNT OF FUNDS


    The total amount of funds we require to consummate the merger, cash out stock options and to pay related fees and expenses is approximately $87 million. Receipt of financing sufficient to cover these expenses is a condition to the merger. Amtran and ATA have entered into a commitment letter dated June 18, 2001 with Citicorp USA, Inc. and Salomon Smith Barney Inc. with respect to a $175 million secured credit facility, subject to the conditions specified therein. Bank One, NA has committed to accept a participation of $87.5 million in the syndication of this credit facility and to act as administrative agent under this credit facility. We expect that the structure of the secured credit facility will include both a term loan and a revolving credit facility. We are in the process of negotiating the definitive documentation for the secured credit facility with the lenders. In addition, Amtran will issue a senior unsecured note with an aggregate principal amount of approximately $2.2 million to ILFC to repurchase a portion of their shares of Series B preferred stock (assuming we elect to repurchase the minimum 5% of those shares required by the ILFC Agreement). See 'Special Factors -- Source and Amount of Funds' (page 38).


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain of our directors and executive officers have interests in the merger which may differ from the interests of holders of Amtran common stock generally. In particular:


     on June 18, 2001, Mikelsons and INDUS entered into a stock subscription agreement, pursuant to which Mikelsons will subscribe for and purchase, and INDUS will issue to Mikelsons, 8,271,200 shares of the common stock, without par value, of INDUS, in consideration of the contribution by Mikelsons to INDUS of the 8,271,200 shares of our common stock owned by him, subject to the conditions specified therein. See 'Special
     Factors -- Interests of Certain Persons in the Merger -- Mikelsons and INDUS Ownership of Common Stock' (page 41).



     as of September 5, 2001, our executive officers and directors (other than Mikelsons) beneficially owned an aggregate of 1,300,467 shares of our common stock consisting of 84,762 shares of common stock (which represented on that date less than 1% of the outstanding shares and approximately 2.6% of the outstanding shares not owned by Mikelsons or any Mikelsons Affiliate), presently exercisable options to purchase 1,214,689 shares of common stock with an average exercise price of $11.20 per share and 1,010 shares of our common stock allocated to such directors and executive officers under the ATA Employees' Salary Savings Plan. To our knowledge, all of our executive officers and directors intend to vote the 85,772 shares of our common stock which they have the power to direct the voting of in favor of all items presented at the annual meeting. See 'Special Factors -- Interests of Certain Persons in the Merger -- Ownership of Common Stock by Our Officers and Directors' (page 41).



     as of September 5, 2001, Mr. Tague beneficially owned 460,980 shares of our common stock (including options to purchase 450,758 shares with an average exercise price of $12.52), Mr. Wolff beneficially owned 350,094 shares of our common stock (including options to purchase 338,000 shares with an average exercise price of $13.48) and Mr. Hlavacek beneficially owned 362,393 shares of our common stock (including options to purchase 309,431 shares with an average exercise price of $13.86); Messrs. Tague, Wolff and Hlavacek intend to vote all shares of our common stock which they have the power to direct the voting of in favor of all items at the annual meeting. See 'Special Factors -- Interests of Certain Persons in the
     Merger -- Ownership of Common Stock by Our Officers and Directors'
     (page 41).



     the restriction period for each restricted share, whether vested or unvested, granted under any of our stock plans will expire immediately prior to the closing of the merger, unless it expired sooner under the terms of the stock plan. See 'Special Factors -- Interests of Certain Persons in the Merger -- Treatment of Restricted Stock' (page 41).



     all unvested stock options issued to our officers and certain stock options issued to non-officers automatically vested upon the approval of the merger by your board of directors. See 'Special Factors -- Interests of Certain Persons in the Merger -- Treatment of Stock Options' (page 42).



     your board of directors and the compensation committee of your board of directors have adopted resolutions providing that all stock options (other than those held by the 19 officers whose options will remain outstanding following the merger) that are outstanding immediately prior to the closing of the merger will be canceled in exchange for a cash payment equal to the excess, if any, of $23 over the exercise price of those options multiplied by the number of shares of our common stock covered by those options, and that all outstanding stock options with an exercise price in excess of $23 per share will be canceled without any cash payment. In the aggregate, our employees (other than the 19 officers described in the following paragraph) held as of September 4, 2001 options to purchase 520,015 shares of our common stock with an average exercise price of $11.87 per share. See 'Special Factors -- Interests of Certain Persons in the Merger -- Treatment of Stock Options' (page 42).



     we have entered into option modification agreements with 19 of our officers (including Messrs. Tague, Wolff and Hlavacek) providing that these officers will not exercise their options prior to the merger and that their stock options will remain outstanding following the merger. Under these agreements, these officers have agreed not to exercise their options except during certain limited exercise periods, and then only if certain additional conditions are satisfied. The first exercise period is scheduled to begin in June 2002. These officers would also have the right, exercisable during limited periods for five years following an option exercise, to sell the shares of our common stock received upon that option exercise to us at a price per share determined by an independent appraiser. In addition, we expect to increase the compensation of a portion of these officers following completion of the merger by an amount sufficient to compensate them for any decrease in overall compensation resulting from the merger and the rollover of their options. See 'Special Factors -- Interests of Certain Persons in the Merger -- Treatment of Stock Options' (page 42).

     under the merger agreement, we, as the surviving corporation in the merger, have agreed to honor all of our obligations to indemnify our current and former directors and officers for acts or omissions occurring prior to the effective time of the merger whether pursuant to our charter, bylaws, in individual indemnity agreements or otherwise. In addition, we, as the surviving corporation in the merger, have agreed to maintain directors' and officers' liability insurance on behalf of those directors and officers that are currently covered by our existing directors' and officers' liability insurance policies for a period of six years. Mikelsons and INDUS have agreed to indemnify Messrs. Tague, Wolff and Hlavacek against certain liabilities under the Exchange Act arising by reason of their status as filing persons of the Schedule 13E-3 filed with respect to the merger. See 'Special Factors -- Interests of Certain Persons in the
     Merger -- Indemnification of Officers and Directors' (page 42).



     ILFC has agreed to vote its shares of our Series B preferred stock in favor of the ILFC amendment and to modifications to the terms of the Series B preferred stock making it convertible into shares of our common stock following the merger, and we have agreed to purchase between 5% and 10% (with Amtran to determine the amount to be purchased) of their shares of Series B preferred stock at a price reflecting the merger consideration paid to holders of shares of our common stock. We currently expect to purchase 5% of the outstanding shares of Series B preferred stock. Assuming that we purchase 5% of its shares of Series B preferred stock and that ILFC converts all its remaining shares of Series B preferred stock following the merger, ILFC would own approximately 1,818,762 shares of our common stock. The ILFC amendment also modifies the redemption and termination of convertibility provisions to include a premium equal to the spread between $23 and the conversion price and increases the dividend rate on the Series B preferred stock upon the completion of the merger. See 'Special
     Factors -- Interests of Certain Persons in the Merger -- Proposed ILFC Amendment' (page 43).



     as part of our purchase and voting agreement with ILFC, we have also agreed to lease an additional Boeing 737-800 aircraft from ILFC beginning in 2004 and to pay ILFC an annual fleet consulting fee of $100,000 for four years following completion of the merger. See 'Special Factors -- Interests of Certain Persons in the Merger -- Proposed ILFC Amendment' (page 43).



     under the terms of the plan of merger and the merger agreement, our current directors (other than William P. Rogers, Jr., who is not standing for re-election at the annual meeting) and officers will also be the directors and officers of the surviving corporation. See 'Special
     Factors -- Interests of Certain Persons in the Merger -- Interests of Certain Directors' (page 44).



     Robert A. Abel, the sole member of the special independent director committee, is a partner in Blue & Co., LLC, an accounting firm which has provided tax and accounting services to us, Betaco, Inc. and Mikelsons in 2000. Blue & Co. billed Amtran $28,310 for tax and accounting services in 2000. Mikelsons is the sole owner of Betaco. Blue & Co. billed Betaco $20,835 for tax and accounting services provided to Betaco and Mikelsons in 2000. Mikelsons has advised us that he currently expects that Blue & Co. will continue to provide certain tax and accounting services to Amtran, Betaco and Mikelsons following the merger. See 'Special
     Factors -- Interests of Certain Persons in the Merger -- Interests of Certain Directors' (page 44).



     William P. Rogers, Jr., a director of Amtran, is a partner in Cravath, Swaine & Moore, which is acting as Mikelsons' legal advisor in this transaction. Cravath has provided legal services to us regularly and is expected to continue to do so. Cravath billed Amtran approximately $641,399 in fees and expenses for legal services rendered to Amtran in 2000. See 'Special Factors -- Interests of Certain Persons in the Merger -- Interests of Certain Directors' (page 44).



     at Mikelsons' request, Amtran engaged Salomon Smith Barney to act as financial advisor to Mikelsons and INDUS. In connection with this engagement, Amtran entered into an indemnity letter agreement with Salomon Smith Barney. See 'Special Factors -- Interests of Certain Persons in the Merger -- Amtran's Engagement of Salomon Smith Barney' (page 44).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    If the merger is consummated, the exchange of shares of common stock by a holder for the merger consideration will be a taxable transaction under the Internal Revenue Code of 1986, as amended. The merger will not be a taxable transaction for Amtran, INDUS or Mikelsons for United States federal income tax purposes. The merger will be a taxable transaction for Messrs. Tague, Wolff and Hlavacek. Because of the complexities of the tax laws, you are advised to consult your own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger. See 'Special Factors -- Certain Federal Income Tax Consequences' (page 39).


SHAREHOLDER LITIGATION RELATING TO THE MERGER


    We, along with our directors, have been named in three putative class actions, two filed in the state courts of Indiana and one in federal district court in Indiana. The plaintiffs in these lawsuits allege that we and our directors have breached and are breaching their fiduciary duties to the public shareholders of Amtran common stock. These plaintiffs seek, among other things, declaratory and injunctive relief. The defendants in these lawsuits have entered into a memorandum of understanding with each of the plaintiffs, subject to certain conditions, including court approval, providing for the settlement of the lawsuits described above. See 'Special Factors -- Shareholder Litigation Relating to the Merger' (page 40).


METHOD OF ACCOUNTING


    The merger will be accounted for as a purchase of INDUS by Amtran. See 'Special Factors -- Method of Accounting' (page 40).


REGULATORY AND OTHER APPROVALS


    The only U.S. federal or state regulatory requirements applicable to the merger and the ILFC amendment are the giving of notice of the merger to the U.S. Department of Transportation and the filing of articles of merger and articles of amendment with the Secretary of State of Indiana. On August 7, 2001, we provided notice of the merger to the U.S. Department of Transportation. See 'Special Factors -- Regulatory and Other Approvals' (page 40).


                              THE MERGER AGREEMENT

THE MERGER


    Under the merger agreement, INDUS will be merged with and into Amtran, with Amtran as the surviving corporation. As a result of the merger, Mikelsons will own all the outstanding shares of our common stock and each share of our common stock outstanding at the time the merger is completed, other than shares held by us and our subsidiaries, Mikelsons or any Mikelsons Affiliate, will be converted automatically into the right to receive $23 per share in cash, without interest. See 'The Merger Agreement -- The Merger' (page 46).


SURRENDER OF CERTIFICATES


    We, as the surviving corporation in the merger, will deposit with the paying agent, National City Bank, an amount of cash sufficient to pay our former shareholders $23 per share of our common stock upon valid surrenders of share certificates. After completion of the merger, National City Bank will send to each shareholder of record at the time of the merger a letter of transmittal and detailed instructions specifying the procedures for surrendering share certificates. YOU SHOULD NOT SEND YOUR SHARE CERTIFICATES TO AMTRAN. YOU SHOULD NOT SEND SHARE CERTIFICATES TO NATIONAL CITY BANK UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL. Upon the valid surrender of a share certificate, National City Bank will issue to the surrendering holder a check representing an amount of cash equal to $23 per share of our common stock formerly represented by the share certificates surrendered to National City Bank. See 'The Merger
Agreement -- Payment for Shares; Procedures for Surrender of Certificates'
(page 47).

CONDITIONS TO THE MERGER

    Consummation of the merger is subject to the following conditions:

     approval of the merger, the plan of merger, the merger agreement and the ILFC amendment by the holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting;

     approval of the merger, the plan of merger and the merger agreement by the holders of a majority of the outstanding shares of common stock voting at the annual meeting not owned by Mikelsons or any Mikelsons Affiliate;

     approval of the ILFC amendment by the holders of a majority of the shares of Series B preferred stock outstanding and entitled to vote at the annual meeting;

     that there is no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger; prior to asserting this condition the parties must have used all reasonable best efforts to prevent the entry of that injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered;

     the absence of any pending suit, action or proceeding by any governmental entity, which has a substantial likelihood of success, (i) challenging the acquisition by INDUS or Mikelsons of any shares of our common stock, seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated under the merger agreement or seeking to obtain from us, INDUS or Mikelsons any damages that are material in relation to Amtran and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by us or any of our subsidiaries of any material portion of our business or assets or to compel us or any of our subsidiaries to dispose of or hold separate any material portion of our business or assets as a result of the merger or any other transaction contemplated under the merger agreement, (iii) seeking to impose material limitations on the ability of INDUS or Mikelsons to acquire or hold, or exercise full rights of ownership of, any shares of our common stock, including the right to vote their shares of our common stock on all matters properly presented to our shareholders or (iv) seeking to prohibit Mikelsons from effectively controlling in any material respect the business or operations of Amtran and its subsidiaries;

     the absence of any event since the date of the merger agreement which would have a material adverse effect on Amtran and its subsidiaries, taken as a whole;

     ATA receiving the financing contemplated by the commitment letter on substantially the terms and conditions contemplated by the commitment letter;

     the correctness of all representations and warranties of Amtran and INDUS which are qualified as to materiality (and the correctness in all material respects of representations and warranties of Amtran and INDUS which are not qualified as to materiality) as of the date of the merger agreement and the date of the closing of the merger; and

     the compliance in all material respects with their obligations under the merger agreement by Amtran and INDUS.


    See 'The Merger Agreement -- Conditions to the Closing of the Merger' (page 51).


TERMINATION

    The merger agreement may be terminated, among other things:

     by either party if the merger is not completed by October 31, 2001, and the party seeking to terminate is not in material breach (excluding any breach by us without the consent of the single member special independent director committee);

     by either party, for a breach of representations and warranties or the failure to perform in all material respects by the other party, which breach is not or cannot be cured within 30 days after notice by the non-breaching party (excluding certain breaches by Amtran which are inconsistent with or contrary to the direction of the single member special independent director committee or taken at the direction of Mikelsons or any Mikelsons Affiliate);

     by INDUS, if the single member special independent director committee or the Amtran board of directors withdraws or modifies, or proposes to withdraw or modify, its recommendation; or

     by either party, if the required shareholder approval is not obtained.

    Amtran may only teminate the merger agreement at the direction of the single member special independent director committee.


    See 'The Merger Agreement -- Termination' (page 52).


DISSENTERS' RIGHTS


    Under Indiana law, because shares of our common stock are quoted on the Nasdaq Stock Market, shareholders are not entitled to dissenters' rights in connection with the merger. See 'Dissenters' Rights' (page 54).


                        RECENT MARKET PRICE INFORMATION


    Shares of our common stock are quoted on the Nasdaq Stock Market under the ticker symbol 'AMTR'. On May 16, 2001, the last trading day before the public announcement of the delivery of Mikelsons' proposal to the board of directors, the reported closing price for shares of our common stock was $12.60 per share. On June 18, 2001, the last trading day before the public announcement of the execution of the merger agreement, the reported closing price for shares of our common stock was $18.09 per share. On September 5, 2001, the date of this proxy statement, the reported closing price for shares of our common stock was $22.50 per share. See 'Market Price and Dividend Information' (page 56).

                      AMENDED AND RESTATED PROXY STATEMENT

                               TABLE OF CONTENTS

AMENDED AND RESTATED PROXY STATEMENT SUMMARY TERM SHEET.....    i
    The Parties.............................................    i
    The Annual Meeting......................................    i
    Special Factors.........................................  iii
    The Merger Agreement.................................... viii
    Recent Market Price Information.........................    x
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................    3
THE ANNUAL MEETING..........................................    4
    Date, Place and Time....................................    4
    Purpose of the Annual Meeting...........................    4
    Record Date; Quorum.....................................    4
    Voting Rights; Vote Required............................    4
    Proxies.................................................    5
    Solicitation of Proxies.................................    5
SPECIAL FACTORS.............................................    6
    Background of the Merger................................    6
    Purpose and Structure of the Merger.....................   16
    The Single Member Special Independent Director
     Committee..............................................   17
    Recommendations of the Single Member Special Independent
     Director Committee and Board of Directors..............   17
    Fairness of the Merger..................................   18
    Opinion of Financial Advisor to the Single Member
     Special Independent Director Committee.................   23
    Position of the Filing Persons Regarding Fairness of the
     Merger.................................................   31
    Projections.............................................   33
    Plans for Amtran after the Merger.......................   36
    Certain Effects of the Merger...........................   36
    Source and Amount of Funds..............................   38
    Certain Federal Income Tax Consequences.................   39
    Shareholder Litigation Relating to the Merger...........   40
    Method of Accounting....................................   40
    Regulatory and Other Approvals..........................   40
    Interests of Certain Persons in the Merger..............   41
THE PARTIES.................................................   44
    Amtran..................................................   44
    INDUS...................................................   45
    Mikelsons...............................................   45
    Tague, Wolff and Hlavacek...............................   46
THE MERGER AGREEMENT........................................   46
    The Merger..............................................   46
    What You Will Receive in the Merger.....................   46
    Effective Time of the Merger............................   47
    Payment for Shares; Procedures for Surrender of
     Certificates...........................................   47
    Treatment of Stock Options..............................   48
    Representations and Warranties..........................   48
    Interim Operations Pending Completion of the Merger.....   49
    Withdrawal or Modification of Recommendation............   50
    Expenses................................................   50
    Additional Covenants....................................   50
    Conditions to the Closing of the Merger.................   51

    Termination.............................................   52
    Amendment; Waiver.......................................   53
    Provisions for Unaffiliated Security Holders............   54
DISSENTERS' RIGHTS..........................................   54
SUMMARY FINANCIAL DATA......................................   55
MARKET PRICE AND DIVIDEND INFORMATION.......................   56
PRIOR STOCK PURCHASES.......................................   56
ESTIMATED FEES AND EXPENSES OF THE MERGER...................   56
ELECTION OF DIRECTORS.......................................   57
    General.................................................   57
    Nominees................................................   57
    Information Concerning the Board of Directors...........   58
    Compensation of Directors...............................   59
    Section 16(a) Beneficial Ownership Reporting
     Compliance.............................................   59
    Certain Relationships and Related Party Transactions in
     2000...................................................   59
EXECUTIVE COMPENSATION AND STOCK OPTIONS....................   60
    Report of Compensation Committee on Executive
     Compensation...........................................   60
    Summary of Cash and Certain Other Compensation..........   62
RATIFICATION OF THE SELECTION OF ERNST & YOUNG, LLP AS
  INDEPENDENT ACCOUNTANTS...................................   66
    General.................................................   66
    Audit Fees..............................................   66
    Financial Information Systems Design and Implementation
     Fees...................................................   66
    Other Fees..............................................   66
    Other Matters...........................................   66
    Report of the Audit Committee...........................   66
STOCK OWNERSHIP.............................................   68
    Security Ownership of Certain Beneficial Owners and
     Management.............................................   68
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING...............   69
OTHER MATTERS...............................................   69
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   69
WHERE YOU CAN FIND MORE INFORMATION.........................   70
Annex A
    Agreement and Plan of Merger............................  A-1
Annex B
    ILFC Agreement..........................................  B-1
Annex C
    Form of Opinion of Dresdner Kleinwort Wasserstein,
     Inc....................................................  C-1
Annex D
    Audit Committee Charter.................................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as an Amtran shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: WHAT IS THE PROPOSED TRANSACTION?


A: J. George Mikelsons, founder, Chairman and 72% shareholder of Amtran, is proposing to acquire all the common stock of Amtran that he does not currently own through a merger between INDUS and Amtran. If the merger is completed, you will be entitled to receive $23 in cash, without interest, for each share of our common stock that you own on the date of the merger. As a result of the merger, Mikelsons will become the sole common shareholder of Amtran. As of September 5, 2001, Mikelsons owned 8,271,200 shares of our common stock, which represented approximately 72% of the outstanding shares of our common stock on that date.


Q: WHAT IS MY BOARD OF DIRECTORS' VIEW REGARDING THE MERGER?

A: Your board of directors, acting on the recommendation of a single member special independent director committee of your board of directors, has determined that the merger is fair to and in the best interests of Amtran and the holders of shares of our common stock (other than Mikelsons and any Mikelsons Affiliate). Your board of directors unanimously recommends that you vote for approval of the merger, the plan of merger, the merger agreement and the ILFC amendment.

Q: WHY ARE THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE AND MY BOARD
   OF DIRECTORS RECOMMENDING THE MERGER, THE PLAN OF MERGER, THE MERGER AGREEMENT AND THE ILFC AMENDMENT?


A: The single member special independent director committee and board of directors believe that the merger is fair to and in the best interests of Amtran and the holders of shares of our common stock (other than Mikelsons and any Mikelsons Affiliate). The single member special independent director committee received an opinion from Dresdner Kleinwort Wasserstein, Inc. that, as of June 18, 2001, based on and subject to the limitations set forth in its opinion, the $23 in cash per share to be received by holders of shares of Amtran common stock (other than Mikelsons and any Mikelsons Affiliate) was fair to those holders from a financial point of view. The single member special independent director committee's reasons for recommending the merger to your board of directors and your board of directors' reasons for recommending approval of the merger, the plan of merger, the merger agreement and the ILFC amendment are contained on pages 17 through 23 of this proxy statement.


Q: IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF AMTRAN
   COMMON STOCK?

A: You will receive $23 in cash, without interest, for each share of our common stock you own at the time of the merger, upon valid surrender of your share certificates.

Q: WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: Assuming that ATA is able to obtain the financing to pay the merger consideration and the other conditions to the merger are met at that time, we expect to close the transaction during the second week of October 2001.

Q: FOLLOWING THE TRANSACTION, WILL AMTRAN CONTINUE AS A PUBLIC COMPANY?

A: No. After the merger takes place, Mikelsons will own all the common stock of Amtran. Shares of our common stock will no longer be eligible to be quoted on the Nasdaq Stock Market; however, Amtran will continue to make certain filings with the Securities and Exchange Commission as required under its indentures. Holders of our Series A1 preferred stock, Boeing Capital Corporation, and Series B preferred stock, ILFC, will continue to hold their interests in Amtran. In addition, Amtran and its subsidiaries will continue to have certain classes of debt securities that are publicly held.

Q. WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this proxy statement, please vote your shares of Amtran common stock as soon as possible. You may vote your shares (1) by returning the enclosed YELLOW proxy card or (2) by voting in person at the annual meeting of shareholders. Even if you previously submitted a blue proxy card, you will need to submit the enclosed YELLOW proxy card to vote by proxy at the annual meeting.

Q. WHAT SHOULD I DO WITH THE BLUE PROXY CARD YOU SENT ME PREVIOUSLY?

A. Please discard the blue proxy card we sent you previously. You may not use blue proxy cards to vote at the annual meeting.

Q. IF MY SHARES OF AMTRAN COMMON STOCK ARE HELD FOR ME BY MY BROKER, WILL MY BROKER VOTE THOSE SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your Amtran shares, using the instructions provided by your broker.

Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You may revoke your proxy by notifying the Secretary of Amtran in writing or by submitting a new YELLOW proxy card, in either case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the annual meeting and voting in person. However, simply attending the annual meeting without voting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q. DO I NEED TO ATTEND THE ANNUAL MEETING IN PERSON?

A. No. It is not necessary for you to attend the annual meeting in order to vote your Amtran shares.

Q. SHOULD I SEND IN MY AMTRAN SHARE CERTIFICATES NOW?

A. No. After the merger is completed, National City Bank will send you written instructions for exchanging your Amtran share certificates for the merger consideration, which will include procedures for the electronic delivery of shares.

Q. WILL I OWE TAXES AS A RESULT OF THE MERGER?


A. The merger will be a taxable transaction for holders of shares of Amtran common stock. As a result, the cash you receive in the merger for your shares of Amtran common stock will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between
   (1) the amount of cash you receive and (2) the tax basis of your shares of Amtran common stock. Refer to the section entitled 'Special
   Factors -- Certain Federal Income Tax Consequences' on page 39 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.


Q. WHAT OTHER MATTERS WILL BE VOTED ON AT THE ANNUAL MEETING?

A. You also will be asked to vote on the election of six directors and the ratification of selection of Ernst & Young, LLP as independent accountants for the fiscal year ending December 31, 2001.

Q. WHERE CAN I FIND MORE INFORMATION ABOUT AMTRAN?


A. Amtran files periodic reports and other information with the Securities and Exchange Commission (the 'SEC'). Amtran's SEC File Number is 000-21642. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available at the offices of Nasdaq and at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see pages 69 and 70 of this proxy statement.


Q. WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have questions about the merger after reading this proxy statement or need assistance in voting your shares, you should contact our proxy solicitor, Georgeson Shareholder Communications Inc. at 17 State Street, New York, NY 10004, (800) 223-2064.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

    This proxy statement, including through the incorporation by reference of certain documents filed, and other statements made, from time to time by Amtran and the filing persons, or their respective affiliates or representatives, contains certain forward-looking statements. These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the proposed transaction. The following factors, among others, could cause actual results to differ materially from those described herein: the inability to obtain financing to pay the proposed transaction consideration; the costs related to the proposed transaction; litigation challenging the proposed transaction; and other economic, business, competitive and/or regulatory factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Except to the extent required under the federal securities laws, Amtran and the filing persons are not under any obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

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                               THE ANNUAL MEETING

DATE, PLACE AND TIME

    The annual meeting of shareholders of Amtran which was previously adjourned on May 29, 2001, is scheduled to be reconvened as follows:


                                October 10, 2001
                          7337 West Washington Street
                             Indianapolis, Indiana
                             8:00 a.m., local time


PURPOSE OF THE ANNUAL MEETING

    At the annual meeting our shareholders will consider and vote on the following matters:

     the merger between INDUS and Amtran, the plan of merger, attached as Exhibit A to the merger agreement, the Agreement and Plan of Merger dated as of June 18, 2001 between INDUS Acquisition Company ('INDUS') and Amtran;

     an amendment and restatement of Article XII of our Articles of Incorporation to modify the terms of Amtran's Series B preferred stock (the 'ILFC Amendment') held by ILFC pursuant to a Purchase and Voting Agreement dated as of May 16, 2001 between Amtran and ILFC (the 'ILFC Agreement');

     the election of six directors to the Amtran board of directors to serve until the next annual meeting; and

     the ratification of the selection of Ernst & Young, LLP as independent accountants for the fiscal year ending December 31, 2001 and to transact any other business that is properly brought before the annual meeting or any adjournment thereof.

RECORD DATE; QUORUM

    Your board of directors has set the close of business on August 20, 2001 as the new record date (the 'Record Date') for determining shareholders entitled to notice of and to vote at the annual meeting. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock at the annual meeting is required to constitute a quorum for transaction of business at the annual meeting. At the close of business on the Record Date, there were 11,501,079 shares of our common stock outstanding held by approximately 248 holders of record and 1,710,658 treasury shares and there were 300 shares of our Series B preferred stock outstanding held by ILFC, the sole holder of record.

VOTING RIGHTS; VOTE REQUIRED

    Holders of shares of our common stock are entitled to one vote for each share of our common stock that they owned on the Record Date.

    Under the Indiana Business Corporation Law (the 'IBCL') or the merger agreement, the following votes will be required to approve matters submitted to the annual meeting:

Approval of the merger and related matters

     the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting to approve the merger, the plan of merger and the merger agreement; failures to vote and abstentions will count as votes against these items;

     the affirmative vote of the holders of a majority of the shares of our common stock not owned by Mikelsons or any Mikelsons Affiliate voting at the annual meeting to approve the merger, the plan of merger and the merger agreement; failures to vote and abstentions will have no effect on whether this approval is obtained;

     the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting to approve the ILFC Amendment; failures to vote and abstentions will count as votes against these items; and the affirmative vote of the holders of a majority of the outstanding shares of our Series B preferred stock, voting as a separate class, to approve the ILFC Amendment; a failure to vote or an abstention by ILFC (as the sole holder of our Series B preferred stock) would count as a vote against the ILFC Amendment; ILFC has agreed to vote in favor of the ILFC Amendment and has granted an irrevocable proxy to Kenneth K. Wolff and James W. Hlavacek to vote its shares of Series B preferred stock with respect to the ILFC Amendment.

Election of directors

     a plurality of the votes cast by holders of shares of common stock entitled to vote at the annual meeting to elect new directors to serve until the next annual meeting of shareholders; failures to vote and abstentions will have no effect on the election of directors; Mikelsons, as the owner of approximately 72% of the outstanding shares of our common stock, has sufficient voting power to ensure the election of the six nominees for director.

Ratification of the selection of Ernst & Young

     more votes are cast in favor than are cast against the ratification of the selection of Ernst & Young as independent accountants for the fiscal year ending December 31, 2001; failures to vote and abstentions will have no effect on the ratification of the selection of Ernst & Young; Mikelsons, as the owner of approximately 72% of the outstanding shares of our common stock, has sufficient voting power to ensure the ratification of the selection of Ernst & Young.

PROXIES

    A new form of proxy card for your use at the annual meeting accompanies this proxy statement. In order to vote by proxy at the annual meeting, you must use the YELLOW proxy card enclosed with this proxy statement, even if you previously submitted a blue proxy card. Please discard any blue proxy card we sent you previously. You may not use blue proxy cards to vote at the annual meeting. All properly executed YELLOW proxy cards that are received prior to or at the annual meeting and not revoked will be voted at the annual meeting in the manner specified. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy card in the envelope provided.

    You may revoke your proxy at any time before it is voted by:

     delivering a written notice of revocation of proxy prior to the annual meeting to Brian T. Hunt, Secretary, Amtran, Inc., 7337 West Washington Street, Indianapolis, Indiana 46231;

     delivering to us a duly executed YELLOW proxy card bearing a later date prior to the annual meeting; or

     attending the annual meeting and voting in person.

    However, simply attending the annual meeting without voting will not revoke your proxy.

    If you own your shares of our common stock in 'street name', you should follow your broker's instructions concerning how to change your vote.

    YOU SHOULD NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARD. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR SHARE CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

SOLICITATION OF PROXIES

    We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, facsimile, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of our common stock held of record by these persons, and we will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses upon request. We have retained Georgeson Shareholder Communications Inc. to coordinate the solicitation of proxies for a fee of $7,500, plus reimbursable expenses and custodial charges.

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                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    Amtran offered shares of its common stock to the public in 1993 at a price of $16 per share. From time to time since its public offering, Mikelsons and Amtran have considered possible strategic alternatives to remaining a public company with Mikelsons as the majority shareholder.

    During 1998, Amtran engaged Salomon Smith Barney to assist Amtran in a review of its strategic alternatives. As part of this process, a number of members of the airline industry were contacted with respect to their interest in a possible strategic transaction with Amtran. This process led another airline company (the 'industry buyer') to initiate discussions beginning in December 1998 with respect to a possible acquisition of Amtran. Those discussions continued intermittently through the first three fiscal quarters of 1999. In April 1999, Amtran and the industry buyer entered into a confidentiality agreement (including a 2-year standstill) and the industry buyer, together with its financial advisors, engaged in a due diligence review of Amtran throughout the summer of 1999. The discussions with the industry buyer involved a possible acquisition of Amtran for stock or a mix of cash and stock. In the third quarter of 1999, the industry buyer withdrew from discussions as a result of the decline in airline industry conditions, as well as a decline in the financial prospects of the industry buyer and Amtran and the trading prices of the industry buyer's common stock.

    While the discussions with the industry buyer were taking place and after obtaining the consent of the Amtran board of directors, Messrs. Tague, Wolff and Hlavacek engaged a second financial advisor to identify potential financial sponsors to participate with management in a leveraged buy-out of Amtran. As a result of this process, Amtran senior management began preliminary discussions with Apollo Management, L.P., a private equity fund ('Apollo'), in the spring of 1999. On May 28, 1999, Amtran entered into a confidentiality agreement (including a 2-year standstill) with Apollo. During the second and third quarters of 1999, Apollo made several indicative proposals, each of which was subject to numerous conditions, for leveraged recapitalization transactions involving Amtran. In the fall of 1999, discussions between Amtran and Apollo ended.

    After discussions with Apollo commenced, the Amtran board of directors formed a single member special independent director committee (composed of Robert A. Abel) to consider possible strategic alternatives available to Amtran, including possible transactions with the industry buyer and Apollo.

    In February 2000, discussions with Apollo restarted when a representative of Apollo contacted Mr. Tague. Thereafter, members of Amtran senior management worked with Apollo to prepare a revised leveraged recapitalization proposal. In March 2000, Apollo submitted an indicative proposal for a leveraged recapitalization in which all holders of shares of Amtran common stock would have received $25 per share in cash for 96% of their shares and would retain 4% of their shares of common stock as a continuing interest in Amtran. This indicative proposal was subject to numerous substantive conditions, including satisfactory completion of a due diligence review of Amtran's business. Over the next several months, Amtran senior management, representatives of Salomon Smith Barney and Cravath, Swaine & Moore engaged in extensive discussions with representatives of Apollo regarding the terms and structure of this proposal.

    In response to the proposal from Apollo, at the direction of Mikelsons, a representative of Salomon Smith Barney contacted several other airlines regarding their possible interest in a transaction with Amtran. Discussions with the industry buyer were reinitiated during this period but were terminated shortly thereafter. On May 27, 2000, Mikelsons discussed a possible transaction with Amtran with executives of another airline. None of these inquiries resulted in proposals.

    On May 30, 2000, Amtran entered into an exclusivity agreement with Apollo providing for a one-month exclusivity period, subject to extension by the parties. During the exclusivity period, Apollo engaged in extensive due diligence on Amtran and met regularly with members of Amtran senior management. In July 2000, representatives of Apollo and Amtran senior management presented the March 2000 proposal to the credit rating agencies. In response to concerns raised by the rating agencies, Apollo made a revised indicative proposal, subject to a number of substantive conditions, in which all holders of shares of Amtran common stock would have received $21 per share in cash and $3 in principal amount of subordinated notes for 96% of their shares of Amtran common stock and would have retained 4% of their shares of Amtran common stock. After negotiations regarding this proposal, Apollo further revised its indicative proposal to $21 per share in cash and preferred stock with a liquidation amount of $3 per share for 96% of the outstanding shares of Amtran common stock. After considering this revised proposal from Apollo, in September 2000, Mikelsons informed Apollo that he was not interested in participating in the proposed recapitalization transaction. Following this decision, Amtran and that single member special independent director committee ended discussions with Apollo.

    After the negotiations with Apollo ended, Amtran increased market repurchases of shares of Amtran common stock. Beginning in late December 2000, Messrs. Mikelsons and Tague discussed the possibility of a transaction in which Amtran would be taken private. On January 8, 2001, Mr. Tague contacted a representative of Salomon Smith Barney to request a meeting to discuss a possible transaction to take Amtran private. On January 12, 2001, Messrs. Mikelsons, Tague and Wolff met with representatives of Salomon Smith Barney and Citicorp USA, Inc. to discuss whether such a transaction would be feasible given industry conditions. During the several weeks following this meeting, Messrs. Mikelsons, Tague and Wolff communicated with representatives of Salomon Smith Barney and Citicorp regarding the possible structure and financing of this type of transaction. Due to the possibility of a going-private transaction, Amtran senior management suspended stock repurchases on January 8, 2001.


    On January 25, 2001, William P. Rogers, Jr., a partner at Cravath, and a director of Amtran, was contacted by senior officers of Amtran regarding a possible going-private transaction. Representatives of Salomon Smith Barney and Cravath (including Mr. Rogers) also discussed with Messrs. Tague and Wolff the possible structures for and the timing of such a transaction. On January 26, 2001, Mr. Rogers contacted Benjamin F. Stapleton of Sullivan & Cromwell ('S&C'), who had represented the previously formed single member special independent director committee, to inform him that another special independent director committee might be needed.


    During the following month, Messrs. Mikelsons, Tague and Wolff participated in a number of conference calls and meetings with Mr. Rogers and other attorneys at Cravath regarding possible structures for a transaction, the limitations on restricted payments contained in Amtran's indentures and the impact of the proposed transaction on the outstanding shares of Series B preferred stock, which are convertible into shares of Amtran common stock, held by ILFC. Messrs. Tague and Wolff also discussed with Mr. Rogers and other attorneys at Cravath the effect of the proposed transaction on Amtran's stock options and discussed possible structures in which stock options held by Amtran's senior officers could remain outstanding instead of being cashed out. During the same period, members of Amtran's strategic planning department discussed with representatives of Salomon Smith Barney and Citicorp a draft of a 5-year business plan that Amtran's senior officers had produced and the financial model underlying that plan. During February and early March, 2001, Messrs. Tague and Wolff began negotiations (via telephone conference and in person) with Salomon Smith Barney and Citicorp regarding the financing terms for a possible transaction.

    In early February 2001, Mr. Wolff contacted another financial institution (the 'alternative financial advisor') about providing financing and advisory services with respect to the possible transaction. On several occasions during March 2001, the alternative financial advisor discussed the financing and structure of the possible transaction with representatives of Cravath (including Mr. Rogers) and Amtran senior management. Representatives of the alternative financial advisor also discussed possible financing terms with Mr. Wolff and representatives of Cravath (including Mr. Rogers) throughout March and April 2001. Mikelsons also continued to pursue negotiations with representatives of Salomon Smith Barney and Citicorp regarding the terms and conditions of a commitment letter.

    Beginning in the last week of March 2001, a representative of Apollo placed telephone calls to Messrs. Mikelsons and Tague and representatives of Salomon Smith Barney. On April 2, 2001, a representative of Apollo sent a letter to Mikelsons, with a copy to Salomon Smith Barney, expressing continued interest in a transaction involving Amtran. This letter was discussed at a meeting on April 3, 2001, among Messrs. Tague and Wolff and representatives of Salomon Smith Barney and Cravath (including
Mr. Rogers). Negotiations over the terms of Salomon Smith Barney and Citicorp's commitment letter also continued throughout this week.

    On April 5, 2001, at the request of Mikelsons, representatives of Salomon Smith Barney contacted a representative of Apollo to respond to the April 2 letter. In this conversation, the representative of Apollo stated that it remained interested in a transaction with Amtran but was prevented from making a proposal by the standstill provision contained in the confidentiality agreement which it had previously entered into with Amtran. The representative of Apollo stated that he had heard rumors that Mikelsons was considering a possible transaction to take Amtran private and that Apollo would be interested in participating as a minority partner in such a transaction.

    On April 6, 2001, following telephone conversations among Messrs. Mikelsons, Tague and Rogers and representatives of Salomon Smith Barney, Mr. Tague and representatives of Salomon Smith Barney then placed a telephone call to representatives of Apollo. At the request of Mikelsons, a representative of Salomon Smith Barney informed the representatives of Apollo that Mikelsons was not interested in selling his stake in Amtran to Apollo or participating in a transaction with Apollo, but that Amtran would waive the standstill provision to permit Apollo to communicate a proposal to the Amtran board of directors if it wished to do so. In response, a representative of Apollo indicated that it would be interested in making such a proposal and requested updated non-public information with respect to Amtran. Based on their understanding of Mikelsons' lack of interest in selling his shares of Amtran common stock, members of Amtran management rejected this request. On April 11, 2001, Apollo sent a letter to Messrs. Mikelsons and Tague and a representative of Salomon Smith Barney proposing to purchase all the outstanding shares of Amtran common stock for $20 per share in cash, subject to satisfactory completion of additional due diligence; the letter stated that Apollo might be prepared to offer a price in excess of $20 per share based on the results of a due diligence update. Apollo also indicated that it would be interested in participating, in a minority role, in a transaction in which Amtran was taken private.

    In early April 2001, Mr. Rogers discussed with Mr. Abel the possibility of Mikelsons proposing to take Amtran private and the need to constitute another special independent director committee to consider any proposal that Mikelsons might make. Mr. Abel indicated that he would be willing to serve in that capacity again. Mr. Abel subsequently retained S&C to act as independent legal advisor to the single member special independent director committee. Messrs. Abel and Stapleton discussed the process of retaining a financial advisor for the single member special independent director committee and several investment banks were contacted. By unanimous written consent dated April 18, 2001, the Amtran board of directors formed a single member special independent director committee composed of Mr. Abel.

    During the week beginning April 16, 2001, Mr. Abel, together with representatives of S&C, received presentations from three investment banks being considered to represent the single member special independent director committee, including DrKW.

    During that same week, Messrs. Tague and Wolff, with the assistance of representatives of Salomon Smith Barney and Cravath (including Mr. Rogers), prepared a draft term sheet to be presented to ILFC regarding the proposed modification of the terms of their shares of Amtran Series B preferred stock. Mr. Wolff sent this term sheet to ILFC, following the execution of a confidentiality agreement by ILFC on April 24, 2001. This draft term sheet proposed changes to the conversion and antidilution provisions of the Series B preferred stock to provide for periodic appraisals to reflect the absence of a public market for shares of Amtran's common stock upon completion of a transaction in which Amtran was taken private and that ILFC agrees not to convert its shares of Series B preferred stock prior to completion of the proposed transaction.

    In mid-April 2001, Messrs. Tague and Wolff met with representatives of Bank One, NA to discuss Bank One NA's interest in participating in the financing of a possible transaction.

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    On April 24, 2001, a representative of Apollo placed a telephone call to
Mr. Tague. After discussing this telephone call with Mr. Rogers, Mr. Tague returned the telephone call to the representative of Apollo, and informed the representative of Apollo that Mikelsons was not interested in participating in a transaction with Apollo.

    Between April 24, 2001 and May 3, 2001, Messrs. Tague and Wolff, together with representatives of Cravath, further negotiated the draft commitment letter from Salomon Smith Barney and Citicorp and the draft commitment letter from the alternative financial advisor commitment letter. On May 3, 2001, Salomon Smith Barney and Citicorp delivered a final form of commitment letter to Amtran. Discussions with the alternative financial advisor ceased at this time.

    On April 26, 2001, a representative of ILFC called Mr. Wolff regarding ILFC's view that additional modifications to the terms of the Series B preferred stock would be appropriate in connection with a transaction in which Amtran would be taken private. The additional modifications suggested by ILFC included an increase in the dividend rate on the Series B preferred stock, an increase in the redemption premium to reflect the going-private transaction, the repurchase of a portion of ILFC's shares of Series B preferred stock, increased voting and governance rights, and commitments by Amtran to enter into operating lease agreements with ILFC with respect to additional aircraft. A representative of ILFC delivered a term sheet containing those proposals to Amtran on April 30. Messrs. Tague and Wolff reviewed ILFC's term sheet with representatives of Salomon Smith Barney and Cravath (including Mr. Rogers) on May 2, 2001.

    On April 27, 2001, Mr. Rogers called Mr. Stapleton to inform him that an agreement in principle had been reached with Salomon Smith Barney and Citicorp with respect to the financing of a possible transaction and to discuss the possible timing of a proposal by Mikelsons.

    On May 3, 2001, Messrs. Mikelsons, Tague and Wolff met with representatives of William M. Mercer and Cravath (including Mr. Rogers) to provide advice to Mikelsons on compensation issues, including the proposal for senior officers to roll their options forward.

    Later on May 3, Messrs. Mikelsons, Tague and Wolff met with representatives of Salomon Smith Barney, Citicorp and Cravath (including Mr. Rogers) to review ILFC's proposed terms and to discuss the overall timing of a possible transaction. On May 4, 2001, following these discussions, Mr. Wolff sent revised term sheets to representatives of ILFC. These revised term sheets contained two alternative responses to ILFC's proposed modifications to the terms of the Series B preferred stock. The first alternative contemplated that the Series B preferred stock would continue to be convertible into shares of Amtran common stock but the redemption premiums would be increased to reflect the transaction price. The second response modified the terms of the Series B preferred stock to eliminate the conversion feature and provided that the dividend rate on shares of Series B preferred stock be increased to a rate comparable to the rate on the Series A1 preferred stock. On May 7, 2001, Messrs. Tague and Wolff, together with a representative of Salomon Smith Barney, met with representatives of ILFC to negotiate the terms of the modifications to the Series B preferred stock. On May 9, 2001, representatives of Cravath sent draft agreements to representatives of ILFC.

    On May 8, 2001, the single member special independent director committee decided to retain DrKW as its financial advisor based on DrKW's experience in representing special committees, the fact that DrKW had not worked with Amtran in the past and DrKW's fee structure.

    On May 11, 2001, Mr. Wolff and Charles Fuller, Director of Strategic Planning of Amtran, met with representatives of General Electric Capital Aviation Services, one of Amtran's main sources of aircraft financing, and disclosed that Mikelsons was considering taking Amtran private. At this meeting, General Electric Capital Aviation Services entered into a confidentiality agreement with respect to this information. On May 14, 2001, Messrs. Wolff and Fuller held a similar meeting over dinner with representatives of Boeing Capital Corporation. At this meeting, Boeing Capital Corporation entered into a confidentiality agreement with respect to this information.

    In addition, on May 14, representatives of S&C sent Mr. Rogers a due diligence request prepared by DrKW.

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    On May 15, 2001, following consultation with his financial and legal advisors, Mikelsons determined to submit a proposal to take Amtran private at $21 per share in cash.

    On May 15, 2001, representatives of Cravath and counsel for ILFC finalized the agreements modifying the terms of the Series B preferred stock. These agreements were executed and delivered by the parties on the afternoon of May 16, 2001.

    Following the close of the stock markets on May 16, copies of Mikelsons' letter proposing to take Amtran private for $21 per share in cash and the Salomon Smith Barney and Citicorp commitment letter were sent to the members of the Amtran board of directors and S&C. Later that afternoon, the Amtran board of directors met telephonically to review Mikelsons' proposal and related matters. Among the matters considered at this meeting was a request by Mikelsons that Amtran enter into an engagement letter with Salomon Smith Barney on his behalf.

    After discussing these matters, the members of the Amtran board of directors, other than Messrs. Mikelsons and Rogers, who each abstained, voted to refer Mikelsons' proposal and related matters to the single member special independent director committee for consideration and to authorize Amtran to enter into an engagement letter with Salomon Smith Barney. That evening Amtran issued a press release announcing receipt of Mikelsons' proposal and that the Amtran board of directors had referred that proposal to the single member special independent director committee. Mr. Tague also executed the engagement letter with Salomon Smith Barney on behalf of Amtran that evening.

    On May 17, 2001, Messrs. Tague and Wolff and representatives of Salomon Smith Barney and Cravath (including Mr. Rogers) had a conference call with representatives of S&C and DrKW regarding the process that the single member special independent director committee was planning to undertake (including due diligence to be conducted by DrKW and S&C). Representatives of Cravath also sent DrKW due diligence materials provided to Cravath by Amtran. These due diligence materials were supplemented by additional materials on May 18 (including the 5-year plans prepared by Amtran management dated April 19, 2001 and May 16,
2001).

    Also, on May 17, Amtran and the seven members of its board of directors were named as defendants in two putative class action lawsuits filed in the Marion County Court in Indianapolis. Amtran was served with copies of these complaints by certified mail on May 21, 2001.

    On May 21, 2001, representatives of S&C visited a data room at the offices of Cravath containing due diligence materials provided by Amtran and were provided with copies of the data room materials which they requested.

    On May 22, 2001, representatives of Cravath sent a draft form of merger agreement to representatives of S&C.

    On May 23, 2001, DrKW provided Mr. Rogers with a list of topics which the single member special independent director committee and DrKW would be interested in discussing with Mikelsons. The topics covered included Mikelsons' reasons for taking Amtran private, Mikelsons' basis for concluding his $21 per share offer was fair, Mikelsons' intentions with respect to a sale of his shares following the proposed transaction, prior discussions involving Apollo and the industry buyer and whether other investors would be participating with Mikelsons in the transaction. In the morning of May 24, 2001, representatives of Cravath (including Mr. Rogers) discussed with Mikelsons the questions posed by DrKW. Also present on this telephone call were Messrs. Tague and Wolff and representatives of Salomon Smith Barney.

    In the evening of May 24, Messrs. Tague, Wolff, Rogers and Abel attended a dinner meeting with representatives of DrKW, S&C and Salomon Smith Barney in Chicago, Illinois. At dinner, Messrs. Tague and Wolff discussed recent airline industry trends, Amtran's business and prospects and reviewed the specific business segments in which Amtran operates (namely, scheduled service, commercial charter and military charter). During that discussion, Messrs. Tague and Wolff expressed the view that in light of an industry-wide deterioration in financial performance and Amtran's year-to-date performance, Amtran's business prospects for the remainder of 2001 would be worse than they had projected originally.

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    In the morning of May 25, the meeting reconvened at Salomon Smith Barney's
Chicago offices. During these meetings, Messrs. Tague and Wolff reviewed at length the 5-year plans prepared by Amtran management. In particular, these discussions covered the risks inherent in Amtran's shift away from commercial charter service and toward predominantly scheduled service, Amtran's transition to a new fleet type, one of the youngest fleets in the airline industry, from an older fleet type in a short period of time (including the risks posed by that transition and the temporary reduction in maintenance costs resulting from that transition) and the risks posed by the labor situation in the airline industry generally and high fuel costs. At this meeting, representatives of DrKW requested that Amtran management include additional cases in its 5-year plan reflecting various scenarios, including, a scenario in which Amtran's fuel costs remained constant throughout the 5-year period, a scenario in which rival airlines increased direct competition on Amtran's routes in an effort to reduce Amtran's market share on those routes, a scenario in which there was a recession during the 5-year period and a scenario reflecting all of these adjustments. DrKW also requested that Amtran management prepare a case which adjusted the maintenance expenses throughout the period covered by the projections to reflect the fact that maintenance costs will be abnormally low during the period from 2002 to 2005 due to the rapid transition to a younger fleet. At this meeting, Mr. Abel and representatives of DrKW and S&C asked questions of Amtran management.

    Later in the morning, Mikelsons joined the meeting. DrKW asked Mikelsons questions covering the topics outlined in the questions provided to Mr. Rogers on May 23. In response to these questions, Mikelsons discussed the fact that taking Amtran private at the present time would permit management to focus on the implementation of long-term strategic goals without having to undergo the scrutiny of the public equity markets, which are unlikely to reflect the potential benefits of these initiatives at any time in the near future. Mikelsons also stated that he believed $21 per share was a fair price given, among other things, the difference between the offer price and the recent market price of shares of Amtran common stock. During this discussion, Mikelsons made clear that he does not intend to sell his shares of Amtran common stock either in connection with the proposed transaction or following the transaction. Mikelsons, together with Messrs. Tague and Wolff, reviewed for the representatives of DrKW the history of the prior discussions involving Apollo and the industry buyer. Mikelsons also confirmed to the representatives of DrKW and Mr. Abel that there were no other investors that would be participating with Mikelsons in the transaction. At the request of DrKW, Mikelsons also gave a brief overview of the history of the airline since its founding in 1973. There was also further discussion between Mr. Rogers and representatives of DrKW and S&C regarding the structure of the transaction. At the conclusion of the meeting, the group also discussed the April 11, 2001 proposal received from Apollo and Mr. Mikelsons' statements that he was not interested in selling his shares of common stock. The advisors to the single member special independent director committee then advised Mr. Mikelsons and the members of Amtran management that they wished to contact Apollo to discuss the proposal and asked whether Mikelsons or Amtran's management would object to the advisors doing so. Mikelsons and Amtran's management indicated that they had no objection.

    After the Chicago meetings concluded, Amtran management arranged to have delivered to DrKW additional due diligence materials regarding matters discussed in those meetings and for DrKW to visit Amtran's Chicago and Indianapolis operations.

    On May 29, 2001, representatives of DrKW and S&C contacted a representative of Apollo to discuss the April 11, 2001 proposal. The representative of Apollo confirmed that it was willing to acquire all of the outstanding shares of Amtran common stock for $20 per share and that, if it was provided with updated non-public information regarding Amtran, it might be prepared to offer more than $20 per share. The representatives of DrKW and S&C then informed Apollo that they understood Mikelsons was not interested in selling his interest in Amtran and that they had no authority to offer Amtran for sale. The representative of Apollo informed the single member special independent director committee's advisors that it could be interested in acquiring the minority shareholders' interest in Amtran at the same price, using the proposed financing that Mikelsons had arranged, and then participating in a minority role with what Apollo characterized as 'customary minority protections'. In response to a request by representatives of DrKW for more information regarding what Apollo meant by 'customary minority protections', a representative of Apollo stated that they would be 'extensive' and 'complicated'. No further detail was provided. The representatives of DrKW and S&C then inquired whether Apollo would be interested in simply acquiring the minority interest and holding it without any special minority protections. The representative of Apollo indicated that it would not be interested in a minority position in Amtran without appropriate minority rights and power sharing arrangements.

    Once this telephone call was completed, representatives of DrKW and S&C contacted representatives of Salomon Smith Barney to discuss Apollo's continuing interest in Amtran. During this conversation, a representative of DrKW indicated that DrKW's preliminary valuation work and the prior proposals from Apollo were leading DrKW to conclude that an appropriate price was above $21 per share in cash. That afternoon, representatives of Salomon Smith Barney and Mr. Rogers had several conversations with Messrs. Tague and Wolff regarding this conversation. Mr. Wolff also spoke with representatives of Salomon Smith Barney and Cravath regarding an error which was found in Amtran's model used to prepare its May 16, 2001 5-year plan.

    Also, on May 29, 2001, the annual meeting of Amtran shareholders was adjourned.

    On May 30, 2001, representatives of DrKW met with additional members of Amtran management, including Messrs. Hlavacek and McKnight, and performed due diligence on additional aspects of Amtran's operations in Chicago and Indianapolis with representatives of Salomon Smith Barney and Cravath present.

    Later on May 30, Messrs. Tague and Wolff met with representatives of DrKW, Salomon Smith Barney and Cravath and began discussing the 5-year plans produced by Amtran management, the error in the model which had been identified the day before and the alternative scenarios that DrKW requested at the May 25 meeting. That afternoon, a representative of DrKW repeated to Messrs. Tague and Wolff and representatives of Salomon Smith Barney and Cravath that DrKW's view was that an appropriate price for Amtran was above $21 per share. On May 31, 2001, Amtran provided representatives of DrKW with copies of the corrected 5-year base plan and supplemental 5-year plans covering the alternative scenarios requested to be prepared by DrKW.

    Amtran and the seven members of its board of directors were named as defendants in a third putative class action lawsuit, which was filed in federal district court in Indianapolis on May 30, 2001. Amtran and all the members of the board of directors were served with copies of this complaint by certified mail at Amtran's offices on June 6, 2001.

    On May 31, 2001, representatives of S&C sent a mark-up of the draft merger agreement to representatives of Cravath. In the afternoon of June 1, 2001, representatives of Cravath (including Mr. Rogers) and S&C negotiated the non-financial terms of the draft merger agreement.

    In the morning of June 1, 2001, representatives of DrKW conducted additional due diligence via conference call with additional members of Amtran management. Representatives of S&C, Salomon Smith Barney and Cravath also listened to this conference call.

    On June 1 and June 2, 2001, at the direction of Mikelsons, representatives of Salomon Smith Barney had several conversations with representatives of DrKW regarding Mikelsons' offer, the need for adjustments to the discounted cash flow analysis to reflect the temporary decline in maintenance costs resulting from the transition to a new fleet, the prior proposals received by Amtran from Apollo and the decline in Amtran's financial prospects since those proposals were made, the use of comparable company and precedent transaction analyses, the fact that Amtran's indentures contain limitations on restricted payments which would limit the amount that could be paid as merger consideration while still allowing Amtran to satisfy its obligations to pay dividends on its shares of preferred stock, the accuracy of Amtran management's prior projections and budgets and the decline in Amtran's cash flow between 2004 and 2005 contained in the 5-year plan. Representatives of Salomon Smith Barney and DrKW continued to discuss these topics on an ongoing basis over the following two-week period.

    During the period from May 16 to June 5, 2001, Mr. Abel had frequent telephonic conversations with representatives of DrKW, S&C and Sommer & Barnard, Indiana counsel to the single member special independent director committee, to discuss the status of the financial and legal due diligence process.


    In the morning of June 5, 2001, the single member special independent director committee met at the New York offices of S&C with representatives of S&C, DrKW and Sommer & Barnard. A representative of Sommer & Barnard reviewed the single member special independent director committee's legal duties under Indiana law. Representatives of DrKW reviewed with the single member special independent director committee the results of their financial and business due diligence and analysis of Amtran. DrKW later confirmed and updated these preliminary results and analysis in DrKW's final report, dated June 18, 2001, to the single member special independent director committee. The final report, which was substantially similar to DrKW's June 5, 2001 preliminary report, is described later in this proxy statement under the caption ' -- Opinion of Financial Adviser to the Single Member Special Independent Director Committee.' Copies of both reports have been filed as Exhibits to the Schedule 13E-3 filed with the SEC by Amtran and the filing persons. At the conclusion of the meeting, the single member special independent director committee decided to continue to negotiate in order to attain a price per share above the $21 per share initial offer and that DrKW should advise Salomon Smith Barney that Mr. Mikelsons would need to offer $26 per share in order for the single member special independent director committee to recommend his proposal.


    In the morning of June 5, 2001, Cravath provided S&C with a revised draft of the merger agreement, reflecting certain of the changes requested by S&C in the negotiation on June 1. In the afternoon of June 5, representatives of Salomon Smith Barney, Cravath (including Mr. Rogers), DrKW, S&C and Sommer & Barnard met. At this meeting, representatives of DrKW made a presentation regarding their preliminary valuation work on Amtran based on the 5-year plan and alternative scenarios prepared by Amtran management. As part of this presentation, representatives of DrKW questioned the fact that the 5-year plan prepared by Amtran showed a decline in cash flow between 2004 and 2005. There was also discussion of DrKW's conversations with Apollo and the relevance of Apollo's proposals in 2000 to a determination of the value of Amtran in June 2001.

    In response to this presentation, representatives of Salomon Smith Barney questioned certain portions of DrKW's financial analysis, including, in particular, DrKW's reliance on its discounted cash flow analysis and DrKW's stated belief that it was unable to draw any conclusions from its comparable company analysis. After listening to these responses, a representative of DrKW stated that he believed that the single member special independent director committee's preliminary view was that it would likely be able to recommend a price of $26 per share. However, he invited Salomon Smith Barney to discuss further the financial analysis presented at the meeting and to make available additional information regarding Amtran to the extent useful in refining the financial analysis. The relevance and valuation of the proposals by Apollo was also discussed at this meeting. The discussion of the valuation of Apollo's proposals focused on the need to value each component of these proposals by taking into account the relevant market conditions that existed at the time the proposal was made, thereby resulting in the market value of the non-cash components of each proposal being discounted relative to the face value of such non-cash components.

    Beginning in the morning of June 6, 2001 and continuing through June 8, 2001, representatives of DrKW and Salomon Smith Barney had a number of telephone calls regarding the valuation work done by DrKW through that time. The topics discussed included DrKW's valuation analysis based on comparable companies, the appropriate methodology for determining the enterprise value of Amtran, the reasons underlying the decline in cash flow between 2004 and 2005 in Amtran's 5-year plan, the relative weightings of the 5-year plan scenarios and the variances between Amtran's forecasts and actual historical results.

    On June 11, 2001, representatives of Salomon Smith Barney and Cravath had a conference call with Mr. Wolff regarding the variances over the last three years in Amtran's forcasts versus its actual historical results. Thereafter, representatives of Salomon Smith Barney provided representatives of DrKW with a comparison of Amtran management's budgets (prepared two months prior to the beginning of each year) with actual performance in 1998, 1999 and 2000 based on the information provided to DrKW by Amtran's management. Representatives of Salomon Smith Barney thereafter had several telephone conversations with representatives of DrKW regarding DrKW's discounted cash flow analysis of Amtran.

    Also on June 11, representatives of S&C and Cravath had additional negotiations on the non-financial terms of the draft merger agreement. A revised draft of the merger agreement was distributed to representatives of S&C on June 12.

    In the morning of June 12, 2001, representatives of DrKW and S&C contacted representatives of Cravath to indicate that the single member special independent director committee had determined that it would not recommend Mikelsons' offer of $21 per share. They also indicated that the single member special independent director committee's views on valuation had not changed since the June 5 presentation. Following receipt of this determination, Messrs. Mikelsons, Tague and Wolff participated in a conference call with representatives of Salomon Smith Barney and Cravath (including Mr. Rogers). Mikelsons indicated that he was not prepared to increase his offer at that time and expressed his view that industry conditions had deteriorated since he made his proposal on May 16, 2001, and were continuing to deteriorate. Also, on June 12, representatives of Salomon Smith Barney provided to representatives of DrKW a comparison between Amtran's forecasts in July 2000 and the current 5-year plan.

    In the morning of June 13, 2001, at Mikelsons' request, representatives of Salomon Smith Barney sent information regarding the recent performance of Amtran and the airline industry generally to representatives of DrKW and, later that day, discussed the information via a conference call with representatives of DrKW, Messrs. Tague and Wolff and representatives of Cravath and S&C. During this conference call, a representative of DrKW reiterated his view that the single member special independent director committee would not conclude an offer of $21 per share was fair. There was also discussion of the limitations on restricted payments contained in Amtran's indentures. Messrs. Wolff and Tague undertook to provide to representatives of Salomon Smith Barney and DrKW with an updated calculation of those limitations by the end of that day.

    After this conference call, there was, at the request of a representative of DrKW, a telephone call between representatives of DrKW and Salomon Smith Barney on which a representative of DrKW indicated that he believed, based on the updated valuation work done since the June 5 meeting to account for changes in the number of outstanding Amtran shares and options, that the single member special independent director committee might be willing to consider an offer of $24 per share in cash. During this telephone call, a representative of Salomon Smith Barney indicated that he believed Mikelsons might be willing to increase his offer by $1 to $2 per share.

    In the late afternoon of June 13, Amtran provided a calculation of amounts available under the restricted payments limitation to representatives of Salomon Smith Barney and Cravath. On June 13, representatives of S&C and Cravath also held further negotiations on the non-financial terms of the draft merger agreement.

    During the day on June 14, 2001, Amtran provided calculations of the restricted payment limitation to Mikelsons and representatives of Salomon Smith Barney and Cravath. In the afternoon of June 14, Messrs. Mikelsons, Tague and Wolff had a telephone conference call with representatives of Salomon Smith Barney and Cravath (including Mr. Rogers) to discuss the calculations prepared by Amtran. At the conclusion of this telephone call, representatives of Salomon Smith Barney were instructed by Mikelsons to attempt to come to an understanding with DrKW on price. Following this discussion, the calculations of the restricted payments limitation were provided to representatives of DrKW and representatives of Salomon Smith Barney contacted representatives of DrKW to discuss the calculations.

    Also on June 14, representatives of Cravath continued negotiations with representatives of S&C with respect to the non-financial terms of the draft merger agreement and distributed a further revised draft of the merger agreement to representatives of S&C.

    In the morning of June 15, 2001, representatives of Salomon Smith Barney and DrKW had a number of telephone conversations to review Amtran's calculation of the restricted payments

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
limitation. These representatives also discussed the proper valuation methodology for the September 2000 proposal by Apollo, focusing in particular on the valuation of the non-cash components of the September 2000 proposal and the likelihood that Apollo would propose to include $21 per share in cash in a similar proposal in light of the decline in Amtran's projections since
September 2000.

    In the early afternoon of June 15, 2001, at Mikelsons' request, representatives of Salomon Smith Barney contacted representatives of DrKW by telephone to indicate that Mikelsons was willing to offer a price of $22.50 per share in cash. In the afternoon of June 15, 2001, the single member special independent director committee held a telephonic meeting with representatives of S&C and DrKW, at which time DrKW advised the single member special independent director committee that Mikelsons had raised his offer price from $21.00 to $22.50. DrKW discussed this new offer with the single member special independent director committee in light of Amtran's restricted payments calculation provided to the single member special independent director committee on June 15, which calculation indicated a smaller amount of availability under the restricted payments limitation than the calculations prepared by DrKW. These calculations indicated that Amtran might risk being unable to make restricted payments under its indentures if the offer price were at or above $23.00 per share. The single member special independent director committee instructed DrKW to counter Mikelsons' revised proposal with a proposal of $23.50 per share. Following the single member special independent director committee meeting, representatives of DrKW contacted representatives of Salomon Smith Barney to respond to Mikelsons' proposal of $22.50 per share with a proposed price of $23.50 per share in cash. After speaking with Mikelsons, representatives of Salomon Smith Barney contacted representatives of DrKW to indicate that Mikelsons had directed them to indicate that he was willing to offer $23 per share in cash. Upon receipt of this offer, the representatives of DrKW indicated that they thought, subject to completion of negotiations on the draft merger agreement, that they would be prepared to favorably recommend that offer to the single member special independent director committee. At the time, Mikelsons was aware that the plaintiffs had stated that they would be willing to settle their claims, subject to court approval, if the consideration paid in the proposed transaction was at least $23 per share.

    In the evening of June 15, representatives of Cravath and S&C negotiated the remaining open issues on the draft merger agreement. In the early morning of June 16, representatives of Cravath distributed a substantially final draft of the merger agreement to representatives of S&C. There were two further discussions between representatives of S&C and Cravath on June 16 and June 17 regarding additional minor changes to the agreed form of merger agreement.

    Throughout the period from June 11 through the evening of June 17, representatives of Cravath negotiated with the attorneys representing the plaintiffs in the two lawsuits brought in Indiana state court challenging the proposed transaction about the terms on which those lawsuits could be settled. In the morning of June 18, 2001, a memorandum of understanding regarding the settlement of these lawsuits, and the lawsuit brought in federal court, with the attorneys for the plaintiffs was finalized. Under the memorandum of understanding, the parties agreed, among other things, to attempt, in good faith, to agree upon and execute as soon as practicable an appropriate stipulation of settlement, dismissing on the merits and with prejudice all claims asserted in the complaints filed in the state court actions, and to obtain final state court approval of the settlement and the release and dismissal of the state court actions with prejudice and to voluntarily dismiss the federal court action. The settlement is subject to confirmatory discovery. In the memorandum of understanding, the defendants acknowledged that the existence of these lawsuits was a factor in Mikelsons' decision to increase the consideration per share he would pay and Mikelsons agreed that he took into account the desirability of satisfactorily addressing the claims asserted in these lawsuits in agreeing to increase the consideration he would pay. Additionally, Amtran agreed to pay an aggregate of $285,000 in attorneys' fees.

    Following the closing of the stock markets on June 18, 2001, the single member special independent director committee met. On the afternoon of June 18, 2001, the single member special independent director committee held a telephonic meeting with representatives of S&C,

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
representatives of DrKW and a representative of Sommer & Barnard to discuss the $23 per share proposal by Mikelsons. After reviewing DrKW's financial analysis, DrKW advised the single member special independent director committee that subject to certain assumptions and limitations which were described to the single member special independent director committee, in its opinion, the $23 per share cash consideration to be received by the holders of shares of Amtran's common stock (other than Mikelsons and his affiliates) was fair to such shareholders from a financial point of view. S&C then reviewed the terms of the proposed merger agreement with the single member special independent director committee. The single member special independent director committee then resolved to recommend the revised proposal to the board of directors of Amtran.

    Upon the conclusion of the single member special independent director committee meeting, the full board of directors of Amtran met to receive the single member special independent director committee's recommendation and to consider taking action on Mikelsons' revised proposal and related matters. After receiving the favorable recommendation of the single member special independent director committee and reviewing the terms of the merger agreement and related documents (including the commitment letters for the financing arrangements and the ILFC agreement) and the proposed terms of the settlement of the shareholder litigation, the board of directors of Amtran unanimously voted to approve the merger proposed by Mikelsons and related matters. Immediately after this board meeting, the merger agreement was executed and delivered, and Amtran issued a press release announcing that an agreement had been reached with Mikelsons and INDUS. Amtran and ATA also executed and delivered the commitment letters for the financing arrangements during the evening of June 18.

PURPOSE AND STRUCTURE OF THE MERGER

    The purpose of the merger is for Mikelsons to own all the common stock of Amtran immediately following completion of the merger. In the future, 19 of our officers may acquire shares of our common stock upon the exercise of stock options which remain outstanding following the merger (as described under ' -- Interests of Certain Persons in the Merger') and under any stock options that we may grant in the future. ILFC may also acquire shares of our common stock in the future through the conversion of all or a portion of its shares of our Series B preferred stock into shares of our common stock.

    Amtran and the filing persons believe that taking Amtran private at this time will allow management to focus on the implementation of long-term strategic goals. In particular, Amtran and the filing persons believe that Amtran's management should be focusing primarily on implementing Amtran's refleeting initiative, the implementation of which began with the delivery of the first new aircraft in June 2001, and the concurrent expansion of Amtran's operations at Midway Airport in Chicago, Illinois. Amtran and the filing persons believe that these two initiatives could result in substantial benefits if they are successfully implemented. However, Amtran and the filing persons recognize that the implementation of these initiatives involves substantial execution risk, of which numerous factors that will determine the success of the initiatives are beyond the control of Amtran and its management, and believe that it will be several years before the success of these initiatives can be determined. Because of this substantial uncertainty and time horizon, Amtran and the filing persons believe that the public equity markets are unlikely to reflect the potential benefits of these initiatives at any time in the near future.

    Amtran and the filing persons also believe that Amtran is bearing the costs of being a publicly traded company without enjoying the full benefits usually associated with being publicly traded. Although Amtran will be required under its indentures to continue to file periodic reports with the SEC, Amtran's management estimates that ceasing to have publicly traded equity will reduce its costs by approximately $125,000 per year through a reduction in costs relating to investor relations, management resources devoted to equity conferences and equity research analysts and costs relating to the quotation of its common stock on the Nasdaq Stock Market. In addition, Amtran and the filing persons believe that Amtran's stock has historically traded at a discount to its peers based in part on its limited public float and limited equity analyst coverage.

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
    As described in ' -- Background of the Merger' above, Amtran, INDUS and Mikelsons considered alternative means of accomplishing the stated purposes for the merger. As described above under ' -- Background of the Merger', Messrs. Tague, Wolff and Hlavacek also participated to varying degrees in the consideration of alternative means of accomplishing the stated purposes for the merger. However, these alternatives were ultimately not pursued for the reasons set forth in ' -- Background of the Merger'.

THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE


    The Amtran board of directors appointed a special independent director committee consisting of a single member, Robert A. Abel, to evaluate the proposed merger. For the purpose of evaluating this going-private transaction, Mr. Abel is the sole independent member of the Amtran board of directors. All of the Amtran shares held by Mr. Abel will be cashed out in the same manner as those held by the Amtran shareholders whose shares are being converted into cash. All of the stock options held by Mr. Abel will be canceled and exchanged for cash in the same manner as all other Amtran stock options (other than the options held by the 19 officers whose options will remain outstanding following the merger, as described under ' -- Interests of Certain Persons in the Merger'). Mr. Abel will receive separate compensation in the amount of $50,000 for his service on the single member special independent director committee. In addition, Mr. Abel will continue as a director of Amtran after the merger and also will be entitled to certain indemnification rights and to directors' and officers' liability insurance that will be continued by Amtran following the merger as described below under ' -- Interests of Certain Persons in the Merger'. Mr. Abel is a partner in Blue & Co., LLC ('Blue & Co.'), an accounting firm which has provided tax and accounting services to Amtran, Betaco, Inc. ('Betaco') and Mikelsons in 2000. Blue & Co. billed Amtran $28,310 for tax and accounting services in 2000. Mikelsons is the sole owner of Betaco. Blue & Co. billed Betaco $20,835 for tax and accounting services provided to Betaco and Mikelsons in 2000. Mikelsons has advised us that he currently expects that Blue & Co. will continue to provide certain tax and accounting services to Amtran, Betaco and Mikelsons following the merger. Each member of the Amtran board of directors and the single member special independent director committee believes that the foregoing arrangements do not affect the single member special independent director committee's independence or impartiality because (i) the total amounts received by Blue & Co. from Amtran and Betaco were less than 1% of Blue & Co.'s total revenues in 2000 and (ii) the total amounts received from Blue & Co. by Mr. Abel which are attributable to Blue & Co. billings from Amtran and Betaco were less than 1% of Mr. Abel's income in 2000.


RECOMMENDATIONS OF THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE AND BOARD OF DIRECTORS

    On June 18, 2001, the single member special independent director committee, consisting of the sole independent member of your board of directors for the purpose of evaluating this transaction, determined that the merger is fair to and in the best interests of Amtran and the holders of its common stock (other than Mikelsons and any Mikelsons Affiliate) and recommended that your board of directors adopt the plan of merger and approve the merger, the merger agreement and the other transactions contemplated thereby. In making this recommendation, the single member special independent director committee also considered the ILFC Agreement and the ILFC Amendment, the Commitment Letter (as defined below) and the proposed option modification agreements between Amtran and 19 of its officers.

    At a meeting on June 18, 2001, your board of directors, based on, among other things, the recommendation of the single member special independent director committee, unanimously adopted resolutions:

     approving the merger, the merger agreement, the ILFC Agreement and the ILFC Amendment;

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
     determining that the merger is fair to and in the best interests of Amtran and its shareholders, other than Mikelsons and any Mikelsons Affiliate;

     recommending that holders of shares of our common stock, including a majority of shares voting at the annual meeting not owned by Mikelsons or any Mikelsons Affiliate, approve the merger, the plan of merger and the merger agreement; and

     adopting the plan of merger.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 'FOR' APPROVAL OF THE MERGER, THE PLAN OF MERGER AND THE MERGER AGREEMENT.

FAIRNESS OF THE MERGER

    On June 18, 2001, the single member special independent director committee recommended that the board of directors approve the merger, the merger agreement and the other transactions contemplated thereby and adopt the plan of merger. On June 18, 2001, the board of directors, by unanimous vote of all directors present and voting, based upon, among other things, the recommendation and approval of the single member special independent director committee, adopted the plan of merger, approved the merger, the merger agreement and the ILFC Amendment and determined that the merger is fair to and in the best interests of Amtran and the holders of its shares of common stock (other than Mikelsons and any Mikelsons Affiliate) and recommended that the shareholders of Amtran approve the merger, the plan of merger, the merger agreement and the ILFC Amendment.

Single Member Special Independent Director Committee

    In reaching its determinations referred to above, the single member special independent director committee considered the following factors, each of which, in the view of the single member special independent director committee, supported such determinations:

    (i) the opinion of DrKW that, based upon and subject to the various assumptions and limitations set forth therein, as of June 18, 2001, the $23.00 per share to be received by holders of shares of Amtran common shares other than Mikelsons and his affiliates (the 'Public Shareholders') pursuant to the merger agreement was fair to such Public Shareholders from a financial point of view, and the report and analyses presented to the single member special independent director committee in connection therewith (See ' -- Opinion of Financial Advisor to the Single Member Special Independent Director Committee'); a copy of DrKW's opinion is attached hereto as Annex C. Shareholders are urged to read this opinion in its entirety. The single member special independent director committee adopted the analysis and conclusions of DrKW;

    (ii) the course of the negotiations between the single member special independent director committee and its representatives and INDUS and its representatives, including (a) that the negotiations resulted in an increase in the merger consideration to be received by holders of shares of common stock (other than Mikelsons and any Mikelsons Affiliate) from $21.00 to $23.00 per share, (b) the single member special independent director committee's belief that $23.00 per share was the highest price which could be obtained from INDUS and (c) the single member special independent director committee's belief that further negotiations with INDUS could cause INDUS to abandon the merger, with the resulting significant possibility that the market price for the shares could fall substantially below $23.00;

    (iii) the terms and conditions of the merger agreement, including (a) that the recommendation of the single member special independent director committee may be withdrawn, modified or amended to the extent the single member special independent director committee believes it necessary to do so in the exercise of its fiduciary duties; (b) the requirement that the merger not be consummated unless at least a majority of the shares voted by the Public Shareholders vote to approve the merger, (c) the

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
           condition that Amtran and INDUS use their reasonable best efforts to obtain the financing to pay the merger consideration; and (d) the limited nature of other conditions to the merger;

    (iv) that the commitment letter that Amtran and ATA had obtained provided for the availability of financing to consummate the merger, subject to the terms and conditions in such commitment letter;

    (v) the historical market prices and recent trading activity of Amtran common stock, including that the merger price of $23.00 per share represents: (x) a premium of approximately 82.5% over the $12.60 per share closing price on May 16, 2001, the last trading day prior to the announcement of Mikelsons' proposal; (y) a premium of approximately 139% over the $9.63 per share closing price 60 days prior to the announcement of Mikelsons' proposal; and (z) a premium of approximately 39.4% over the $16.50 closing price 1 year prior to the announcement of Mikelsons' proposal.

    (vi) the fact that the merger price of $23.00 per share was at or near the maximum level which Amtran could pay and remain in compliance with the restricted payments covenants of its indentures;


    (vii) the possibility that, because of (x) a possible downturn in the airline industry generally, (y) risks arising from Amtran's business on a going-forward basis, including risks related to the rapid integration of new aircraft and the subsequent disposition of a portion of its current fleet, and Amtran management's stated belief that based on its knowledge of and experience in the airline industry no past airline had successfully moved from the charter service business to a predominantly scheduled service business, or (z) a decline in the trading price of the shares or the stock market in general, the consideration the Public Shareholders would receive pursuant to the merger would be more advantageous than the future trading price or the consideration the Public Shareholders could obtain in a future transaction;


    (viii) the fact that Amtran common stock has historically traded at a discount to the stocks of other domestic airlines due to Amtran's limited public float; and

    (ix) the fact that Mikelsons, as sole shareholder of INDUS, has sufficient stock ownership to control a disposition of Amtran and that Mikelsons indicated that he was not interested in selling control of Amtran to a third party or taking on a significant minority partner and that the single member special independent director committee and DrKW were not authorized to, and did not, solicit third-party indications of interest for the acquisition of all or any part of Amtran or its assets.

    The single member special independent director committee also considered the following adverse factors associated with the merger:

    (i) DrKW's analyses based on some of the projections provided to DrKW by Amtran's management had produced implied per share valuations ranging from $9.51 up to $94.69 per share;

    (ii) that because Mikelsons had publicly stated his intention to oppose any alternative transaction with a third party, Public Shareholders were not afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party;

    (iii) that the merger will be a taxable transaction for Amtran shareholders whose shares are being converted into cash in the merger;

    (iv) that the cash merger structure of the transaction would take longer to complete than a transaction involving a cash tender offer by INDUS for the shares of the Public Shareholders followed by a merger of INDUS with and into Amtran; and

    (v) that the Public Shareholders of Amtran would have no ongoing equity participation in the surviving corporation following the merger, meaning that the Public Shareholders would cease to participate in Amtran's future earnings or growth, if any, or to benefit from increases, if any, in the value of their common stock in Amtran.

    In view of the variety of factors considered by the single member special independent director committee, the single member special independent director committee did not find it practicable to, and did not, quantify or otherwise attempt to assign specific or relative weights to the factors it considered in reaching its determination. The single member special independent director committee evaluated the $23 per share offer merger consideration against recent and historic market prices for the shares of Amtran common stock. The single member special independent director committee also considered the opinion of DrKW that, based upon and subject to the various assumptions and limitations set forth therein, as of June 18, 2001, the $23 per share to be received by the Public Shareholders pursuant to the merger was fair to such Public Shareholders from a financial point of view, and the report and analyses presented to the single member special independent director committee in connection therewith. The single member special independent director committee adopted DrKW's analysis of the $23 per share offer against the going concern value of Amtran presented in the report prepared by DrKW and presented to the single member special independent director committee in connection with the delivery of its opinion. See ' -- Opinion of Financial Advisor to the Single Member Special Independent Director Committee'. Other than as described above, the single member special independent director committee did not consider any factors regarding the fairness of the merger to the shareholders of Amtran, other than Mikelsons and any Mikelsons Affiliate, and believes that the factors it considered provided a reasonable basis to form its belief. Specifically, the single member special independent director committee did not independently consider with respect to such fairness:

     net book value, which the single member special independent director committee did not believe had any systematic connection with the economic value of Amtran;

     liquidation value, which the single member special independent director committee did not view as relevant since it believed that substantial value was tied to Amtran as a going concern and that liquidation would destroy this value; or

     purchase prices paid by Amtran for past purchases of shares of Amtran common stock, which, in recent years, involved too few shares to be used as a reliable basis for valuation.

    The single member special independent director committee also considered the conditional proposals made by Apollo, including the September 2000 proposal and the April 2001 proposal, in light of the declines in Amtran's projections since the September 2000 proposal, the fact that even after extensive due diligence and negotiations during 2000, Apollo was unable to present a proposal that was acceptable to Mikelsons and that Mikelsons believed could be consummated in a reasonable period of time. Thus, for the foregoing reasons, to the extent that any of the Apollo proposals constituted firm offers to acquire all of, or a controlling interest in, Amtran, the single member special independent director committee concluded that such proposals were not feasible. See ' -- Background of the Merger' for a discussion of certain conditional proposals made by Apollo.

    The single member special independent director committee considered the advantages and disadvantages of the only apparently available alternative to the acquisition of the public shareholder interest in Amtran by Mikelsons, which was Amtran continuing as a publicly held company with Mikelsons maintaining his 72% equity interest in Amtran. In the view of the single member special independent director committee, the principal advantage of Amtran continuing as a publicly traded company was that it would allow the Public Shareholders to continue to participate in any growth in the value of Amtran equity. The disadvantages of Amtran continuing as a publicly traded company that were considered by the single member special independent director committee included the exposure to the risks and uncertainties attendant to continuing as a publicly traded company in light of risks to Amtran's business from rising fuel prices, rising labor costs, the rapid integration of new aircraft and the subsequent disposition of a portion of its current fleet and Amtran management's stated belief that based on its knowledge of and experience in the airline industry no past airline had successfully moved from a charter service business to a predominantly scheduled service business. In addition, the single member special independent director committee considered the fact that Amtran common stock has historically traded at a discount to the stocks of other domestic airlines due to Amtran's limited public float and the fact that Amtran has a controlling shareholder. The single member special independent director committee concluded that under all of the relevant circumstances, and in light of the $23 per share price in cash, the disadvantages of Amtran continuing as a publicly traded company significantly outweighed the advantages, and accordingly that alternative was rejected.

    After consulting with its financial and legal advisors with respect to the merger, including, without limitation, the factors discussed above, the single member special independent director committee concluded that the merger was advisable, fair to and in the best interests of Amtran and the holders of shares of Amtran common stock (other than Mikelsons and any Mikelsons Affiliate).

    At the June 18, 2001 meeting of the Amtran board of directors, the single member special independent director committee, with its legal advisors participating, reported to the other members of the Amtran board of directors on its review of the merger agreement and the factors taken into account by the single member special independent director committee in reaching its determination that the proposed merger is advisable, fair to and in the best interests of Amtran and the holders of shares of Amtran common stock (other than Mikelsons and any Mikelsons Affiliate).

Board of Directors

    In reaching its determinations referred to above, the board of directors considered the following factors, each of which, in the view of the board of directors, supported its determinations:

     the conclusions and recommendation of the single member special independent director committee;

     the factors referred to above as having been taken into account by the single member special independent director committee, including the receipt by the single member special independent director committee of the opinion of DrKW that, based upon and subject to the assumptions and limitations stated in the opinion, as of the date of the opinion, the consideration to be received by the holders of shares of our common stock (other than Mikelsons and his affiliates) in the merger is fair to such holders from a financial point of view, and the analyses presented by DrKW to the single member special independent director committee, which the board of directors hereby adopts; and

     the fact that the terms and conditions of the merger agreement were the result of a process that the board of directors believes simulated a third-party transaction, which is a transaction in which negotiations are conducted at arm's-length and there is no compulsion to reach an agreement, between the single member special independent director committee and Mikelsons and their respective advisors.

    The members of your board of directors, including the sole member of the special independent director committee, evaluated the merger in light of their knowledge of the business, financial condition and prospects of Amtran, and considered the advice of financial and legal advisors.

    Your board of directors, including the sole member of the special independent director committee, believes that the merger is procedurally fair because, among other things:

     the single member special independent director committee consisted of a director who is not an employee of Amtran or otherwise an affiliate of Mikelsons and who was appointed to represent the interests of the public holders of shares of Amtran common stock;

     the single member special independent director committee retained and was advised by S&C, its independent legal counsel;

     the single member special independent director committee retained and was advised by Sommer & Barnard, its independent Indiana legal counsel;

     the single member special independent director committee retained and was advised by DrKW, its independent financial advisor, to assist it in evaluating Mikelsons' proposal;

     the nature of the deliberations pursuant to which the single member special independent director committee evaluated the merger and alternative of rejecting Mikelsons' proposal;

     the per share price to be paid to public holders of shares of Amtran common stock resulted from a process that the board of directors believes simulated a third-party transaction, which is a transaction in which negotiations are conducted at arm's-length and there is no compulsion to reach an agreement, between the single member special independent director committee and its financial advisor, on the one hand, and Mikelsons and his financial advisor, on the other hand; and

     the merger is structured to require the approval of the holders of a majority of the shares of Amtran common stock voting at the annual meeting, other than shares held by Mikelsons and any Mikelsons Affiliate, notwithstanding the fact that under the IBCL the vote of a majority of the outstanding shares of Amtran common stock is sufficient to approve the merger.

    In reaching its determination, the board of directors also took into account the adverse factors considered by the single member special independent director committee.

    In view of the variety of factors considered by the board of directors, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign specific or relative weights to the factors it considered in reaching its determination. The board of directors evaluated the $23 per share offer merger consideration against recent and historic market prices for the share of Amtran common stock. The board of directors also took account of the opinion of DrKW to the single member special independent director committee that, based upon and subject to the various assumptions and limitations set forth therein, as of June 18, 2001, the $23 per share to be received by the Public Shareholders pursuant to the merger was fair to such Public Shareholders from a financial point of view, and the report and analyses presented to the single member special independent director committee in connection therewith. The board of directors adopted DrKW's analysis of the $23 per share offer against the going concern value of Amtran presented in the report prepared by DrKW and presented to the single member special independent director committee in connection with the delivery of its opinion. See
' -- Opinion of Financial Advisor to the Single Member Special Independent Director Committee'. Other than as described above, the board of directors did not consider any factors regarding the fairness of the merger to the shareholders of Amtran, other than Mikelsons and any Mikelsons Affiliate. The board of directors believes that the factors it considered provided a reasonable basis to form its belief. Specifically, the board of directors did not independently consider with respect to such fairness:

     net book value, which the board of directors did not believe had any systematic connection with the economic value of Amtran;

     liquidation value, which the board of directors did not view as relevant since it believed that substantial value was tied to Amtran as a going concern and that liquidation would destroy this value; or

     purchase prices paid by Amtran for past purchases of shares of Amtran common stock, which, in recent years, involved too few shares to be used as a reliable basis for valuation.

    The board of directors also considered the conditional proposals made by Apollo, including the September 2000 proposal and the April 2001 proposal, in light of the declines in Amtran's projections since the September 2000 proposal, the fact that even after extensive due diligence and negotiations during 2000, Apollo was unable to present a proposal that was acceptable to Mikelsons and that Mikelsons believed could be consummated in a reasonable period of time. Thus, for the foregoing reasons, to the extent that any of the Apollo proposals constituted firm offers to acquire all of, or a controlling interest in, Amtran, the board of directors concluded that such proposals were not feasible. See
' -- Background of the Merger' for a discussion of certain conditional proposals made by Apollo.

    The board of directors considered the advantages and disadvantages of the only apparently available alternative to the acquisition of the public shareholder interest in Amtran by Mikelsons, which was Amtran continuing as a publicly held company with Mikelsons maintaining his 72% equity interest in Amtran. In the view of the board of directors, the principal advantage of Amtran continuing as a publicly traded company was that it would allow the Public Shareholders to continue to participate in any growth in the value of Amtran equity. The disadvantages of Amtran continuing as a publicly traded company that were considered by the board of directors included the exposure to the risks and uncertainties attendant to continuing as a publicly traded company in light of risks to Amtran's business from rising fuel prices, rising labor costs, the rapid integration of new aircraft and the subsequent disposition of a portion of its current fleet, and Amtran management's stated belief that based on its knowledge of and experience in the airline industry no past airline had successfully moved from a charter service business to a predominantly scheduled service business. In addition, the board of directors considered the fact that Amtran common stock has historically traded at a discount to the stocks of other domestic airlines due to Amtran's limited public float and the fact that Amtran has a controlling shareholder. The board of directors concluded that under all of the relevant circumstances, and in light of the $23 per share price in cash, the disadvantages of Amtran continuing as a publicly traded company significantly outweighed the advantages, and accordingly that alternative was rejected.

    The foregoing discussion of the information and factors considered and given weight by the single member special independent director committee and the board of directors is not intended to be exhaustive but is believed to include all material factors considered by the single member special independent director committee and your board of directors.

    ON JUNE 18, 2001, YOUR BOARD OF DIRECTORS, BASED ON, AMONG OTHER THINGS, THE RECOMMENDATION OF THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE, UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT, THE ILFC AGREEMENT AND THE ILFC AMENDMENT AND ADOPTED THE PLAN OF MERGER. ON JUNE 18, 2001, THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE AND THE BOARD OF DIRECTORS
(a) DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF AMTRAN AND ITS SHAREHOLDERS (OTHER THAN MIKELSONS AND ANY MIKELSONS AFFILIATE) AND
(b) RECOMMENDED THAT HOLDERS OF SHARES OF OUR COMMON STOCK (INCLUDING A MAJORITY OF SHARES VOTING AT THE ANNUAL MEETING NOT OWNED BY MIKELSONS OR ANY MIKELSONS AFFILIATE) APPROVE THE MERGER, THE PLAN OF MERGER AND THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO THE SINGLE MEMBER SPECIAL INDEPENDENT DIRECTOR COMMITTEE

    The single member special independent director committee retained DrKW to act as its financial advisor in connection with the merger. DrKW has delivered a written opinion to the single member special independent director committee, dated June 18, 2001, to the effect that, based on and subject to the various assumptions and limitations set forth therein, as of the date thereof, the $23.00 per share cash consideration to be received by the Public Shareholders (as defined therein) pursuant to the merger was fair to such Public Shareholders from a financial point of view. DrKW was engaged and acted solely as an advisor to the single member special independent director committee and not as an advisor to or agent of any other person, including Amtran.

    THE FULL TEXT OF THE WRITTEN OPINION OF DRKW, DATED JUNE 18, 2001, WHICH SETS FORTH AMONG OTHER THINGS THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX C AND SHAREHOLDERS ARE URGED TO READ IT IN ITS ENTIRETY. DRKW'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH HOLDER SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE MERGER AGREEMENT OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND SHOULD NOT BE RELIED UPON BY ANY SHAREHOLDER IN RESPECT OF SUCH MATTERS. THE SUMMARY OF THE OPINION OF DRKW SET FORTH HEREIN, WHICH SETS FORTH ALL THE MATERIAL ANALYSES

PERFORMED BY DRKW, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED HERETO AS ANNEX C.

    Although DrKW is under no obligation under its engagement letter to update its fairness opinion, we believe that DrKW would update its fairness opinion if requested to do so by the single member special independent director committee.

    In connection with rendering its opinion, DrKW, among other things, (i) reviewed a draft of the merger agreement, (ii) reviewed and analyzed certain publicly available business and financial information relating to Amtran for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Amtran and provided to DrKW for purposes of its analysis, (iii) met with management of Amtran to review and discuss such information and, among other matters, Amtran's business, operations, assets, financial condition and future prospects, (iv) reviewed and considered certain financial and stock market data relating to Amtran, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that DrKW believed may be relevant or comparable in certain respects to Amtran or one or more of its businesses or assets, (v) reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the airline industry specifically, and in other industries generally, that DrKW believed to be reasonably comparable to the merger or otherwise relevant to its inquiry and (vi) performed such other financial studies, analyses, and investigations and reviewed such other information as DrKW considered appropriate.

    In its review and analysis and in formulating its opinion, DrKW assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with it or publicly available, and DrKW did not assume any responsibility for independent verification of any of such information. DrKW also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and DrKW assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Amtran management. DrKW expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. The Amtran board of directors reviewed the historical financial information, and the financial projections, forecasts and analyses provided to DrKW and found DrKW's reliance on such materials to be reasonable. In addition, DrKW did not review any of the books and records of Amtran, or assume any responsibility for conducting a physical inspection of the properties or facilities of Amtran, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Amtran, and no such independent valuation or appraisal was provided to DrKW. DrKW also assumed that the transactions described in the merger agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. DrKW's opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by it as of the date of such opinion.

    In the context of its engagement, DrKW was not authorized to and did not solicit third-party indications of interest in acquiring all or any part of Amtran or its assets, or pursue any alternative transactions which may be available to Amtran. DrKW expressed no opinion with respect to the values which may have been obtained for Amtran in a sale to a third party following an auction process.

    The following is a summary of the report presented by DrKW to the single member special independent director committee in connection with the delivery of its opinion on June 18, 2001. Copies of the reports presented by DrKW to the single member special independent director committee on June 5 and June 18, 2001 have been filed as Exhibits (c)(2) and (c)(3), respectively, to the
Schedule 13E-3 filed with the SEC by Amtran and the filing persons. The summary set forth below describes all material analyses included in DrKW's reports. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary.

    DISCOUNTED CASH FLOW ANALYSIS. DrKW performed discounted cash flow ('DCF') analyses of Amtran based on a base case and five alternative financial forecasts provided to DrKW by the management of Amtran. The base case considered by DrKW (the 'Base Case') was predicated on the forecasts for 2001 through 2005 that were developed by Amtran management in May 2001. The Base Case assumed that Amtran would succeed in implementing its business plan through 2005, including most importantly that Amtran would be able to modernize its fleet successfully by adding 49 new aircraft and replacing a number of older aircraft while growing its scheduled service business. DrKW also considered five alternative cases that Amtran management prepared at DrKW's request: (i) a maintenance adjustment case (the 'Maintenance Case') which adjusted the Base Case to account for, on a straight line basis, certain deferred maintenance expenses related to newly acquired aircraft which Amtran projects that it would be required to pay for in the period from 2001 through 2010, (ii) a fuel adjustment case (the 'Fuel Adjustment Case') which adjusted the Base Case to reflect an assumption that jet fuel costs would remain at the 2001 level of $0.989 per gallon instead of declining to $0.891 per gallon by 2003, (iii) an increased competition case (the 'Enhanced Competition Case') which adjusted the Base Case to reflect an assumption that competition with its direct competitors in Midway Airport would cause fares to fall by 5% in those markets where Amtran and those competitors directly compete, other than Los Angeles, where fares were assumed to decline by 10%, (iv) a recession case (the 'Recession Case') which adjusted the Base Case to reflect an assumption that the average revenue per seat mile for Amtran scheduled service business would remain at the year 2000 level of 7.44 cents rather than increasing at a compounded growth rate of 2.0% and (v) a downside case (the 'Downside Case') which adjusted the Base Case to reflect the simultaneous occurrence of the Recession Case, the Enhanced Competition Case and the Fuel Adjustment Case.


    In performing the DCF analyses, DrKW, using the forecasts as described above, discounted Amtran's unlevered free cash flows, which is net income before interest, taxes and losses incurred on the sale of aircraft (tax-effected), plus depreciation and amortization, plus cash proceeds from the sale of aircraft, less increases in working capital, less capital expenditures over the specified forecast period using a range of risk adjusted discount rates between 11.0% and 13.0%. The sum of the present values of such free cash flows for Amtran was then added to the present value of the terminal value of Amtran's earnings before interest, taxes, depreciation and amortization ('EBITDA') for 2005 computed using a forward multiple range of EBITDA of 4.0x to 5.5x. Based on this analysis, DrKW calculated the following implied price per share ranges.


                                               EBITDA TERMINAL VALUE MULTIPLE
                          -------------------------------------------------------------------------
          CASE                  4.0X               4.5X               5.0X               5.5X
          ----                  ----               ----               ----               ----
Base....................  $22.13 to $25.08   $25.06 to $28.26   $27.99 to $31.43   $30.92 to $34.60
Maintenance.............  $17.71 to $20.60   $20.60 to $23.51   $23.28 to $26.42   $25.96 to $29.33
Fuel Adjustment.........  $11.81 to $14.35   $14.26 to $17.01   $16.71 to $19.66   $19.17 to $22.06
Enhanced Competition....  $15.17 to $17.95   $17.88 to $20.76   $20.49 to $23.39   $22.92 to $26.02

The Recession Case and the Downside Case both resulted in negative discounted cash flow ranges at each of the discount rates.

    In reviewing the DCF analyses for the purposes of its determination of fairness, DrKW took into consideration the fact that certain analyses for the Base Case, Maintenance Case and Enhanced Competition Case resulted in implied per share DCF value ranges greater than $23.00 per share of Amtran common stock. As discussed below, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of Amtran.

    COMPARABLE COMPANIES TRADING ANALYSIS. DrKW reviewed and compared certain financial information of Amtran to corresponding financial information for the following six publicly traded major domestic airlines (the 'Major Domestic Airlines'):

     American Airlines, Inc.

     Continental Airlines, Inc.

     Delta Air Lines, Inc.

     Northwest Airlines Corporation

     Southwest Airlines Co.

     UAL Corporation

    DrKW also reviewed and compared certain financial information of Amtran to corresponding financial information for the following four publicly traded regional and discount domestic airlines (the 'Regional and Discount Domestic Airlines):

     AirTran Holdings, Inc.

     Alaska Air Group, Inc.

     America West Holdings Corporation

     Frontier Airlines, Inc.

    DrKW calculated and compared various financial multiples and ratios. The multiples and ratios were calculated using the closing price for the common stock of Amtran and each of the selected companies on June 15, 2001 and were based on the most recent publicly available information. The estimated year 2001 and 2002 financial results for Amtran were from the Base Case described above in ' -- Discounted Cash Flow Analysis'. DrKW calculated the following multiples:

     market equity value as a multiple of net income for (i) the latest 12 months, (ii) estimated year 2001 and (iii) estimated year 2002;

     market equity value as a multiple of book value for (i) the latest 12 months, (ii) estimated year 2001 and (iii) estimated year 2002;

     adjusted market value, which is market value plus debt less cash, as a multiple of sales for (i) the latest 12 months, (ii) estimated year 2001 and (iii) estimated year 2002;


     adjusted market value as a multiple of EBITDA for (i) the latest 12 months,
     (ii) estimated year 2001 and (iii) estimated year 2002;


     adjusted market value as a multiple of EBITDA, as adjusted for engine overhaul costs for (i) the latest 12 months, (ii) estimated year 2001 and
     (iii) estimated year 2002;

     lease-adjusted market value (defined as adjusted market value plus the capitalized value of aircraft leases) as a multiple of earnings before interest, taxes, depreciation and amortization and rent ('EBITDAR') for (i) the latest 12 months, (ii) estimated year 2001 and (iii) estimated year 2002;

     adjusted market value as a multiple of earnings before interest and taxes ('EBIT') for (i) the latest 12 months, (ii) estimated year 2001 and
     (iii) estimated year 2002; Such analyses for the Major Domestic Airlines are summarized below:

                                                          MAJOR DOMESTIC AIRLINES
                                                    ------------------------------------
               PERCENTAGE/MULTIPLE                    RANGE      MEDIAN   MEAN    AMTRAN
               -------------------                    -----      ------   ----    ------
Market equity value as a multiple of net income for
  the latest 12 months............................   7.3x-20.5x     8.4x    4.0x     NM
Market equity value as a multiple of Book value for
  the latest 12 Months............................   0.8x-20.4x     1.6x    4.8x    1.8x
Adjusted market value as a Multiple of sales for
  the latest 12 Months............................   0.5x-2.3x      0.6x    0.8x    0.5x
Adjusted market value as a Multiple of EBITDA for
  the latest 12 months............................   4.2x-9.9x      4.9x    6.2x    5.2x
Adjusted market value as a Multiple of Adjusted
  EBITDA for the latest 12 months.................   4.2x-8.8x      4.8x    5.7x    8.8x

                                                  (table continued on next page)

(table continued from previous page)

                                                          MAJOR DOMESTIC AIRLINES
                                                    ------------------------------------
               PERCENTAGE/MULTIPLE                    RANGE      MEDIAN   MEAN    AMTRAN
               -------------------                    -----      ------   ----    ------
Lease-Adjusted market value as a Multiple of
  EBITDAR for the Latest 12 months................   5.1x-9.7x     6.0x    6.7x    6.2x
Adjusted market value as a Multiple of EBIT for
  the latest 12 months............................  8.2x-12.6x     9.0x    9.6x      NM
Market equity value as a multiple of Estimated net
  income for 2001.................................  6.6x-18.5x    15.7x   13.6x      NM
Market equity value as a multiple of Estimated
  book value for 2001.............................  0.8x-22.1x     1.3x    4.9x    1.8x
Adjusted market value as a Multiple of estimated
  sales for 2001..................................   0.5x-2.2x     0.5x    0.8x    0.5x
Adjusted market value as a Multiple of estimated
  EBITDA for 2001.................................  4.8x-10.5x     6.9x    7.2x    4.1x
Adjusted market value as a Multiple of estimated
  Adjusted EBITDA for 2001........................  4.8x-10.5x     5.8x    6.7x    7.1x
Lease-Adjusted market value as a Multiple of
  estimated EBITDAR For 2001......................   5.7x-9.6x     7.1x    7.4x    4.5x
Adjusted market value as a Multiple of estimated
  EBIT for 2001...................................  7.7x-30.8x    13.3x   17.2x   21.8x
Market equity value as a multiple of Estimated net
  income for 2002.................................  6.5x-32.4x     9.6x   13.5x      NM
Market equity value as a multiple of Estimated
  book value for 2002.............................   0.7x-6.2x     1.1x    2.1x    1.9x
Adjusted market value as a Multiple of estimated
  sales for 2002..................................   0.5x-1.9x     0.5x    0.7x    0.4x
Adjusted market value as a Multiple of estimated
  EBITDA for 2002.................................   4.2x-7.2x     4.7x    5.2x    3.6x
Adjusted market value as a Multiple of estimated
  Adjusted EBITDA for 2002........................   4.2x-6.5x     4.5x    4.9x    4.8x
Lease-Adjusted market value as a Multiple of
  estimated EBITDAR for 2002......................   4.8x-7.2x     5.5x    5.9x    3.1x
Adjusted market value as a Multiple of estimated
  EBIT for 2002...................................  7.7x-22.6x     8.8x   10.9x   13.7x

    Such analyses for the Regional and Discount Domestic Airlines are summarized below:

                                                          MAJOR DOMESTIC AIRLINES
                                                    ------------------------------------
               PERCENTAGE/MULTIPLE                    RANGE      MEDIAN   MEAN    AMTRAN
               -------------------                    -----      ------   ----    ------
Market equity value as a multiple of Net income for
  the latest 12 Months............................   6.3x-16.4x    11.4x   11.4x     NM
Market equity value as a multiple of Book value for
  the latest 12 Months............................   0.5x-36.2x     1.6x   10.0x    1.8x
Adjusted market value as a Multiple of sales for
  the latest 12 Months............................    0.2x-1.7x     0.5x    0.7x    0.5x
Adjusted market value as a Multiple of EBITDA for
  the latest 12 months............................   2.7x-11.5x     9.1x    8.1x    5.2x
Adjusted market value as a Multiple of Adjusted
  EBITDA for the latest 12 months.................    2.7x-9.5x     6.1x    6.1x    8.8x
Lease-Adjusted market value as a Multiple of
  EBITDAR for the Latest 12 months................    2.7x-9.3x     8.6x    7.3x    6.2x
Adjusted market value as a Multiple of EBIT for the
  latest 12 months................................   2.9x-12.7x     7.8x    7.8x      NM
Market equity value as a multiple of Estimated net
  income for 2001.................................   6.3x-11.0x    11.0x   12.5x      NM

                                                  (table continued on next page)

(table continued from previous page)

                                                    REGIONAL AND DISCOUNT DOMESTIC AIRLINES
                                                    ----------------------------------------
               PERCENTAGE/MULTIPLE                     RANGE      MEDIAN     MEAN    AMTRAN
               -------------------                     -----      ------     ----    ------
Market equity value as a multiple of Estimated
  book value for 2001.............................   0.5x-8.4x       1.3x    2.9x      1.8x
Adjusted market value as a Multiple of estimated
  sales for 2001..................................   0.2x-1.4x       0.5x    0.6x      0.5x
Adjusted market value as a Multiple of estimated
  EBITDA for 2001.................................   2.7x-8.6x       5.5x    5.6x      4.1x
Adjusted market value as a Multiple of estimated
  Adjusted EBITDA for 2001........................   2.7x-7.5x       5.1x    5.1x      7.1x
Lease-Adjusted market value as a Multiple of
  estimated EBITDAR For 2001......................   2.7x-8.7x       6.7x    6.2x      4.5x
Adjusted market value as a Multiple of estimated
  EBIT for 2001...................................  2.9x-12.8x       9.7x    8.5x     21.8x
Market equity value as a multiple of Estimated net
  income for 2002.................................  5.8x-11.7x       8.6x    8.7x        NM
Market equity value as a multiple of Estimated
  book value for 2002.............................   0.4x-4.2x       1.1x    1.7x      1.9x
Adjusted market value as a Multiple of estimated
  sales for 2002..................................   0.2x-1.2x       0.4x    0.5x      0.4x
Adjusted market value as a Multiple of estimated
  EBITDA for 2002.................................   2.6x-6.1x       3.5x    3.9x      3.6x
Adjusted market value as a Multiple of estimated
  Adjusted EBITDA for 2002........................   2.8x-6.1x       4.4x    4.4x      4.8x
Lease-Adjusted market value as a Multiple of
  estimated EBITDAR for 2002......................   1.5x-6.1x       5.6x    4.7x      3.1x
Adjusted market value as a Multiple of estimated
  EBIT for 2002...................................   2.6x-9.2x       6.8x    6.3x     13.7x

    DrKW used these comparable company multiples, excluding certain multiples which DrKW determined were not meaningful, to calculate implied values for the shares based on the medians of multiples derived from such transactions. The analysis produced an implied per share price, based on the mean of the Major Domestic Airlines' multiples, of,

     (i) for the latest twelve months, $16.41 based on book value, $24.79 based on sales, $16.19 based on EBITDA, and $14.64 based on EBITDAR,

     (ii) for the estimated year 2001, $13.70 based on book value, $25.22 based on sales, $54.59 based on EBITDA, $8.25 based on Adjusted EBITDA and $70.98 based on EBITDAR, and

     (iii) for the estimated year 2002, $11.25 based on book value, $35.24 based on sales, $33.88 based on EBITDA, $14.71 based on Adjusted EBITDA and $91.90 based on EBITDAR.

    The analysis also produced an implied per share price, based on the mean of the Regional and Discount Domestic Airlines' multiples, of,

     (i) for the latest twelve months, $16.68 based on book value, $15.55 based on sales, $59.66 based on EBITDA, $1.63 based on Adjusted EBITDA and $57.50 based on EBITDAR,

     (ii) for the estimated year 2001, $13.41 based on book value, $15.96 based on sales, $36.99 based on EBITDA, $2.67 based on Adjusted EBITDA and $62.16 based on EBITDAR, and

     (iii) for the estimated year 2002, $10.56 based on book value, $18.21 based on sales, $16.04 based on EBITDA, $13.59 based on Adjusted EBITDA and $94.69 based on EBITDAR.

    In reviewing the comparable companies trading analysis for the purposes of its determination of fairness, DrKW took into consideration the fact that certain of the analyses produced implied per share values greater than $23.00 per share. DrKW believes that the wide range of implied share values resulting from the comparable companies trading analysis are the result of differences in fleet composition, fleet size, leverage, competitive factors and cost structures among different airlines. As discussed below, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of Amtran.

    COMPARABLE TRANSACTIONS ANALYSIS. DrKW reviewed transactions in the airline industry from March 20, 1997 until March 9, 2001. For each transaction, DrKW calculated the multiple of the adjusted purchase price, which is the purchase price attributable to the equity interest of the target company plus the target company's debt less cash, paid in each transaction as a multiple of the target's
(i) latest 12 months' sales, (ii) latest 12 months' EBITDA and (iii) latest 12 months' EBIT, and the purchase price attributable to the equity interest of the target company to the target's (iv) latest 12 months' net income, and (v) book value.

    The analysis of these transactions, excluding certain multiples which DrKW determined were not meaningful, yielded a range of multiples of adjusted purchase price to (i) latest 12 months' sales of 0.1x to 3.0x, (ii) latest 12 months' EBITDA of 2.5x to 22.9x, and (iii) latest 12 months' EBIT of 3.3x to 12.9x, and a range of multiples of purchase price to (iv) latest 12 months' net income of 3.3x to 33.0x, and (v) book value of 0.6x to 4.1x. DrKW used these comparable transaction multiples to calculate implied values for the shares based on the ranges of multiples derived from such transactions. The per share value, based on the median of these values, ranged from $20.73 to $46.08.

    In reviewing the comparable transactions analysis for the purposes of its determination of fairness, DrKW took into consideration the fact that certain of the analyses produced implied per share values greater than $23.00 per share. As discussed below, DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of Amtran.

    PRESENT VALUE OF HYPOTHETICAL FUTURE STOCK PRICE ANALYSIS. DrKW performed a present value of hypothetical future stock price analysis using the Base Case and the Maintenance Case in order to derive an implied equity value reference range for Amtran. The future stock price range was determined by applying a P/E multiple range of 8.0x-12.0x. These P/E multiples were chosen because they were within the range of historic P/E trading multiples for the shares of Amtran and the comparable companies. This hypothetical future stock price was then discounted at a levered cost of equity ranging from 15%-20%. These discount rates were chosen to reflect market risks, the premiums associated with micro-cap stocks, the presence of a controlling shareholder and the high degree of uncertainty surrounding the implementation of Amtran's long-term strategic goals. The per share value implied by this analysis for the Base Case ranged from $17.07 to $39.02 with a mean of $23.64 and a median of $22.49. The per share value implied by this analysis for the Maintenance Case ranged from $9.51 to $31.26 with a mean of $17.33 and a median of $15.18.

    LEVERAGED RECAPITALIZATION ANALYSIS. DrKW also performed an analysis of Amtran's ability to finance, by incurring additional debt, the repurchase of approximately 3.1 million shares, representing the shares held by the Public Shareholders, and the cash out of options at various repurchase prices. This analysis implied that Amtran could reasonably incur additional debt to finance the purchase of approximately 3.1 million shares and cash out certain options at a purchase price of $23.00 per share as contemplated by the terms of the merger. However, DrKW's opinion did not address the solvency of Amtran following consummation of the merger, or at any time, nor did DrKW address issues regarding fraudulent conveyance or fraudulent transfer, and DrKW has been advised that Amtran has arranged to receive an opinion with respect to all of such matters from Houlihan, Lokey, Howard and Zukin.

    STOCK PRICE AND PREMIUM ANALYSIS. DrKW reviewed 32 acquisition transactions by majority shareholders of publicly held minority interests with values ranging from $73 million to $2.7 billion to derive a range of premiums paid over the public trading prices per share one day, one week and four weeks prior to the announcement of such transactions since January 1, 1997. In connection therewith, DrKW noted, among other things, that (i) the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse, (ii) the characteristics of the companies and parties involved were not necessarily comparable to those of Amtran and INDUS and (iii) premiums fluctuate based on perceived growth, synergies, strategic value, the type of consideration utilized in the transaction, information in the securities markets and other factors.

    The results of these analyses are summarized below:

                                              MEDIAN PREMIUMS    IMPLIED PER SHARE    AMTRAN PREMIUM
             DAYS PRIOR TO THE                PAID IN SELECTED   VALUE USING AMTRAN   BASED ON $23.00
                ANNOUNCEMENT                    TRANSACTIONS        STOCK PRICE         OFFER PRICE
                ------------                    ------------        -----------         -----------
One Day.....................................        24.5%              $15.69              82.5%
30 days.....................................        31.5%              $12.66             139.0%
60 days.....................................        28.2%              $15.06              95.7%
90 days.....................................        26.5%              $18.02              61.4%

The $23.00 price also represents a premium of 39.4% over the $16.50 closing price of the shares one year prior to the announcement date, a time when the shares of airline stocks in general were trading at higher levels than they are currently trading.

    CERTAIN GENERAL MATTERS. No company or transaction used in the foregoing analyses was substantially comparable to Amtran or the merger. In addition, those analyses and the discounted cash flow analyses are based and are heavily dependent upon, among other factors, assumptions as to future performance and other factors, and are therefore subject to the limitations described in DrKW's opinion. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies to which they are being compared and Amtran.

    A fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or summary description. DrKW believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, DrKW considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be DrKW's view of the actual value of Amtran. There were no specific factors in DrKW's analysis which did not support its fairness opinion.

    The analyses performed by DrKW are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DrKW's engagement by the single member special independent director committee. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

    The single member special independent director committee retained DrKW based upon its experience and expertise. DrKW is an internationally recognized investment banking and advisory firm. DrKW, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market-making and other trading activities, DrKW and its affiliates may, from time to time, have a long or short position in, and may buy and sell, securities of Amtran.

    Other than receiving instructions from Mr. Abel in his capacity as the sole member of the special independent director committee, DrKW did not receive any instructions from Amtran, Mikelsons, INDUS or any other affiliate of Mikelsons.

    DRKW ENGAGEMENT AGREEMENT. Pursuant to the terms of a letter agreement, dated May 8, 2001, between DrKW and Amtran (the 'DrKW Letter Agreement'), the single member special independent director committee retained DrKW to serve as its financial advisor with respect to any transaction considered by the single member special independent director committee pursuant to which Mikelsons or any affiliate acquires all of the outstanding capital stock of Amtran held by the Public Shareholders (the 'Proposal'). The DrKW Letter Agreement provides that Amtran will pay DrKW $100,000 upon the execution of the DrKW Letter Agreement and $800,000 at such time as DrKW rendered an opinion to the single member special independent director committee with respect to the adequacy or fairness from a financial point of view of the consideration to be paid pursuant to the proposal, or at such time as DrKW advises the single member special independent director committee that it is unable to render such an opinion. In addition, pursuant to the terms of an indemnification agreement, dated May 8, 2001, Amtran is obligated to indemnify DrKW (and its affiliates, their respective directors, officers, agents, employees and controlling persons) against certain liabilities arising out of or in connection with DrKW's engagement, including liabilities under the federal securities laws.

    This summary is not a complete description of the analysis performed by DrKW and is qualified by reference to the written opinion of DrKW set forth in Annex C to this proxy statement and to DrKW's report to the single member special independent director committee included as Exhibit (c)(2) to the
Schedule 13E-3 filed with the SEC on June 29, 2001, and as subsequently amended, by Amtran and the filing persons, of which this proxy statement constitutes a part. Copies of DrKW's reports to the single member special independent director committee on June 5 and June 18, 2001 will be made available for inspection and copying at our principal executive offices during our regular business hours by any interested holder of shares of our common stock or representative of any such holder (who has been so designated in writing). We will also furnish by mail copies of DrKW's reports to the single member special independent director committee to any interested holder of shares of our common stock or representative of any such holder (who has been so designated in writing) upon written request and at the expense of the requesting holder of shares of our common stock.

POSITION OF THE FILING PERSONS REGARDING FAIRNESS OF THE MERGER

    The filing persons believe that the merger is fair to and in the best interests of the holders of shares of our common stock (other than the filing persons). The filing persons base their belief on the following factors, each of which, in their view, supported that conclusion:

     the conclusions and recommendation of the single member special independent director committee and its analysis of which the filing persons hereby expressly adopt;

     the factors referred to above as having been taken into account by the single member special independent director committee and the board of directors, including that the single member special independent director committee received an opinion from DrKW that, as of the date of that opinion and subject to the assumptions and limitations discussed in that opinion, the consideration of $23 in cash per share of common stock to be received by the holders of shares of our common stock (other than Mikelsons and any Mikelsons Affiliate) in the merger is fair to such holders from a financial point of view, which the filing persons hereby expressly adopt;

     the merger price represents a premium of (a) 82.5% to the closing price of Amtran common stock on May 16, 2001, the last trading day prior to announcement of Mikelsons' proposal, (b) 122.4% to the closing price of Amtran common stock on May 9, 2001, one week prior to the announcement of Mikelsons' proposal and (c) 130.9% to the closing price of Amtran common stock on April 16, 2001, four weeks prior to the announcement of Mikelsons' proposal, which, in each case, exceeds the median premiums paid in other minority buy-out transactions; as contained in DrKW's presentation to the single member special independent director committee, the median premiums paid in other minority buy-out transactions are: (a) 26% for one day prior to announcement, (b) 29% for one week prior to announcement and (c) 31% for four weeks prior to announcement;

     the difficulty of forecasting Amtran's performance over a 5-year period in light of the degree of variability and uncertainty inherent in the airline industry;

     $23 per share exceeds the average price per share paid by Amtran for shares of its common stock during the past two years and, in particular, the price per share paid by Amtran in purchases of shares of its common stock since the third quarter of 1999; see 'Prior Stock Purchases' for information concerning prior stock purchases by Amtran; and

     declines in revenues and operating performance of Amtran and other domestic airlines during the first two fiscal quarters of 2001.

    In reaching their determinations that the merger is fair, the filing persons also recognized and considered the adverse factors considered by the single member special independent director committee. Additionally, the filing persons considered Mikelsons' lack of interest in selling his shares of Amtran common stock and that, as a result, the minority shareholders of Amtran would not have an opportunity to receive a control premium with respect to their shares of Amtran common stock.

    In view of the variety of factors considered by the filing persons, they did not find it practicable to, and did not, quantify or otherwise attempt to assign specific or relative weights to the factors considered in reaching their determinations. The filing persons evaluated the $23 per share merger consideration against recent and historic market prices for the shares of Amtran common stock. The filing persons also took account of the opinion of DrKW to the single member special independent director committee that, based upon and subject to the various assumptions and limitations set forth therein, as of June 18, 2001, the $23 per share to be received by the Public Shareholders pursuant to the merger was fair to such Public Shareholders from a financial point of view, and the report and analyses presented to the single member special independent director committee in connection therewith. The filing persons adopted DrKW's analysis of the $23 per share offer against the going concern value of Amtran presented in the report prepared by DrKW and presented to the single member special independent director committee in connection with the delivery of its opinion. See ' -- Opinion of Financial Advisor to the Single Member Special Independent Director Committee'. Other than as described above, the filing persons did not consider any factors regarding the fairness of the merger to the shareholders of Amtran, other than the filing persons. The filing persons believe that the factors they considered provided a reasonable basis to form their belief. Specifically, the filing persons did not independently consider with respect to such fairness:

     net book value, which the filing persons did not believe had any systematic connection with the economic value of Amtran; or

     liquidation value, which the filing persons did not view as relevant since they believed that substantial value was tied to Amtran as a going concern and that liquidation would destroy this value.

    The filing persons also considered the conditional proposals made by Apollo, including the September 2000 proposal and the April 2001 proposal, in light of the declines in Amtran's projections since the September 2000 proposal, the fact that even after extensive due diligence and negotiations during 2000, Apollo was unable to present a proposal that was acceptable to Mikelsons and that Mikelsons believed could be consummated in a reasonable period of time. Thus, for the foregoing reasons, to the extent that any of the Apollo proposals constituted firm offers to acquire all of, or a controlling interest in, Amtran, the filing persons concluded that such proposals were not feasible. See ' -- Background of the Merger' for a discussion of certain conditional proposals made by Apollo.

    The filing persons considered the advantages and disadvantages of the alternative to the acquisition of the public shareholder interest in Amtran by Mikelsons, which was Amtran continuing as a publicly held company with Mikelsons maintaining his 72% equity interest in Amtran. In the view of the filing persons, the principal advantage of Amtran continuing as a publicly traded company was that it would allow public shareholders to continue to participate in any growth in the value of Amtran equity. The disadvantages to public shareholders of Amtran continuing as a publicly traded company that were considered by the filing persons included the exposure to the risks and uncertainties attendant to continuing as a publicly traded company in light of risks to Amtran's business from rising fuel prices, rising labor costs, the rapid integration of new aircraft and the subsequent disposition of a portion of its current fleet, and Mikelsons' and Amtran management's stated belief that based on their knowledge of and experience in the airline industry no past airline had successfully moved from a charter service business to a predominantly scheduled service business. In addition, the filing persons considered the fact that Amtran common stock has historically traded at a discount to the stocks of other domestic airlines due to Amtran's limited public float and the fact that Amtran has a controlling shareholder.

    As described in ' -- Background of the Merger', Mikelsons and INDUS considered alternative means of accomplishing the stated purposes for the merger. As described above under ' -- Background of the Merger', Messrs. Tague, Wolff and Hlavacek also participated to varying degrees in the consideration of alternative means of accomplishing the stated purposes for the merger. However, these alternatives were ultimately not pursued for the reasons set forth in ' -- Background of the Merger'. The filing persons believe that taking Amtran private at this time will allow management to focus on the implementation of long-term strategic goals. In particular, the filing persons believe that Amtran's management should be focusing primarily on implementing Amtran's refleeting initiative, the implementation of which began with the delivery of the first new aircraft in June 2001, and the concurrent expansion of Amtran's operations at Midway Airport in Chicago, Illinois. The filing persons believe that these two initiatives could result in substantial benefits if they are successfully implemented. However, the filing persons recognize that the implementation of these initiatives involves substantial execution risk, and that a number of factors that will determine the success of the initiatives are beyond the control of Amtran and its management. The filing persons also believe that it will be several years before the success of these initiatives can be determined. Because of this substantial uncertainty and time horizon, the filing persons believe that the public equity markets are unlikely to reflect the potential benefits of these initiatives at any time in the near future.

    After consulting with Mikelsons' financial and legal advisors with respect to the merger, including, without limitation, the factors discussed above, the filing persons concluded that the merger was fair to and in the best interests of the holders of shares of Amtran common stock (other than the filing persons).

    Although Salomon Smith Barney provided financial advisory services to Mikelsons in connection with the merger, Salomon Smith Barney was not requested to, and did not, evaluate or render an opinion or report as to the fairness, from a financial point of view, of the consideration per share to be paid in the merger. Salomon Smith Barney's role in the merger consisted primarily of advising Mikelsons and INDUS on the general strategy for accomplishing the transaction, including the financing of the transaction and restructuring of the ILFC Series B preferred stock, reviewing DrKW's and Amtran's financial analyses, reviewing historical and projected financial information prepared by Amtran's management and participating in negotiations.

    The filing persons believe that the merger is procedurally fair to and in the best interests of the holders of shares of Amtran common stock (other than the filing persons) for the reasons set forth above under ' -- Fairness of the Merger -- Board of Directors', which the filing persons hereby expressly adopt.

    This discussion of the information and factors considered and given weight by the filing persons is not intended to be exhaustive but is believed to include all material factors considered by the filing persons.

PROJECTIONS

    Amtran management produces 5-year plans as part of its ongoing strategic planning process. These 5-year plans are periodically updated by Amtran's management. On May 18, 2001, Amtran management provided a version of this 5-year plan dated May 16, 2001, to DrKW, the single member special independent director committee, Salomon Smith Barney, Citicorp and Bank One, NA. Prior drafts and versions of this plan were supplied to the same parties.

    On May 25, 2001, representatives of DrKW requested that Amtran management prepare additional 5-year plans containing various scenarios different from those contained in management's base case. During the preparation of those alternative cases on May 29, 2001, Amtran management discovered a calculation error in the model used in the preparation of the May 16 plan. Copies of this plan, which is identical to the May 16 plan other than changes resulting from of the correction of the calculation error, were made available to Salomon Smith Barney, Citicorp, DrKW and the single member special independent director committee on May 31, 2001. The base case contained in the May 31 plan contained the following estimates of Amtran's future (i) operating revenues,
(ii) earnings before interest, taxes, depreciation, amortization and rents,
(iii) earnings before interest, taxes, depreciation and amortization and
(iv) net income:

                                             PROJECTED    PROJECTED     PROJECTED   PROJECTED   PROJECTED
                                               2001          2002         2003        2004        2005
                                               ----          ----         ----        ----        ----
                                                                (DOLLARS IN MILLIONS)
Operating revenues.........................  $1,385.0      $1,666.7     $1,941.7    $2,107.1    $2,182.8
Earnings before interest, taxes,
  depreciation, amortization and rents.....     297.3         424.5        525.8       533.0       491.0
Earnings before interest, taxes,
  depreciation and amortization............  $  165.2         197.3        243.0       226.5       168.1
Net income (loss)..........................       3.6           2.4         44.0        65.6        46.8

    On May 31, 2001, Amtran management also provided copies of the 5-year plans reflecting the various scenarios to Salomon Smith Barney, DrKW and the single member special independent director committee. The alternative scenarios presented by Amtran management included:

    Maintenance adjustment. This plan reflects the adjustment of the maintenance expenses throughout the period covered to reflect the fact that maintenance costs will be abnormally low during the period from 2002 to 2005 due to the rapid transition to a younger fleet. The maintenance adjusted plan contains the following estimates of Amtran's future (i) operating revenues, (ii) earnings before interest, taxes, depreciation, amortization and rents, (iii) earnings before interest, taxes, depreciation and amortization and (iv) net income:

                                             PROJECTED    PROJECTED     PROJECTED   PROJECTED   PROJECTED
                                               2001          2002         2003        2004        2005
                                               ----          ----         ----        ----        ----
                                                                (DOLLARS IN MILLIONS)
Operating revenues.........................  $1,385.0      $1,666.7     $1,941.7    $2,107.1    $2,182.8
Earnings before interest, taxes,
  depreciation, amortization and rents.....     294.3         405.4        498.7       513.4       479.0
Earnings before interest, taxes,
  depreciation and amortization............     162.1         172.2        215.9       207.0       156.0
Net income (loss)..........................       1.2          (9.6)        27.1        53.4        39.3

    Fuel adjustment: This plan assumes that fuel costs remain at constant levels throughout the five-year period covered (rather than the assumption that fuel costs will decline during that period which is the assumption contained in the base case). The fuel adjusted plan contains the following estimates of Amtran's future (i) operating revenues, (ii) earnings before interest, taxes, depreciation, amortization and rents, (iii) earnings before interest, taxes, depreciation and amortization and (iv) net income:

                                             PROJECTED    PROJECTED     PROJECTED   PROJECTED   PROJECTED
                                               2001          2002         2003        2004        2005
                                               ----          ----         ----        ----        ----
                                                                (DOLLARS IN MILLIONS)
Operating revenues.........................  $1,385.0      $1,666.7     $1,941.7    $2,107.1    $2,182.8
Earnings before interest, taxes,
  depreciation, amortization and rents.....     297.3         396.9        490.3       495.2       451.5
Earnings before interest, taxes,
  depreciation and amortization............     165.2         163.7        207.4       188.8       128.6
Net income (loss)..........................       3.6         (15.0)        21.8        41.9        22.0

    Enhanced competition adjustment: This plan assumes that in response to Amtran's expansion at Midway Airport and refleeting, Amtran's competitors increase their level of direct competition with Amtran (as reflected by 5-10% reductions in Amtran's fare levels from the base case beginning in 2002 on routes on which it competes directly with its largest competitors at Midway). The enhanced competition scenario contains the following estimates of Amtran's future (i) revenues, (ii) earnings before interest, taxes, depreciation, amortization and rents, (iii) earnings before interest, taxes, depreciation and amortization and (iv) net income:

                                             PROJECTED    PROJECTED     PROJECTED   PROJECTED   PROJECTED
                                               2001          2002         2003        2004        2005
                                               ----          ----         ----        ----        ----
                                                                (DOLLARS IN MILLIONS)
Operating revenues.........................  $1,385.0      $1,642.1     $1,916.5    $2,080.8    $2,155.4
Earnings before interest, taxes,
  depreciation, amortization and rents.....     297.3         401.7        501.9       507.2       463.6
Earnings before interest, taxes,
  depreciation and amortization............     165.2         168.5        219.1       200.8       140.7
Net income.................................       3.6         (12.0)        29.1        49.5        29.6

    Recession adjustment: This plan assumes that there is a recession during the 5-year period (as reflected by assuming that revenue per available seat mile would remain at the year-2000 level in 2001 and 2002). The recession adjusted plan contains the following estimates of Amtran's future (i) operating revenues,
(ii) earnings before interest, taxes, depreciation, amortization and rents,
(iii) earnings before interest, taxes, depreciation and amortization and
(iv) net income:

                                             PROJECTED    PROJECTED     PROJECTED   PROJECTED   PROJECTED
                                               2001          2002         2003        2004        2005
                                               ----          ----         ----        ----        ----
                                                                (DOLLARS IN MILLIONS)
Operating revenues.........................  $1,346.4      $1,602.0     $1,857.9    $2,011.0    $2,081.3
Earnings before interest, taxes,
  depreciation, amortization and rents.....     258.4         358.4        439.5       431.3       381.2
Earnings before interest, taxes,
  depreciation and amortization............     126.2         125.1        156.7       124.9        58.3
Net income.................................     (19.8)        (39.1)       (10.1)        1.8       (22.0)

    Downside case: This plan reflects the impact of all of the adjustments contained in the fuel adjusted case, the enhanced competition adjusted case and the recession case. The downside case contains the following estimates of Amtran's future (i) operating revenues, (ii) earnings before interest, taxes, depreciation, amortization, and rents, (iii) earnings before interest, taxes, depreciation and amortization and (iv) net income:

                                             PROJECTED    PROJECTED     PROJECTED   PROJECTED   PROJECTED
                                               2001          2002         2003        2004        2005
                                               ----          ----         ----        ----        ----
                                                                (DOLLARS IN MILLIONS)
Operating revenues.........................  $1,346.4      $1,578.9     $1,834.4    $1,986.3    $2,055.7
Earnings before interest, taxes,
  depreciation, amortization and rents.....     258.4         309.8        381.7       369.7       316.2
Earnings before interest, taxes,
  depreciation and amortization............     126.2          76.6         98.9        63.3        (6.8)
Net income                                      (19.8)        (69.6)       (46.3)      (36.8)      (62.8)

    Certain information concerning the projections. Amtran does not as a matter of course make public its projections as to future performance or earnings. The projections referred to above were not prepared with a view to public disclosure, and are included in this proxy statement because such information was not otherwise publicly available and was provided to Mikelsons, Salomon Smith Barney, Citicorp, Bank One, NA, the alternative financial advisor, DrKW and the single member special independent director committee. The projections were not prepared with a view to compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, or generally accepted accounting principles. Neither the independent auditors of Amtran, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections.

The projections were not prepared with the approval of the Amtran board of directors or the single member special independent director committee.

    The projections are forward-looking statements that are subject to certain risks and uncertainties and should be read with caution. See 'Cautionary Statement Concerning Forward-Looking Information' in this proxy statement. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by Amtran's management with respect to its refleeting initiative, the expansion of its operations at Midway Airport, fuel prices, industry performance and competition, general business, economic, market and financial conditions and other matters, including assumed interest rates and effective tax rates consistent with historical levels for Amtran, all of which are difficult to predict, many of which are beyond Amtran's control. Accordingly, it is highly likely that Amtran's actual performance will vary from the assumptions made in preparing the projections and that the variations will be both substantial and material to the forecasted results. As a result, actual results may be materially greater or less than those contained in the projections.

    For these reasons, the inclusion of the projections in this document should not be regarded as an indication that Amtran, any recipient of the projections or their respective affiliates or representatives, considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Mikelsons, INDUS or Messrs. Tague, Wolff and Hlavacek or any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections. Except to the extent required under the federal securities laws, Amtran does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

PLANS FOR AMTRAN AFTER THE MERGER

    Mikelsons presently intends to continue to own all the common stock of Amtran after the merger (other than shares of our common stock which may be issued in the future upon the exercise of stock options or the conversion of shares of Series B preferred stock) and for Amtran to continue to operate as a holding company for its operating subsidiaries.

    Except as otherwise described in this proxy statement, none of Amtran, to Amtran's knowledge, any of its directors or executive officers or the filing persons has any current plans or proposals or negotiations which relate to or would result in:

     other than the merger pursuant to the merger agreement, any extraordinary transaction, such as a merger, reorganization or liquidation involving Amtran or its subsidiaries;

     any purchase, sale or transfer of a material amount of assets of Amtran or its subsidiaries;

     any change in the management of Amtran or any change in any material term of the employment contract of any executive officer; or

     any other material change in the corporate structure or business of Amtran.

    Nevertheless, Amtran may initiate from time to time reviews of its assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. Amtran expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

CERTAIN EFFECTS OF THE MERGER


    As a result of the merger, Mikelsons will own all the common stock of the surviving corporation (other than shares of our common stock which may be issued in the future upon the exercise of stock options or the conversion of Series B preferred stock). The outstanding preferred stock of Amtran, which consists of the Series A1 preferred stock, without par value, and the Series B preferred stock, will remain outstanding. As of September 5, 2001, there were outstanding

500 shares of Series A1 preferred stock, all held by Boeing Capital Corporation and 300 shares of Series B preferred stock, all held by ILFC. Following the merger, holders of shares of Amtran common stock other than Mikelsons, officers of Amtran (who may acquire shares of our common stock in the future upon the exercise of stock options) and ILFC (who may acquire shares of our common stock in the future upon conversion of shares of Series B preferred stock) will no longer benefit from any increases in the value of the surviving corporation and will no longer bear the risk of any decreases in the value of the surviving corporation. In addition, following the merger, the interest of Mikelsons in the net book value and net income or loss of the surviving corporation will increase to 100% from a current level of approximately 72%. Following the merger, in dollar terms, Mikelsons' interest in Amtran's net book value as of the end of the quarter ended June 30, 2001 will increase to $125.5 million from $91.0 million and his interest in Amtran's 2000 fiscal year net loss will increase to $15.7 million from $10.9 million. Following the merger, the interests of Messrs. Tague, Wolff and Hlavacek in the net book value and net income or loss of the surviving corporation will decrease to 0% from current levels of approximately 0.099%, 0.1% and 0.5%, respectively. Following the merger, in dollar terms, the interests of Messrs. Tague, Wolff and Hlavacek in Amtran's book value as of the end of the quarter ended June 30, 2001 will decrease to $0 from approximately $113,000, $125,000 and $627,000, respectively, and their interests in Amtran's 2000 fiscal year net loss will decrease to $0 from approximately $14,000, $16,000 and $79,000, respectively. These three officers may acquire interests in the surviving corporation's net book value and net income or loss in the future upon the exercise of their stock options which will remain outstanding following the merger. See ' -- Interests of Certain Persons in the Merger -- Treatment of Stock Options' in this proxy statement.



    As a result of the merger, all outstanding options to acquire shares of our common stock other than those held by 19 officers of Amtran will be canceled. All unvested stock options issued to our officers and certain stock options issued to non-officers automatically vested upon the approval of the merger by your board of directors. The compensation committee of your board of directors has adopted a resolution providing that all stock options (other than those held by the 19 officers whose options will remain outstanding following the merger) that are outstanding immediately prior to the closing of the merger will be canceled in exchange for a cash payment equal to the excess, if any, of $23 over the exercise price of those options multiplied by the number of shares of our common stock covered by those options, and that all outstanding stock options with an exercise price in excess of $23 per share will be canceled without any cash payment. In the aggregate, our employees (other than the 19 officers described in the following paragraph) held as of September 4, 2001 options to purchase 520,015 shares of Amtran common stock with an average exercise price of $11.87 per share.


    We have agreed in the merger agreement to enter into option modification agreements with 19 of our officers (including Messrs. Tague, Wolff and Hlavacek) providing that these officers will not exercise their options prior to the merger and that their stock options will remain outstanding following the merger. In the aggregate, these 19 officers hold options to purchase 1,749,464 shares of Amtran common stock with an average exercise price of $11.31. The terms of the modifications to the stock options of these 19 Amtran officers are fully described in this proxy statement under the heading ' -- Interests of Certain Persons in the Merger'.

    Following the merger, Mikelsons, the remaining optionholders and ILFC (upon conversion of their shares of Series B preferred stock) will benefit from any increases in the value of Amtran and also bear the risk of any decreases in the value of Amtran.

    Shares of our common stock will cease to be authorized to be quoted on the Nasdaq following the merger and will, therefore, be removed from quotation on the Nasdaq. The common stock is currently registered under Section 12(g) of the Exchange Act. Registration under the Exchange Act may be terminated upon application of Amtran to the SEC if such securities are not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of such securities. Termination of registration of our common stock under the Exchange Act would mean certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement to file periodic reports, the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to
Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, would no longer be applicable to Amtran. In addition, 'affiliates' of Amtran and persons holding 'restricted securities' of Amtran might as a result be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. It is the present intention of Mikelsons to seek to cause Amtran to make an application for the termination of the registration of our common stock under the Exchange Act as soon as practicable after the effective time of the merger.

SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required to pay the merger consideration, make cash payments for canceled options and pay related fees and expenses is approximately $87 million. The fees and expenses expected to be incurred in connection with the merger are described in greater detail in 'Estimated Fees and Expenses of the Merger'. In addition, we will purchase between 5 and 10% of ILFC's shares of Series B preferred stock pursuant to the ILFC Agreement in exchange for a note due January 15, 2002 with an annual interest rate of 7.38%. Assuming that we purchase 5% of ILFC's shares of Series B preferred stock, the aggregate principal amount of this note will be approximately $2.2 million.

    ATA has received a letter dated June 18, 2001 (the 'Commitment Letter'), from Salomon Smith Barney and Citicorp with respect to a $175 million 3-year reducing revolving credit facility (the 'Secured Credit Facility'). In this letter, Citicorp committed to provide the Secured Credit Facility, subject to terms and conditions set forth therein, including Citicorp's right to syndicate the Secured Credit Facility. Salomon Smith Barney and Citicorp are affiliates of each other. On June 18, 2001, Bank One, NA agreed to commit $87.5 million of the $175 million Secured Credit Facility, act as administrative agent and take an active role, through its affiliate, Banc One Capital Markets, Inc., in the syndication of the Secured Credit Facility. We expect that the structure of the Secured Credit Facility will include both a term loan and a revolving credit facility. We are in the process of negotiating the definitive documentation for the Secured Credit Facility with the lenders.

    The Secured Credit Facility will be used to finance the acquisition of all the outstanding public shares of our common stock other than those owned by Mikelsons and INDUS, to pay related transaction fees and expenses, to purchase rotables and to provide for the ongoing working capital needs and general corporate purposes of Amtran and its subsidiaries. The amount available for the acquisition of shares of our common stock shall not exceed $82.0 million in the aggregate.


    The commitment under the Commitment Letter is conditioned upon, among other things, (i) Citicorp not discovering or otherwise becoming aware of information about Amtran that Citicorp reasonably believes to be materially inconsistent with its understanding as of June 18, 2001 of Amtran and its business, (ii) the preparation, execution and delivery of mutually acceptable loan documentation,
(iii) the absence of (a) any material adverse change in the business, condition (financial or otherwise), operations or properties of Amtran and its subsidiaries, taken as a whole, since December 31, 2000 and (b) any change in market conditions that would impair the syndication of the Secured Credit Facility, (iv) the accuracy and completeness in all material respects of Amtran's representations and warranties in the Commitment Letter and of all information furnished by Amtran to Citicorp and Salomon Smith Barney and
(v) the payment in full of all fees, expenses and other amounts payable under the Commitment Letter.


    The execution of the Secured Credit Facility is conditioned upon, among other things, customary conditions for facilities of this nature, including
(i) the preparation, execution and delivery of mutually acceptable loan documentation, (ii) creation and perfection of liens granted over the collateral for the Secured Credit Facility, (iii) the roll-over of equity options being acceptable to Salomon Smith Barney, (iv) the completion of legal due diligence in connection with the transactions, and due diligence with respect to the collateral, (v) legal opinions from special New York counsel for each of ATA and Amtran and a solvency opinion from an independent solvency evaluator satisfactory to Salomon Smith Barney, (vi) the absence of a material adverse change since December 31, 2000 in the business, financial condition or results of operations of

Amtran and its subsidiaries, taken as a whole, (vii) evidence that as of the closing date the funded lease-adjusted debt of Amtran and its subsidiaries is no more than $955 million, (viii) evidence that as of closing date, Amtran's minimum cash (or cash equivalents) on hand is no less than $85 million and
(ix) payment of accrued fees and expenses. Each advance under the Secured Credit Facility is conditioned upon, among other things, the non-occurrence and non-continuation of any unmatured event of default, the representations and warranties contained in the loan agreement for the Secured Credit Facility being true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of each advance, except to the extent such representation and warranty relates to an earlier date (in which case on and as of such earlier date) and compliance with the borrowing base.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes certain United States federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the 'Code'), existing and proposed treasury regulations, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described in this proxy statement and could be made on a retroactive basis. This discussion does not address all aspects of federal income taxation that may be important to you based on your particular circumstances and does not address any aspect of state, local or foreign tax laws. This summary assumes that shares of our common stock are held as capital assets (generally, assets held for investment) at the time of the merger and may not apply to holders who acquired shares of common stock pursuant to the exercise of employee stock options or other compensation arrangements with Amtran, holders that are subject to special tax treatment, holders that hold shares of our common stock as part of a 'straddle', 'hedge', or 'conversion transaction', holders the functional currency of which is not the U.S. dollar or holders that are nonresident alien individuals or foreign corporations, partnerships, trusts or estates. Holders that may be subject to special tax treatment include broker-dealers, persons liable for alternative minimum tax, traders that elect to use a marked-to-market method of accounting for their securities holdings, insurance companies, tax-exempt organizations, retirement plans, financial institutions and regulated investment companies.

    Consequences to Holders of Common Stock. A holder of shares of our common stock will recognize gain or loss equal to the difference between the amount of cash received in the merger and the holder's adjusted tax basis in the shares of common stock surrendered. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the effective time of the merger the holder has a holding period for the common stock of more than one year.

    Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of our common stock will be subject to information reporting and 'backup' withholding on the cash payable to the holder, unless the holder furnishes its social security or other taxpayer identification number and meets certain other conditions. Corporations generally are exempt from backup withholding. Any amounts withheld from payments to a holder under the backup withholding rules generally will be allowed as a credit against the holder's United States federal income tax liability, which may entitle such holder to a refund provided the required information is furnished to the Internal Revenue Service.

    The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws. The merger will not result in any United States federal income tax consequences for Amtran, Mikelsons or INDUS. The merger will be a taxable transaction for Messrs. Tague, Wolff and Hlavacek and will result in the same United States federal income tax consequences as described above for other holders of shares of our common stock.

SHAREHOLDER LITIGATION RELATING TO THE MERGER

    Commencing on May 17, 2001, we, along with several of our officers and directors have been named as defendants in two putative class actions filed in the Superior Court of the State of Indiana in and for the County of Marion. The plaintiffs allege that Mikelsons and the individual defendants have breached and are breaching their fiduciary duties to the public shareholders of Amtran common stock. The plaintiffs seek, among other things, declaratory and injunctive relief, including: directing the individual defendants to exercise their duty of care by giving consideration to any proposed business combination that would maximize Amtran's shareholder value; directing the individual defendants to adequately ensure that no conflicts of interest exist between the individual defendants and their fiduciary obligation to maximize shareholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Amtran's public shareholders and awarding plaintiffs the costs and disbursements of the action, including reasonable attorneys' and experts' fees.

    We, along with several of our officers and directors have also been named as defendants in one putative class action filed in U.S. District Court in the Southern District of Indiana, Indianapolis Division, based on a diversity claim. The plaintiffs allege, among other things, that Mikelsons and each of the individual defendants have violated the fiduciary duties they owe to the shareholders of Amtran. The plaintiffs seek judgment, among other things, as follows: declaring that defendants have breached their fiduciary duties to the public shareholders of Amtran and aided and abetted such breaches; enjoining the proposed sale to Mr. Mikelsons and, if the proposed sale is consummated, rescinding it; awarding plaintiff and the class compensatory and/or rescissory damages as allowed by law; and awarding interest, attorney's fees, expert fees and other costs, in an amount to be determined.

    We have entered into a Memorandum of Understanding with each of the plaintiffs (the 'Memorandum'), subject to the conditions therein and to court approval, providing for the settlement of the lawsuits described above. We, along with the named officers and directors, vigorously deny any liability whatsoever in connection with the claims asserted in the actions. We, along with the named officers and directors, entered into the Memorandum because it will halt the substantial expense, inconvenience and distraction of continued litigation of the plaintiffs' claims, and put to rest any and all the plaintiffs' claims relating to the merger. The parties to the Memorandum agreed, among other things, to attempt, in good faith, to agree upon and execute as soon as practicable an appropriate stipulation of settlement, dismissing on the merits and with prejudice all claims asserted in the complaints filed in the state court actions, and to obtain final state court approval of the settlement, and the release and dismissal of the state court actions with prejudice and to voluntarily dismiss the federal court action. On July 25, 2001, the federal court action was dismissed without prejudice. The settlement is subject to confirmatory discovery. In the Memorandum, the defendants acknowledged that the existence of these lawsuits was a factor in Mikelsons' decision to increase the consideration he would pay per share and Mikelsons agreed that he took into account the desirability of satisfactorily addressing the claims asserted in these lawsuits in agreeing to increase the consideration he would pay. At the time, Mikelsons was aware that the plaintiffs had stated they would be willing to settle their claims, subject to court approval, if the consideration paid in the proposed transaction was at least $23 per share. Amtran has agreed to pay an aggregate of $285,000 in attorneys' fees, a portion of which has been requested by Amtran to be paid under its directors' and officers' liability insurance policy.

METHOD OF ACCOUNTING

    The merger will be accounted for under the purchase method of accounting as a purchase of INDUS by Amtran. The merger will not result in a change in the recorded basis of the assets held by Amtran immediately prior to the merger.

REGULATORY AND OTHER APPROVALS

    The only U.S. federal or state regulatory requirements applicable to the merger and the ILFC amendment are the giving of notice of the merger to the U.S. Department of Transportation and the filing of articles of merger and articles of amendment with the Secretary of State of Indiana. On August 7, 2001, we provided notice of the merger to the U.S. Department of Transportation.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Mikelsons and INDUS Ownership of Common Stock


    As of September 5, 2001, Mikelsons owned 8,271,200 shares of our common stock (or approximately 72% of the outstanding shares of our common stock on that date). Mikelsons acquired his shares in Amtran in 1984, in exchange for his contribution of, among other things, all the outstanding shares of the common stock of ATA. On June 18, 2001, Mikelsons and INDUS entered into a stock subscription agreement (the 'Stock Subscription Agreement'), pursuant to which Mikelsons will subscribe for and purchase, and INDUS will issue to Mikelsons, 8,271,200 shares of the common stock, without par value, of INDUS, in consideration of the contribution by Mikelsons to INDUS of the 8,271,200 shares of our common stock owned by him, subject to certain conditions. Satisfaction of the shareholder approval condition to the merger is a condition to the transactions contemplated by the Stock Subscription Agreement. Upon completion of the merger, each issued and outstanding share of common stock of INDUS shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of Amtran, the surviving corporation.


Ownership of Common Stock by Our Officers and Directors


    As of September 5, 2001, our executive officers and directors (other than Mikelsons) beneficially owned an aggregate of 1,300,467 shares of our common stock consisting of 84,762 shares of our common stock (which represented on that date less than 1% of the outstanding shares and approximately 2.6% of the outstanding shares not owned by Mikelsons or any Mikelsons Affiliate), presently exercisable options to purchase 1,214,689 shares of our common stock (or approximately 9.6% of the outstanding shares on such date assuming the exercise of all such options) with an average exercise price of $11.20 per share and 1,010 shares of our common stock allocated to such directors and executive officers under the ATA Employees' Salary Savings Plan. To our knowledge, all of our executive officers and directors intend to vote the 85,772 shares of our common stock which they have the power to direct the voting of in favor of the merger.



    As of September 5, 2001, Mr. Tague beneficially owned 460,980 shares of our common stock, including options to purchase 450,758 shares with an average exercise price of $12.52 (which represented on that date approximately 3.9% of the outstanding shares assuming the exercise of all such options). As of the same date, Mr. Wolff beneficially owned 350,094 shares of our common stock, including options to purchase 338,000 shares with an average exercise price of $13.48 (which represented on that date approximately 3.1% of the outstanding shares assuming the exercise of all such options). As of the same date, Mr. Hlavacek beneficially owned 362,393 shares of our common stock, including options to purchase 309,431 shares with an average exercise price of $13.86 (which represented on that date approximately 3.0% of the outstanding shares assuming the exercise of all such options). Messrs. Tague, Wolff and Hlavacek intend to vote all shares of our common stock which they have the power to direct the voting of in favor of all items at the annual meeting.


Treatment of Restricted Stock

    Under the merger agreement, the restriction period for each restricted share, whether vested or unvested, granted under any of our stock plans shall be deemed to expire immediately prior to the closing of the merger, unless it expired sooner in accordance with the restriction period set forth under the terms of the stock plan, in which case, the restriction period shall expire in accordance with the terms of the applicable stock plan.

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Treatment of Stock Options


    All unvested stock options issued to our officers and certain stock options issued to non-officers automatically vested upon the approval of the merger by your board of directors. Your board of directors and the compensation committee of your board of directors have adopted resolutions providing that all stock options (other than those held by the 19 officers whose options will remain outstanding following the merger as described below) that remain outstanding immediately prior to the closing of the merger will be canceled in exchange for a cash payment equal to the excess, if any, of $23 over the exercise price of those options multiplied by the number of shares of our common stock covered by those options, and that all outstanding stock options with an exercise price in excess of $23 per share will be canceled without any cash payment. In the aggregate, our employees (other than the 19 officers described in the following paragraph) held as of September 4, 2001 options to purchase 520,015 shares of our common stock with an average exercise price of $11.87 per share.


    We have entered into option modification agreements with 19 of our officers (including Messrs. Tague, Wolff and Hlavacek) providing that these officers will not exercise their options prior to the merger and that their stock options will remain outstanding following the merger. Under these agreements, these officers have agreed, among other things, to the modification of the terms of their options as follows:

     not to exercise their options prior to (a) completion of the merger or (b) termination of the merger agreement in accordance with its terms;

     that their options will remain outstanding following the merger and be exercisable during annual 60-day exercise periods which begin on June 1 of each year;

     have the right to put shares acquired upon exercise of their options during an annual 60-day put period beginning 6 months after their exercise date in each year for five years beginning December 15, 2002; and

     the price per share at which officers will have the right to put shares will be determined by an annual valuation of Amtran by a third-party appraiser selected by the Amtran board of directors.

    The exercise prices of each of these options will remain the same following the completion of the merger. These officers will not be permitted to exercise their options unless certain conditions are met. The average exercise price of these options is $11.31. These agreements also set forth procedures for the treatment of these officers' options and shares upon resignation, termination of employment and death. These modifications were made, in part, to provide liquidity for these officers' options and shares so long as we are a private company. If our common stock ever becomes publicly traded again, these exercise limitations and put rights would expire. In the aggregate, these 19 officers hold options covering 1,749,464 shares of common stock.

    In addition, we expect to increase the base salaries of the officers rolling over their options, other than Messrs. Tague, Wolff, Hlavacek and McKnight, by approximately 10% following completion of the merger. However, this increase remains subject to approval by Mikelsons and the compensation committee of the board of directors. This increase is intended to compensate for any decrease in overall compensation for these officers resulting from the merger and the rollover of their options. In the aggregate, this increase in base salary would result in increased compensation expense of less than $300,000 per annum.

Indemnification of Officers and Directors

    The surviving corporation shall honor all of Amtran's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors and officers of Amtran for acts or omissions by such directors or officers occurring prior to the effective time of the merger to the extent that the obligations exist as of the date of the merger agreement, whether pursuant to Amtran's charter, bylaws, individual indemnity agreements or otherwise. Such

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obligations shall survive the merger and shall continue in full force and effect in accordance with their terms.

    The merger agreement further requires that, for a period of six years after completion of the merger, the surviving corporation will maintain in effect the current policies of directors' and officers' liability insurance on behalf of our directors and officers that are currently covered by our existing directors' and officers' liability insurance maintained by Amtran or policies of at least the same coverage, with respect to claims arising from or related to facts or events which occurred at or before the effective time of the merger, except that the surviving corporation is not required to pay annual premium payments in excess of 150% of the annual premiums paid as of the date of the merger agreement.


    On August 31, 2001, Mikelsons and INDUS entered into agreements with each of Messrs. Tague, Wolff and Hlavacek pursuant to which Mikelsons and INDUS will indemnify Messrs. Tague, Wolff and Hlavacek against certain liabilities under the Exchange Act arising by reason of the status of Messrs. Tague, Wolff and Hlavacek as filing persons of the Schedule 13E-3 filed with respect to the merger.


Proposed ILFC Amendment

    The discussion in this proxy statement of the principal terms of the ILFC Amendment, which is attached as Exhibit A to the ILFC Agreement, and the ILFC Agreement is qualified in its entirety by reference to the ILFC Agreement, a copy of which is attached as Annex B to this proxy statement, and which is incorporated in this proxy statement by reference. The following description summarizes the material provisions of the ILFC Agreement. We urge you to read the ILFC Agreement and the ILFC Amendment carefully.

    ILFC currently owns all 300 outstanding shares of our Series B preferred stock, the original terms of which are set forth in the Purchase and Investor Rights Agreement dated as of September 19, 2000, between ILFC and us, which is filed as an exhibit to our annual report on Form 10-K/A for the fiscal year ended December 31, 2000. On May 16, 2001, we entered into the ILFC Agreement with ILFC to modify the terms of the Series B preferred stock in connection with the merger. Under the ILFC Agreement, we have agreed to amend and restate
Article XII of our articles of incorporation as set forth in the ILFC Amendment immediately before the merger becomes effective to modify the terms of the Series B preferred stock to reflect the fact that following the merger, Amtran will be a private company. As a result of the ILFC Amendment, ILFC's shares of Series B preferred stock will become convertible at the conversion price of $15.67 into shares of the common stock of the surviving corporation (rather than being convertible into the right to receive $23 per share of common at the conversion price of $15.67). Therefore, ILFC will, to the extent that it elects to convert its shares of Series B preferred stock into shares of common stock of the surviving corporation: (a) continue to benefit from increases in the value of Amtran and (b) bear the risks of decreases in the value of Amtran.

    As part of the agreement, ILFC agreed not to convert its existing shares of Series B preferred stock into common shares prior to the merger and to vote its shares of Series B preferred stock in favor of the ILFC Amendment. We have agreed to repurchase between 5 and 10% (with the amount to be determined by Amtran) of ILFC's shares of Series B preferred stock at a price reflecting merger consideration paid to holders of shares of our common stock. Assuming that we purchase 5% of its shares of Series B preferred stock and that ILFC converts all its remaining shares of Series B preferred stock following the merger, ILFC would own approximately 1,818,762 shares of our common stock. Under the ILFC Agreement, the conversion price of the Series B preferred stock into the common stock remains unchanged. However, upon redemption or termination of conversion rights, ILFC will receive an additional premium equal to the difference between $23 and the conversion price, as it may be adjusted from time to time. The dividend rate on the Series B preferred stock will also increase upon the completion of the merger from an annual rate of 5.0% of the liquidation amount to an annual rate of 5.66% of the liquidation amount on the date the merger is completed. On the fourth anniversary of the completion date of

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the merger, the dividend rate will increase to 6.5% per annum, provided that from and after the date that a public offering is consummated, the dividend rate will decrease to 5.0% per annum.


    The ILFC Agreement also provides that we will lease an additional Boeing 737-800 aircraft from ILFC beginning in 2004 upon completion of the merger. We will also pay ILFC an annual fleet consulting fee of $100,000, for a period of 4 years, in exchange for ILFC's assistance in the management of our buyer-furnished-equipment and advice with respect to fleet retirement and other fleet management issues.


    Approval of the ILFC Amendment is a condition to the merger agreement and merger. The ILFC Amendment, which is subject to the approval of the holders of Series B preferred stock, was approved by your board of directors on June 18, 2001. ILFC, as the sole holder of shares of our Series B preferred stock, has agreed to vote in favor of the ILFC Amendment and has granted an irrevocable proxy to Kenneth K. Wolff and James W. Hlavacek to vote its shares of our Series B preferred stock with regard to the ILFC Amendment.

Interests of Certain Directors

    Under the terms of the plan of merger and the merger agreement, the directors and officers of Amtran at the time of the merger will be the directors and officers of the surviving corporation. Therefore, all directors elected at the annual meeting will continue as directors of the surviving corporation following the merger. There are, however, no employment contracts or agreements with our officers or directors currently in place or expected to be put in place in connection with the merger.

    Mr. Abel, Chairman of the compensation committee, is a partner in the accounting firm of Blue & Co., LLC, which has provided tax and accounting services to Amtran, Betaco and Mikelsons since 1973. Blue & Co. billed Amtran $28,310 for tax and accounting services provided to Betaco and Mikelsons in 2000. Mikelsons is the sole owner of Betaco. Blue & Co. billed Betaco $20,835 for tax and accounting services in 2000. Mikelsons has advised us that he currently expects that Blue & Co. will continue to provide certain tax and accounting services to Amtran, Betaco and Mikelsons following the merger.

    Mr. Rogers, Chairman of the audit committee, is a partner in the law firm of Cravath, Swaine & Moore, which is acting as Mikelsons' legal advisor in this transaction and has regularly provided legal services to Amtran in connection with securities offerings since its initial public offering in 1993. Cravath is expected to continue to represent Amtran in those offerings on a continuing basis, including prior to the completion of the merger. Cravath billed Amtran approximately $641,399 in fees and expenses for legal services rendered to Amtran in 2000.

Amtran's Engagement of Salomon Smith Barney

    At Mikelsons' request, Amtran engaged Salomon Smith Barney to act as financial advisor to Mikelsons and INDUS. Under the engagement letter between Amtran and Salomon Smith Barney, Amtran will be obligated to pay an advisory fee and expenses to Salomon Smith Barney only upon completion of the merger. In connection with this engagement, Amtran entered into an indemnity letter agreement with Salomon Smith Barney. Amtran is obligated to indemnify Salomon Smith Barney in connection with its engagement as financial advisor regardless of whether the merger is completed. Amtran's engagement of Salomon Smith Barney was considered by the single member special independent director committee in its evaluation of the merger.

                                  THE PARTIES

AMTRAN

    We are a corporation formed under the laws of the State of Indiana. We were incorporated in 1984 as a holding company for ATA. We own ATA, the eleventh largest passenger airline in the United States (based on passenger revenue miles) and a leading provider of scheduled airline services in selected markets. We, through our subsidiaries, are also the largest commercial charter

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airline in the United States and the largest provider of passenger airline services to the U.S. military, in each case based on 2000 revenues. For the year ended December 31, 2000, the revenues of ATA consisted of 58.3% scheduled service, 19.1% commercial charter service and 14.6% military charter service, with the balance derived from related services. We expect to increase substantially the portion of its revenues that is derived from scheduled service and reduce its emphasis on commercial charter services.


    Amtran has not, and to Amtran's knowledge, none of its directors or executive officers have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which they were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.


    Willie G. McKnight, Jr., has been the Executive Vice President for Marketing and Sales of Amtran since January 2000. Prior to that time he was a Vice President with A.T. Kearney, management consultants. Mr. McKnight's principal business address is Amtran's executive offices. Mr. McKnight is a citizen of the United States of America.

    William P. Rogers, Jr., is a director of Amtran and a partner of Cravath, Swaine & Moore. Mr. Rogers' principal business address is Citypoint, One Ropemaker Street, London EC2Y 9HR, England. The telephone number at this office is 011-44-207-453-1000. Mr. Rogers is a citizen of the United States of America.

    Information concerning Mikelsons' background is set forth below under ' -- Mikelsons'. Information concerning the background of the other directors and executive officers of Amtran is set forth below under 'Election of Directors -- Nominees'.

    Our principal executive offices are located at: 7337 West Washington Street, Indianapolis, Indiana 46231. Our telephone number at those offices is (317) 247-4000.

INDUS

    INDUS, a corporation formed under the laws of the State of Indiana on June 15, 2001, is wholly owned by Mikelsons. On June 18, 2001, Mikelsons and INDUS entered into a Stock Subscription Agreement, pursuant to which Mikelsons will subscribe for and purchase, and INDUS will issue to Mikelsons, 8,271,200 shares of the common stock, without par value, of INDUS, in consideration of the contribution by Mikelsons to INDUS of the 8,271,200 shares of our common stock owned by him, subject to certain conditions. Upon completion of the merger, each issued and outstanding share of capital stock of INDUS will be converted into and become one fully paid and nonassessable share of common stock, without par value, of Amtran, the surviving corporation. INDUS was organized to merge with us in the merger and has not conducted any unrelated activities since its organization. INDUS will cease to exist after the merger.

    INDUS has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which they were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

    The principal executive office of INDUS is located at: 7337 West Washington Street, Indianapolis, Indiana 46231. INDUS' telephone number at those offices is
(317) 247-4000.

MIKELSONS

    Mikelsons is the founder and majority shareholder of Amtran. His principal occupation is as the Chairman of Amtran. Mikelsons is also the sole shareholder of INDUS, the sole member of the board of directors of INDUS and the sole officer (Chairman and President) of INDUS. Mikelsons is a citizen of the United States of America. For more information regarding Mikelsons' business experience and background, see 'Election of Directors -- Nominees'.

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    Mikelsons has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which they were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

    Mikelsons' principal business address is 7337 West Washington Street, Indianapolis, Indiana 46231. His telephone number is (317) 240-7000.

TAGUE, WOLFF AND HLAVACEK

    John P. Tague is the Chief Executive Officer of Amtran and a member of the Board of Directors of Amtran. Kenneth K. Wolff is the Executive Vice President and Chief Financial Officer of Amtran and a member of the Board of Directors of Amtran. James W. Hlavacek is Executive Vice President and Chief Operating Officer of Amtran and a member of the Board of Directors of Amtran. Additional information concerning the backgrounds of these officers is set forth below under 'Election of Directors -- Nominees'.

    None of Messrs. Tague, Wolff and Hlavacek have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which they were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

    The principal business address of each of Messrs. Tague, Wolff and Hlavacek is 7337 West Washington Street, Indianapolis, Indiana 46231. Their telephone number at those offices is (317) 240-7000.

                              THE MERGER AGREEMENT

    The discussion in this proxy statement of the merger and the principal terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement, and which is incorporated in this proxy statement by reference. The following description summarizes the material provisions of the merger agreement. We urge you to read the merger agreement carefully because it is the legal document that governs the merger.

THE MERGER

    The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement, INDUS will be merged with and into Amtran in accordance with the applicable provisions of the IBCL. Following the merger, the separate corporate existence of INDUS will cease, and Amtran will continue as the surviving corporation. INDUS may assign its rights and obligations under the merger agreement to any company directly or indirectly wholly owned by Mikelsons.

WHAT YOU WILL RECEIVE IN THE MERGER

    When the merger is completed, by virtue of the merger and without any action on the part of the holder of any shares of our capital stock, or any shares of common stock of INDUS:

        (i) each share of our common stock owned by Amtran, Mikelsons, INDUS or any other affiliate of Mikelsons (other than persons deemed to be affiliates of Mikelsons by reason of their positions as officers or directors of Amtran (the 'Excluded Affiliates')) will no longer be outstanding and will be canceled and retired and no consideration will be delivered or deliverable in exchange for those shares;

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        (ii) each share of our common stock owned by one of our subsidiaries will be converted into one fully paid and nonassessable share of common stock, without par value, of Amtran as the surviving corporation in the merger;

        (iii) each issued and outstanding share of capital stock of INDUS will be converted into one fully paid and nonassessable share of common stock, without par value, of Amtran, as the surviving corporation in the merger;

        (iv) each issued and outstanding share of our common stock, other than the shares described under (i), (ii) and (iii) above, will be converted into the right to receive, upon valid surrender of a share certificate which formerly represented that share of our common stock, $23 per share in cash, without interest; and

        (v) each issued and outstanding share of our Series A1 preferred stock and our Series B preferred stock will remain outstanding as preferred stock of Amtran, as the surviving corporation.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective on the date on which articles of merger (including a plan of merger approved by holders of shares of our common stock) are duly filed with the office of the Secretary of State of the State of Indiana, or a later date as agreed to by INDUS and Amtran in those articles of merger.

PAYMENT FOR SHARES; PROCEDURES FOR SURRENDER OF CERTIFICATES

    Before the merger is completed, INDUS will appoint a bank or trust company to act as paying agent for the payment of the merger consideration. Promptly following completion of the merger, we will deposit with the paying agent funds necessary to pay the merger consideration.

    After the completion of the merger, the paying agent will mail a letter of transmittal, which will include instructions for the delivery of certificates formerly representing shares of our common stock to the paying agent, to all record holders of shares of our common stock as of the time of the completion of the merger. The letter of transmittal will also describe the procedures for electronic delivery of share certificates. Holders of shares of our common stock at the time of the merger should use this letter of transmittal to send certificates formerly representing shares of our common stock to the paying agent. After surrendering certificates formerly representing shares of our common stock to the paying agent for cancelation, together with a properly completed letter of transmittal, holders of those surrendered certificates will be entitled to receive a cash payment from us in an amount equal to the number of shares formerly represented by the surrendered certificates multiplied by the merger consideration of $23. Each surrendered certificate will be canceled.

    PLEASE DO NOT SEND ANY AMTRAN SHARE CERTIFICATES WITH YOUR YELLOW PROXY CARD. YOU WILL RECEIVE A LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATES.

    If a transfer of ownership of shares of our common stock is not registered in our stock transfer books, payment of merger consideration of $23 per share may be made to a person other than the person in whose name the surrendered certificate is registered if the share certificate is properly endorsed or otherwise in proper form for transfer, and the person requesting payment pays any transfer or other taxes resulting from the payment of merger consideration to a person other than the registered holder of that certificate or establishes to our satisfaction that any such taxes have been paid or are not applicable.

    All cash paid upon the surrender of certificates formerly representing shares of our common stock in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock so surrendered. After the completion of the merger, no transfers of shares of our common stock that were outstanding at the time of the merger will be made on our stock transfer books.

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    If your Amtran share certificates have been lost, stolen or destroyed, you will be entitled to obtain payment only by signing an affidavit to that effect and, to the extent required by us posting a bond in an amount sufficient to protect us against claims by any other party related to your share certificates.

TREATMENT OF STOCK OPTIONS

    Except for stock options held by our officers who enter into option modification agreements purchase common stock of the surviving corporation in the merger (described above under 'Special Factors -- Interests of Certain Persons in the Merger -- Treatment of Stock Options'), (a) each option to purchase shares of our common stock outstanding immediately prior to the completion of the merger, whether vested or unvested, will be converted into the right to receive the excess, if any, of $23 over the exercise price per share of the stock option multiplied by the number of shares of our common stock subject to the stock option, (b) all other rights to purchase shares of our common stock, whether vested or unvested, will be converted into the right to receive an amount of cash equal to the number of shares of common stock subject to the stock right outstanding immediately prior to the completion of the merger multiplied by $23 and (c) all options with an exercise price in excess of $23 per share will be canceled by action of our board of directors or the compensation committee of our board. All amounts payable are subject to applicable withholding taxes.

REPRESENTATIONS AND WARRANTIES

    We have made various representations and warranties in the merger agreement, with respect to Amtran and its subsidiaries, which are customary in transactions of this type, including, among others, representations as to due organization and existence,

     capital structure,

     corporate authorization of the merger, the merger agreement, the plan of merger, the ILFC Agreement and the ILFC Amendment, the execution, delivery and enforceability of the merger agreement and the ILFC Agreement and the recommendations of the board of directors and the single member special independent director committee, the classes of our stock entitled to vote on the merger, the plan of merger, the merger agreement and the ILFC Amendment,

     the absence of any violation of, or conflict with, organizational documents, contracts and judgments, orders, laws and regulations resulting from the merger agreement, the ILFC Agreement and the transactions contemplated by those agreements, other than in the case of contracts, judgments, orders, laws and regulations, violations or conflicts which have not had and could not reasonably be expected to have a material adverse effect on Amtran and its subsidiaries, taken as a whole, or our ability to perform our obligations under the merger agreement, the consents we are required to obtain and the filings we are required to make in connection with the merger agreement, the ILFC Agreement and the transactions contemplated by those agreements,

     the accuracy of our public filings with the SEC since January 1, 1999, including the financial statements contained in those filings, and the absence of undisclosed liabilities,

     the absence of undisclosed broker's fees and

     the fairness opinion delivered to the single member special independent director committee.

    INDUS has made various representations and warranties in the merger agreement, which are customary in transactions of this type, including, among others, representations as to due organization and existence,

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     the absence of operations by it other than in connection with the merger agreement and matters related thereto,

     capital structure,

     corporate authorization of the merger, the merger agreement and the plan of merger and the execution, delivery and enforceability of the merger agreement,

     the absence of any violation of, or conflict with, organizational documents, contracts and judgments, orders, laws and regulations resulting from the merger agreement, the ILFC Agreement and the transactions contemplated by those agreements other than in the case of contracts, judgments, orders, laws and regulations, violations or conflicts which have not had and could not reasonably be expected to have a material adverse effect on INDUS or its ability to perform its obligations under the merger agreement, the consents it is required to obtain and the filings it is required to make in connection with the merger agreement, the ILFC Agreement and the transactions contemplated by those agreements,

     the absence of undisclosed broker's fees and

     the financing to be obtained by ATA, our principal subsidiary, to pay the merger consideration.

INTERIM OPERATIONS PENDING COMPLETION OF THE MERGER

    Except for matters expressly permitted or contemplated by the merger agreement or the ILFC Agreement, we have agreed that from the date of the merger agreement until the completion of the merger, we will, and will cause each of our subsidiaries to conduct business in the usual, regular and ordinary course consistent with past practice, and use all reasonable efforts to preserve intact our respective current business organizations, keep available the services of our respective current officers and employees and keep our respective relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us to the end that our goodwill and ongoing business are unimpaired at the effective time of the merger.

    In addition, except for matters expressly contemplated by the merger agreement or the ILFC Agreement, from the date of the merger agreement until the completion of the merger, we will not, and will not permit any of our subsidiaries to, do any of the following without the prior written consent of the single member special independent director committee and INDUS declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock or other equity interests, other than dividends and distributions by our wholly owned subsidiaries to us and regular cash dividends with respect to shares of our Series A1 preferred stock and Series B preferred stock, split, combine or reclassify any capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other equity interests or purchase, redeem or otherwise acquire any shares of capital stock of or any other securities of Amtran or any of our subsidiaries or any rights, warrants or options to acquire any such shares or other securities, except for (x) the issuance of shares of our common stock upon the exercise of outstanding options granted under the stock options outstanding on the date of the merger agreement, (y) the grant of up to an additional 100,000 stock options to acquire shares of our common stock under the stock option plans identified in the merger agreement and (z) the issuance of shares of our common stock upon the exercise of those new options in accordance with their terms, issue, deliver, sell or grant:

           (i)  any shares of capital stock or other equity interests,

           (ii) any bonds, debentures, notes or other indebtedness having the right to vote, or convertible into, or exchangeable for, securities having the right to vote, on matters on which the holders of shares of our common stock have the right to vote or other voting securities,

           (iii) any securities convertible into, or exchangeable for, or any options, warrants or rights to acquire, any of the securities described under (ii) above, voting securities or convertible or exchangeable securities or

           (iv) any 'phantom' stock, 'phantom' stock rights, stock appreciation rights or stock-based performance units,

     amend our respective articles of incorporation, bylaws or other organizational documents or authorize any of, or commit or agree to take any of, the actions described above.

    We and INDUS have agreed not to take any action that would, or could reasonably be expected to, result in a breach of representations and warranties or any condition to the merger not being satisfied. INDUS has also agreed not to take any action that could reasonably be expected to result in any condition contained in the Commitment Letter not being satisfied and to notify us if at any time there is a reasonable likelihood the financing contemplated by the Commitment Letter will not be available.

WITHDRAWAL OR MODIFICATION OF RECOMMENDATION

    In the merger agreement, we have agreed that neither our board of directors nor the single member special independent director committee will withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to INDUS, its favorable recommendation of the merger, the plan of merger, the merger agreement and the ILFC Amendment unless it determines in good faith, after consulting with and based on the advice of outside legal counsel, that its favorable recommendation would be inconsistent with its fiduciary duties to the holders of shares of our common stock (other than Mikelsons and INDUS) under applicable law.

EXPENSES

    All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by it will be paid by us, other than any fees and expenses incurred as a result of a material breach of the merger agreement by INDUS.

ADDITIONAL COVENANTS

    We and INDUS have also agreed as follows:

     to use our reasonable best efforts to cause the shareholders meeting to be held as promptly as practicable following the date of the merger agreement and to hold the shareholders meeting even if our board of directors or the single member special independent director committee withdraws or modifies its recommendation;

     to use our respective reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement, including, among other things, obtaining the financing contemplated in the Commitment Letter;

     we have agreed to afford INDUS and its representatives reasonable and prompt access to our information, assets and personnel and to make available to it on a timely basis a copy of each material document received by us pursuant to the requirements of domestic or foreign laws and all other information concerning our business, properties and personnel, subject to confidentiality or legal restrictions;

     to give each other prompt notice of any of our representations or warranties becoming materially untrue or inaccurate;

     to consult with each other before issuing any press release or other public statements relating to the merger;

     to give INDUS the opportunity to participate in the defense or settlement of any litigation with respect to the merger and the other transactions contemplated by the merger agreement and the ILFC Agreement; and

     to cause the proxy statement and the Schedule 13E-3 to comply with applicable Exchange Act requirements.

    In addition, INDUS has agreed to cause Mikelsons and his affiliates (other than us, our subsidiaries and the Excluded Affiliates) to comply with our obligations under the merger agreement.

CONDITIONS TO THE CLOSING OF THE MERGER

    Our obligation and the obligation of INDUS to complete the merger is subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger a majority of the outstanding shares of our common stock voting to approve the merger, the plan of merger, the merger agreement and the ILFC Amendment,

     a majority of the shares of our common stock voted at the annual meeting (other than shares owned by Mikelsons, INDUS or any other affiliate of Mikelsons (other than the Excluded Affiliates)) voting to approve the merger, the plan of merger and the merger agreement, a majority of the outstanding shares of our Series B preferred stock voting to approve the ILFC Amendment,

     no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger or the other transactions contemplated by the merger agreement is in effect. Each of the parties to the merger agreement has agreed to use its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered and the absence of any pending suit, action or proceeding by any governmental entity, in each case that has a substantial likelihood of success,
     (i) challenging the acquisition by INDUS or Mikelsons of any shares of our common stock, seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated under the merger agreement or seeking to obtain from us, INDUS or Mikelsons any damages that are material in relation to Amtran and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by us or any of our subsidiaries of any material portion of our business or assets or to compel us or any of our subsidiaries to dispose of or hold separate any material portion of our business or assets or to compel us or any of our subsidiaries to dispose of or hold separate any material portion of our business or assets as a result of the merger or any other transaction contemplated under the merger agreement, (iii) seeking to impose material limitations on the ability of INDUS or Mikelsons to acquire or hold, or exercise full rights of ownership of, any shares of our common stock, including the right to vote their shares of our common stock on all matters properly presented to our shareholders or (iv) seeking to prohibit Mikelsons from effectively controlling in any material respect the business or operations of Amtran and its subsidiaries.

    In addition, the obligation of INDUS to complete the merger is subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger our representations and warranties in the merger agreement being true and correct in all material respects, and our representations and warranties which are qualified as to materiality being true and correct, as of the date of the merger agreement and the date on which the merger closes (other than representations and warranties which expressly relate to an earlier date, in which case our representations and warranties being true and correct as of such date) and the receipt by INDUS of a certificate of a duly authorized officer of Amtran certifying the truthfulness of our representations and warranties, our compliance in all material respects with our obligations under the merger agreement and the receipt by INDUS of a certificate of a duly authorized officer of Amtran certifying our compliance, the ILFC Agreement being in full force and effect and ILFC has performed its obligations under that agreement in all material respects,

     since the date of the merger agreement, no event has occurred which had a material adverse effect on us, and our subsidiaries, taken as a whole, other than any event which is the direct result of:

           (i) any action or negligent or willful failure to take an action by INDUS,

           (ii) any action or negligent or willful failure to take an action by us which is contrary to, or materially inconsistent with, the recommendation or direction of the single member special independent director committee,

           (iii) any action with respect to which the recommendation or direction of the single member special independent director committee is required under the merger agreement which is taken by us without the required recommendation or direction or

           (iv) any action or failure to take an action by us taken at the direction of Mikelsons or any of his affiliates (other than our subsidiaries and the Excluded Affiliates), and

     ATA receiving the financing contemplated by the Commitment Letter on substantially the terms specified therein or on such other terms or involving such other financing sources as are acceptable to ATA; provided that this condition shall be deemed satisfied if the failure to obtain that financing is the result of any action or failure to take an action by us or ATA at the direction of Mikelsons or his affiliates (other than the Excluded Affiliates).

    In addition, our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger:

     the representations and warranties of INDUS in the merger agreement being true and correct in all material respects, and its representations and warranties which are qualified as to materiality being true and correct, as of the date of the merger agreement and the date on which the merger closes (other than representations and warranties which expressly relate to an earlier date, in which case its representations and warranties being true and correct as of such date) and the receipt by us of a certificate of the President of INDUS certifying the truthfulness of its representations and warranties, compliance in all material respects by INDUS with its obligations under the merger agreement and the receipt by us of a certificate of the President of INDUS certifying its compliance and if ATA is required under the terms of its financing to obtain a solvency letter from a third-party appraiser, the delivery by ATA of a copy of that solvency letter to our board of directors.

    Subject to applicable law, all conditions to the merger may be waived by Amtran with the approval of the single member special independent director committee.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time of the merger:

     by mutual written consent of INDUS and Amtran (as agreed to by the single member special independent director committee);

     by either INDUS or Amtran (acting at the direction of the single member special independent director committee)

           (i) if the merger has not been completed by October 31, 2001, unless the merger has not been completed as a result of a breach of the merger agreement by the party seeking to terminate the merger agreement (excluding any breach by us without the consent of the single member special independent director committee),

           (ii) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable or

           (iii) if the approval of shareholders described under ' -- Conditions to the Closing of the Merger' above is not obtained;

     by INDUS if any representation or warranty made by us in the merger agreement is not true and correct in all material respects, or any of our representations and warranties in the merger agreement which is qualified as to materiality is not true and correct, as of the date of the merger agreement and the date on which the merger closes (other than representations and warranties which expressly relate to an earlier date, in which case the representations or warranties were not true and correct as of such date) or we have failed to perform in any material respect any of our obligations contained in the merger agreement, which breach cannot be or has not been cured by us within 30 days of notice to us of the breach (provided that INDUS is not then in material breach of any representation, warranty or covenant contained in the merger agreement); excluding, however, breaches and failures to perform by us relating to matters for which the consent or recommendation of the single member special independent director committee is required under the merger agreement and
     (i) which is contrary to or materially inconsistent with the recommendation or direction of the single member special independent director committee or
     (ii) for which the required recommendation or direction has not been obtained;

     by us (acting at the direction of the single member special independent director committee) if any representation or warranty made by INDUS in the merger agreement is not true and correct in all material respects, or any of its representations and warranties in the merger agreement which is qualified as to materiality is not true and correct, as of the date of the merger agreement and the date on which the merger closes (other than representations and warranties which expressly relate to an earlier date, in which case the representations or warranties were not true and correct as of such date) or it has failed to perform in any material respect any of its obligations contained in the merger agreement, which breach cannot be or has not been cured by it within 30 days of notice to it of the breach (provided that we are not then in material breach of any representation, warranty or covenant contained in the merger agreement); and

     by INDUS, if our board of directors or the single member special independent director committee withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to INDUS, their respective approvals or recommendations of the merger, the plan of merger, the merger agreement and the ILFC Amendment.

    In the event of a termination, except as specifically provided in the merger agreement, the merger agreement will become void and will have no effect, without any liability or obligation on our part or on the part of INDUS, except to the extent that the termination results from the material breach by a party of any representation, warranty or covenant contained in the merger agreement.

AMENDMENT; WAIVER

    The merger agreement may be amended by the parties, but only with the approval of the single member special independent director committee, at any time before or after receipt of the approval of the plan of merger by our shareholders; provided that an amendment may not be made after the approval of the plan of merger by our shareholders without the further approval of our shareholders, if such amendment requires further shareholders' approval under applicable law.

    In addition, at any time prior to completion of the merger, we and INDUS may extend the time for the performance of any of the obligations or other acts of the other parties,

     waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and subject to the requirements of applicable law and the provisions of the preceding paragraph, waive compliance with any of the agreements or conditions contained in the merger agreement.

Any extension or waiver by us will require the approval of the single member special independent director committee and, if required by applicable law, shareholder approval.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

    The merger agreement does not grant unaffiliated security holders access to the corporate files of Amtran or INDUS or the right to obtain counsel or appraisal services at the expense of Amtran or the filing persons.

                               DISSENTERS' RIGHTS

    Section 23-1-44-8(b) of the IBCL provides that shareholders of an Indiana corporation are not entitled to dissenters' rights in connection with a transaction where, on the record date used in determining the shareholders of the corporation entitled to receive notice of and vote to approve that transaction, the class of shares held by those holders were:

     registered on a United States securities exchange registered under the Exchange Act or traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets -- National Market Issues or a similar market.

    On August 20, 2001, the record date for determining the holders of shares of common stock entitled to receive notice of, and vote on the merger agreement at, the annual meeting, shares of our common stock were traded on the Nasdaq Stock Market.

                             SUMMARY FINANCIAL DATA

    The following table sets forth summary historical consolidated financial data for Amtran. The financial information for Amtran as of and for each of the five fiscal years ended December 31, 1996, 1997, 1998, 1999 and 2000 has been derived from, and should be read in conjunction with, the audited financial statements of Amtran (including the notes thereto) for such periods contained in Amtran's Annual Reports on Form 10-K for the years ended December 31, 1996, 1997, 1998, 1999 and 2000, respectively. The financial information as of and for the six months ended June 30, 2000 and June 30, 2001 has been derived from, and should be read in conjunction with, the unaudited financial statements of Amtran (including the notes thereto) for such periods contained in Amtran's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and June 30, 2001, respectively. These documents are incorporated by reference into this proxy statement. See 'Where You Can Find More Information'.

                                                                                                   SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                              JUNE 30,
                                ------------------------------------------------------------   -------------------------
                                   2000          1999         1998        1997        1996        2001          2000
                                   ----          ----         ----        ----        ----        ----          ----
                                                                                               (UNAUDITED)   (UNAUDITED)
                                                     (Dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Operating revenues............  $1,291,553    $1,122,366    $919,369    $783,193    $750,851    $706,380      $654,900
Income (loss) from continuing
 operations...................     (15,324)       47,342      40,081       1,572     (26,674)      2,147         3,915
Preferred dividends...........         375        --           --          --          --          2,708        --
Net income (loss) available to
 common shareholders..........     (15,699)       47,342      40,081       1,572     (26,674)       (561)        3,915
Basic earnings (loss) per
 common share.................       (1.31)         3.86        3.41        0.14       (2.31)      (0.05)         0.32
Diluted earnings (loss) per
 common share.................  $    (1.31)   $     3.51    $   3.07    $   0.13    $  (2.31)   $  (0.05)     $   0.30

BALANCE SHEET DATA:
Current assets................  $  260,208    $  231,894    $243,028    $162,842    $136,192    $235,544      $246,422
Noncurrent assets.............     772,222       583,387     351,521     288,015     233,409     870,925       616,711
Current liabilities...........     346,687       242,000     183,844     168,352     158,654     416,911       269,621
Noncurrent liabilities........     481,089       421,905     307,954     225,515     156,203     484,082       440,632
Redeemable preferred stock....      80,000        --           --          --          --         80,000        --
Total shareholders' equity....  $  124,654    $  151,376    $102,751    $ 56,990    $ 54,744    $125,476      $152,880

STATISTICAL DATA:
Average common shares
 outstanding..................  11,956,532    12,269,474    11,739,106  11,577,727  11,535,425 11,403,503    12,097,765
Book value per common
 share(1).....................  $    10.43    $    12.34    $   8.75    $   4.92    $   4.75    $  11.00      $  12.64
Ratio of earnings to fixed
 charges(2)...................         n/a          2.65        3.03        1.19         n/a         n/a          1.28
Deficiency of earnings to
 cover fixed charges(2).......  $  (23,485)          n/a         n/a         n/a     (40,931)   $ (4,485)          n/a

---------

(1) The 'book value per common share' represents total shareholders' equity divided by average common shares outstanding.

(2) The 'ratio of earnings to fixed charges' represents earnings divided by fixed charges as defined in the following paragraph. The 'deficiency' represents the amount of fixed charges in excess of earnings.

    For purposes of these computations, earnings consist of income (loss) before income taxes, plus fixed charges, adjusted to exclude the amount of any interest capitalized during the period. Fixed charges include the total of:
    (a) interest, whether expensed or capitalized; (b) amortization of debt expense relating to any indebtedness, whether expensed or capitalized; and
    (c) such portion of rental expense as can be demonstrated to be representative of the interest factor.

                     MARKET PRICE AND DIVIDEND INFORMATION

    Shares of our common stock are quoted on the Nasdaq Stock Market under the ticker symbol 'AMTR'. The following table sets forth the high and low sale prices through the Nasdaq Stock Market for the periods indicated.


                                                               HIGH     LOW
                                                               ----     ---
1999
    First Quarter...........................................  $28.13   $18.50
    Second Quarter..........................................   25.00    17.25
    Third Quarter...........................................   27.50    18.50
    Fourth Quarter..........................................   22.00    16.50
2000
    First Quarter...........................................   19.50    13.63
    Second Quarter..........................................   18.44     8.63
    Third Quarter...........................................   13.88    10.00
    Fourth Quarter..........................................   15.00     9.00
2001
    First Quarter...........................................   14.75     9.44
    Second Quarter..........................................   22.20     9.00
    Third Quarter (through September 5, 2001)...............   22.75    21.75


    Amtran has not paid dividends on shares of its common stock in the past two years.

                             PRIOR STOCK PURCHASES

    The following table, sets forth information, by fiscal quarter, regarding purchases by us of shares of our common stock since the second quarter of 1999.


                                                                                            AVERAGE
                                                                                            PURCHASE
                      PERIOD                         NO. OF SHARES        PRICE RANGE        PRICE
                      ------                         -------------        -----------        -----
2nd Quarter 1999...................................     150,000        $19.375 - $24.00     $22.3275
3rd Quarter 1999...................................     174,500       $18.875 - $20.6875      $20.25
4th Quarter 1999...................................      93,500       $16.8309 - $20.875      $18.41
1st Quarter 2000...................................     222,500        $15.375 - $19.25       $17.47
2nd Quarter 2000...................................         803             $17.47            $17.47
3rd Quarter 2000...................................       9,000         $10.31 - $10.50       $10.42
4th Quarter 2000...................................     852,000        $10.15 - $14.875       $11.82
1st Quarter 2001(1)................................      13,500             $14.50            $14.50
2nd Quarter 2001...................................      --                   --               --
3rd Quarter 2001 (through September 5, 2001).......      --                   --               --


---------

 (1) Amtran purchased 10,000 shares of its common stock on January 2, 2001 at a price of $14.50 per share and 3,500 shares of its common stock on January 8, 2001 at a price of $14.50 per share.

    On each of February 19, 1999 and August 17, 1999, Mr. Tague acquired 12,121 shares of our common stock at a price per share of $8.25 pursuant to the exercise of employee stock options. On May 8, 2000, Mr. Tague acquired 10,000 shares of our common stock at a price per share of $8.25 pursuant to the exercise of employee stock options.

                   ESTIMATED FEES AND EXPENSES OF THE MERGER

    The fees and expenses estimated to be incurred by Amtran in connection with the merger (including the fees of Mikelsons' advisors, namely Cravath, Swaine & Moore and Salomon Smith Barney, which would be paid only upon completion of a going-private transaction in which Mikelsons retains a majority interest) are as follows:

Financial advisory and arrangement fees.....................  $2.65 million
Financing fees and expenses.................................  $3.50 million
Legal, accounting, filing and printing fees and expenses....  $1.75 million
Miscellaneous and other expenses............................  $0.10 million
                                                                -----------
    Total...................................................  $8.00 million

                             ELECTION OF DIRECTORS

GENERAL

    Nominees for re-election this year are J. George Mikelsons, John P. Tague, Kenneth K. Wolff, James W. Hlavacek, Robert A. Abel and Andrejs P. Stipnieks. William P. Rogers, Jr., who served as a director of Amtran last year, will not be standing for re-election this year, as he relocated to London, England in August 2001. All directors are elected to serve one-year terms. Each of these nominees has consented to being named in the proxy statement and has agreed to serve if elected.


    Our bylaws provide that the nominees for director receiving a plurality of the votes cast at the Annual Meeting, up to the number of directors to be elected at the Annual Meeting, will be elected. Your board of directors recommends a vote 'FOR' these nominees. Abstentions and broker non-votes are not included in the tabulation of votes cast and, therefore, do not have the effect of votes in opposition to a nominee.


NOMINEES

J. GEORGE MIKELSONS                                          Director since 1993
J. George Mikelsons, age 64, is the founder, Chairman of the Board and, prior to Amtran's initial public offering in May 1993, was the sole shareholder of Amtran. Mr. Mikelsons founded ATA and Ambassadair Travel Club, Inc. in 1973. Mr. Mikelsons currently serves on several boards of directors, including The Indianapolis Zoo; the Indianapolis Convention and Visitors Association, where he is a member of the Executive Committee; and IWC Resources Corporation (formerly the Indianapolis Water Company). Mr. Mikelsons has been an airline Captain since 1966 and remains current on several jet aircraft.

                                                                Director 1993-95
JOHN P. TAGUE                                         Director July 1997-present
John P. Tague, age 39, was named President and Chief Executive Officer of Amtran in July 1997. He previously served as Amtran's President and Chief Operating Officer from October 1993 before resigning to form his own aviation consulting company in 1995. Prior to his tenure as Amtran's President and Chief Operating Officer, he was Executive Vice President from June 1993 to October 1993. Prior to that time, he was Senior Vice President, Marketing and Sales, of Amtran. From May 1991 to November 1991, he was Vice President of Marketing and Sales for Amtran. Mr. Tague was employed at Midway Airlines from 1985 to 1991. Prior to joining Midway Airlines in 1985, Mr. Tague was a transportation consultant and held various positions at a regional airline. Mr. Tague serves on the board of directors of the Air Transport Association. Mr. Tague's principal business address is Amtran's executive offices. Mr. Tague is a citizen of the United States of America.

JAMES W. HLAVACEK                                            Director since 1993
James W. Hlavacek, age 65, was appointed Chief Operating Officer of Amtran in 1995. He continues to serve as Executive Vice President of Amtran and President of ATA Training Corporation. From 1986 to 1989, he was Amtran's Vice President of Operations. Mr. Hlavacek has been a commercial airline pilot for 35 years and has held the rank of Captain for over 30 years. He was ATA's Chief Pilot from 1985 to 1986. Mr. Hlavacek is the former Chairman of the board of directors of the National Air Carrier Association. Mr. Hlavacek is a graduate of the University of Illinois. Mr. Hlavacek's principal business address is Amtran's executive offices. Mr. Hlavacek is a citizen of the United States of America.

KENNETH K. WOLFF                                             Director since 1993
Kenneth K. Wolff, age 55, was appointed Executive Vice President and the Chief Financial Officer of Amtran in 1991. From 1990 to 1991, he was Amtran's Senior Vice President and Chief Financial Officer. From 1989 to 1990, he was President and Chief Executive Officer of First of America Bank -- Indianapolis. From 1988 to 1989, he was President and Chief Operating Officer of this bank. Prior to his appointment as President of that bank, he held various positions at the bank since 1968. Mr. Wolff is a graduate of Purdue University and also holds a Masters in Business Administration from Indiana University and was a member of the faculty there for five years. Mr. Wolff's principal business address is Amtran's executive offices. Mr. Wolff is a citizen of the United States of America.

ROBERT A. ABEL                                               Director since 1993
Robert A. Abel, age 48, is a director in the public accounting firm of Blue & Co., LLC. Mr. Abel is a magna cum laude graduate of Indiana State University with a B.S. Degree in Accounting. He is a certified public accountant with over 20 years of public accounting experience in the areas of auditing and corporate tax. He has been involved with aviation accounting and finance since 1976. Blue & Co. provides tax and accounting services to Amtran in connection with selected matters. Mr. Abel is also a director of Meridian Investment Advisors, Inc., a registered investment company. Mr. Abel's principal business address is 1460 N. Meridian Street, Carmel, Indiana, 46032. Mr. Abel is a citizen of the United States of America.

ANDREJS P. STIPNIEKS                                         Director since 1993
Andrejs P. Stipnieks, age 61, is an international aviation consultant. He graduated from the University of Adelaide, South Australia, and is a Barrister and Solicitor of the Supreme Courts of South Australia, the Australian Capital Territory and of the High Court of Australia. Until 1998, Mr. Stipnieks was a Senior Government Solicitor in the Australian Attorney General's Department, specializing in aviation and surface transport law and practice. He has represented Australia on the Legal Committee of the International Civil Aviation Organization at Montreal. Mr. Stipnieks' principal business address is 6933 Andre Drive, Indianapolis, Indiana, 46278. Mr. Stipnieks is a citizen of Australia.

Information Concerning the Board of Directors

    During 2000, the board of directors held four (4) meetings. All directors attended each board meeting and each meeting of those committees on which he served. As described below, the board of directors has audit and compensation committees.

       NAME OF
      COMMITTEE                                                                       MEETINGS
     AND MEMBERS                           FUNCTIONS OF COMMITTEE                     IN 2000
     -----------                           ----------------------                     -------
AUDIT                   meets with the independent accountants of Amtran                 2
William P. Rogers, Jr.  reviews the audit plan for Amtran
Robert A. Abel          reviews the annual audit of Amtran with the independent
Kenneth K. Wolff(1)      accountants
Andrejs P.              recommends whether the independent accountants should be
Stipnieks(1)             continued as auditors for Amtran
                        reviews Amtran's internal controls

COMPENSATION            establishes compensation policies and compensation for           2
Robert A. Abel           Amtran's officers
Andrejs P. Stipnieks

---------

 (1) To insure timely compliance with the new Nasdaq rules governing audit committee composition, the board accepted the resignation of Kenneth K. Wolff from the audit committee on February 27, 2001, and appointed Andrejs
     P. Stipnieks to the committee.

                              -------------------

    The audit committee is governed by a written charter approved by the board of directors. A copy of this charter is included in Annex D. Mr. Rogers, Mr. Abel and Mr. Stipnieks of the audit committee are 'independent directors' as defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, as applicable and as may be modified. Additional information about the audit committee is set forth in the 'Report of the Audit Committee' included in this proxy statement. We do not have a standing nominating committee.

Compensation of Directors

    We do not pay directors who are also officers of Amtran additional compensation for their service as directors. In 2000, non-employee directors received the following:

     An annual retainer of $18,000 for serving on the Board

     An annual fee of $2,500 for serving as Chairman of a committee

     A fee of $2,000 for each board of directors meeting attended in person

     A fee of $1,000 for each committee meeting attended in person. (Amtran also pays its non-employee directors if they participate in board and committee meetings by telephone.)

     Options to purchase shares of Amtran's common stock pursuant to the Amtran, Inc. Stock Option Plan for Non-Employee Directors (a one-time grant of an option to purchase 2,000 shares following his election or appointment to the board of directors, and for as long as he remains an Eligible Director, an annual grant of an option to purchase 500 shares on the 30th day following each annual meeting of shareholders.)

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of Amtran's shares to file with the SEC and Nasdaq reports on their ownership of shares of Amtran (so-called 16(a) forms). Except as set forth below, we believe, based solely on our review of copies of such reports, that our directors and officers complied with all such filing requirements.

    On January 24, 2000, Willie G. McKnight, Jr. became the Executive Vice President for Marketing and Sales of Amtran. The Form 3 filed with the SEC reporting this event, which was required to be filed by February 3, 2000, was filed late on February 22, 2000.

    During February 2000, John Tague sold shares of Amtran common stock in 4 transactions. The Form 4 filed with the SEC reporting these events, which was required to be filed by March 10, 2000, was filed late on April 18, 2000.

    In 2000, Messrs. Tague, Wolff, Hlavacek, McKnight, Abel, Rogers and Stipnieks each voluntarily reported the receipt of option grants on Form 4s which, in each case, were filed with the SEC after the due date for the reporting of such transactions on Form 4 but prior to the due date for reporting these exempt transactions on Form 5. Accordingly, Amtran does not regard these filings on Form 4 as late.

Certain Relationships and Related Party Transactions in 2000

    Mr. Mikelsons is the sole owner of Betaco, Inc., a Delaware corporation ('Betaco'). Betaco currently owns two airplanes (a Cessna Citation II and a Lear
Jet) and three helicopters (a Bell 206B Jet Ranger III, an Aerospatiale 355F2 Twin Star and a Bell 206L-3 LongRanger). The two airplanes and the Twin Star and Jet Ranger III helicopters are leased or subleased to ATA. The LongRanger helicopter is leased to American Trans Air ExecuJet, Inc. ('ExecuJet'). We believe that the current terms of the leases and subleases with Betaco for this equipment are no less favorable to us than those that could be obtained from third parties.

    The sublease for the Cessna Citation currently requires a monthly payment of $37,500 for a term beginning July 25, 1999 and ending July 24, 2004. The sublease for the Lear Jet requires a monthly payment of $42,000 for a term beginning December 24, 1999 and ending December 23, 2001. The lease for the JetRanger III currently requires a monthly payment of $7,000 for a term beginning June 15, 1993 and ending June 14, 2004. The sublease for the Aerospatiale 355F2 Twin

Star requires a monthly payment of $12,000 for a term beginning January 1, 2000 and ending December 31, 2001, and the lease for the LongRanger requires a monthly payment of $11,200 for a term beginning December 11, 1999 and ending December 10, 2001.

    Betaco and Mr. Hlavacek own 100% of the interest in Delta Aviation LLC, an Indiana limited liability corporation. Delta Aviation owns a Beech A36 Bonanza aircraft. The aircraft is leased to ExecuJet and subleased to ATA for $75.00 per flight hour for a term beginning December 11, 1998 and ending December 10, 2002. No minimum monthly payment is required.

    Mr. Rogers, Chairman of the audit committee, is a partner in the law firm of Cravath, Swaine & Moore, which provided legal services to Amtran in 2000. Mr. Abel, Chairman of the compensation committee, is a partner in the accounting firm of Blue & Co., which provided tax and accounting services to Amtran in 2000. See 'Special Factors -- Interests of Certain Persons in the
Merger -- Interests of Certain Directors'.

    As part of our compensation package to Willie McKnight, our executive Vice President, Marketing and Sales, on January 24, 2000, we provided Mr. McKnight with an interest-free loan of $230,000. The loan is evidenced by a Demand Promissory Note signed by Mr. McKnight. However, 50% of the loan was forgiven on January 24, 2001, and the remainder of the principal balance shall be forgiven if Mr. McKnight is still employed by us on January 24, 2002. As of June 18, 2001, Mr. Mikelsons has outstanding indebtedness to Amtran with an aggregate principal balance of $378,406. Amtran does not charge Mikelsons interest on this indebtedness. In addition, we loaned Mr. Tague $175,000 on February 1, 2001. The loan is evidenced by a Promissory Note, bears interest at an annual rate of 8% and must be repaid by no later than January 31, 2002.

                    EXECUTIVE COMPENSATION AND STOCK OPTIONS

Report of Compensation Committee on Executive Compensation

WHAT IS OUR COMPENSATION PHILOSOPHY?

    The objectives of our executive compensation programs are to: (i) attract and retain talented and experienced executives with compensation that is competitive with other U.S. airlines of a size comparable to ATA and (ii) reward outstanding performance and provide incentives based on individual and corporate performance. In addition, during the time that our stock has been publicly traded we have used restricted stock and stock options to align the interests of management with those of the shareholders.

    The compensation committee is responsible for administering our compensation policies and programs, including its officer incentive compensation programs. The compensation committee currently consists of two independent non-employee directors, Robert A. Abel and Andrejs P. Stipnieks. Mr. Abel, Chairman of the compensation committee, is a director in the accounting firm of Blue & Co., LLC. Mr. Abel's firm provided tax and accounting service to us in 2000. See 'Special Factors -- Interests of Certain Persons in the Merger -- Interests of Certain Directors'.

    As discussed below, the elements of compensation used by us include salaries and short-term and long-term incentive programs, including the award of cash bonuses and stock, while we have been a public company, options.

    If the merger is completed so that our common stock is no longer publicly traded, we will re-evaluate the components of compensation.

HOW DO WE DETERMINE BASE PAY?

    The base pay for Mr. Mikelsons and Mr. Tague reflects Amtran's objective to maintain salary levels that are competitive with those offered by U.S. airlines of a size comparable to ATA for comparable positions, taking into consideration a number of factors, as described below.

MR. MIKELSONS' 2000 BASE PAY

    In establishing a base salary for Mr. Mikelsons, the compensation committee considered:

     a compensation analysis prepared by an independent consultant.

     the fact that Mr. Mikelsons would not participate in any equity-based incentive compensation plan or incentive cash bonus of Amtran and the fact that no increase in base salary over 1997 was being proposed.

     his age, experience and responsibilities.

    Each of these listed factors was evaluated by the compensation committee on a subjective basis, and no particular weighting was given to any particular factor. The compensation committee also sought to maintain the same relative relationship between the salary levels of different officers as exists for comparable positions at other U.S. airlines. After considering the above factors, the compensation committee approved a base salary for the Chairman for 2000 of $688,194. Based on a compensation analysis available to the compensation committee, such base salary is higher than the base salaries paid by other airlines to executives holding comparable positions but, given the absence of any stock-based compensation or incentive cash bonus, total compensation was between the median and the 75th percentile of total annual cash compensation paid by the other airlines included in the analysis.

MR. TAGUE'S 2000 BASE PAY

    In establishing a base salary for Mr. Tague, the compensation committee considered:

     a compensation analysis prepared by an independent consultant.

     his age, experience and responsibilities.

    Each of these listed factors was evaluated by the compensation committee on a subjective basis, and no particular weighting was given to any particular factor. The compensation committee also sought to maintain the same relative relationship between the salary levels of different officers as exists for comparable positions at other U.S. airlines. After considering the above factors, the compensation committee approved an annual base salary for 2000 for Mr. Tague of $525,000. Based on a compensation analysis available to the compensation committee, such base salary is between the median and the 75th percentile of the base salary paid by most other airlines to executives holding comparable positions. Mr. Tague's total compensation, including bonus and long-term incentive compensation, is below the median of the annual compensation paid by the other airlines included in the analysis.

HOW ARE ANNUAL BONUSES DETERMINED?

    Annual bonuses are paid in cash in the year following performance, based on achievement of predetermined corporate goals. As in prior years, Mr. Mikelsons was not eligible for a bonus payment in 2000. Because we did not achieve our corporate goals in 2000, Mr. Tague did not receive a bonus for 2000.

                                          Compensation Committee
                                          Robert A. Abel, Chairman
                                          Andrejs P. Stipnieks

Summary of Cash and Certain Other Compensation

                           SUMMARY COMPENSATION TABLE

    This table shows the compensation paid or accrued to the Chairman of the Board, President and three executive officers for services rendered during the last three fiscal years.

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                        ANNUAL COMPENSATION        SECURITIES
             NAME AND               ---------------------------    UNDERLYING          ALL OTHER
        PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)   OPTIONS (#)       COMPENSATION($)
        ------------------          ----   ---------   --------   -----------       ---------------
J. George Mikelsons, .............  2000    688,194       None         None              3,535(1)
  Chairman of the Board             1999    688,194       None         None              4,320(2)
                                    1998    688,194       None         None              3,840(3)
John P. Tague, ...................  2000    525,000       None       75,000(4)           5,250(1)
  President and Chief               1999    519,231    460,000       75,000(5)           4,320(2)
  Executive Officer                 1998    496,153    800,000       75,000(6)           2,308(3)
James W. Hlavacek ................  2000    350,000       None       50,000(7)           3,506(1)
  Executive Vice President and      1999    337,500    224,250       50,000(8)           4,320(2)
  Chief Operating Officer           1998    323,942    390,000       50,000(9)           3,840(3)
Kenneth K. Wolff .................  2000    350,000       None       50,000(7)           3,393(1)
  Executive Vice President and      1999    337,500    224,250       50,000(8)           4,320(2)
  Chief Financial Officer           1998    323,942    390,000       50,000(9)           3,840(3)
Willie G. McKnight(10) ...........  2000    323,077    210,000      100,000(11)           None
  Executive Vice President,
  Marketing and Sales

---------

 (1) Represents the amount of our matching contribution to our 401(k) Plan in 2000.

 (2) Represents the amount of our matching contribution to our 401(k) Plan in 1999.

 (3) Represents the amount of our matching contribution to our 401(k) Plan in 1998.

 (4) Pursuant to the 2000 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Mr. Tague to purchase 75,000 shares of our stock were scheduled to become exercisable as to the following aggregate number of shares on and after each of the following dates: January 28, 2001 -- 25,000 shares; January 28, 2002 -- 25,000 shares; and January 28,
     2003 -- 25,000 shares. These options became exercisable upon the board's approval of the merger.

 (5) Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Mr. Tague to purchase 75,000 shares of our stock were scheduled to become exercisable as to the following aggregate number of shares on and after each of the following dates: January 5, 2000 -- 25,000 shares; January 5, 2001 -- 25,000 shares; and January 5,
     2002 -- 25,000 shares. These options became exercisable upon the board's approval of the merger.

 (6) Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Mr. Tague to purchase 75,000 shares of our stock were scheduled to become exercisable as to the following aggregate number of shares on and after each of the following dates: January 10, 1999 -- 25,000 shares; January 10, 2000 -- 25,000 shares; and January 10,
     2001 -- 25,000 shares. These options became exercisable upon the board's approval of the merger.

 (7) Pursuant to the 2000 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Messrs. Hlavacek and Wolff to purchase 50,000 shares each of our stock were scheduled to become exercisable as to the following aggregate number of shares on and after each of the following dates: January 28, 2001 -- 16,667 shares; January 28, 2002 -- 16,667 shares; and January 28, 2003 -- 16,666 shares. These options became exercisable upon the board's approval of the merger.

 (8) Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Messrs. Hlavacek and Wolff to purchase 50,000 shares each of our stock were scheduled to become exercisable as to the following aggregate number of shares on and after
                                              (footnotes continued on next page)

(footnotes continued from previous page) each of the following dates: January 5, 2000 -- 16,667 shares; January 5, 2001 -- 16,667 shares; and January 5, 2002 -- 16,666 shares. These options became exercisable upon the board's approval of the merger.

 (9) Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Messrs. Hlavacek and Wolff to purchase 50,000 shares each of our stock were scheduled to become exercisable as to the following aggregate number of shares on and after each of the following dates: January 10, 1999 -- 16,667 shares; January 10, 2000 -- 16,667 shares; and January 10, 2001 -- 16,666 shares. These options became exercisable upon the board's approval of the merger.

(10) Mr. McKnight was hired on January 24, 2000.

(11) Pursuant to the 2000 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Mr. McKnight to purchase 100,000 shares each of our stock were scheduled to become exercisable as to the following aggregate number of shares on and after each of the following dates:
     February 4, 2001 -- 33,334 shares; February 4, 2002 -- 33,333 shares; and February 4, 2003 -- 33,334 shares. These options became exercisable upon the board's approval of the merger.

                              OPTION GRANTS TABLE

    This table shows the option grants in 2000 to the individuals named in the Summary Compensation Table.

                                                                                      POTENTIAL REALIZABLE
                                 INDIVIDUAL GRANTS                                      VALUE AT ASSUMED
                           -----------------------------                                 ANNUAL RATES OF
                           NUMBER OF        % OF TOTAL                                        STOCK
                           SECURITIES        OPTIONS                                   PRICE APPRECIATION
                           UNDERLYING        GRANTED        EXERCISE                   FOR OPTION TERM(1)
                            OPTIONS        TO EMPLOYEES    PRICE/SHARE   EXPIRATION   ---------------------
          NAME              GRANTED       IN FISCAL YEAR       ($)          DATE        5%($)      10%($)
          ----              -------       --------------       ---          ----        -----      ------
J. George Mikelsons......    -0-            -0-               --            --           --          --
John P. Tague............    75,000(2)         12%            15.75      1/28/2010      742,882   1,882,608
James W. Hlavacek........    50,000(3)          8%            15.75      1/28/2010      495,255   1,255,072
Kenneth K. Wolff.........    50,000(3)          8%            15.75      1/28/2010      495,255   1,255,072
Willie G. McKnight.......   100,000(4)         16%            16.06       2/4/2010    1,010,162   2,559,949

---------

(1) The values are the result of calculations at the 5% and 10% rates set by the SEC. Our per-share stock price would be $25.66 and $40.85 if increased by 5% and 10%, respectively, compounded annually over a ten-year option term on an exercise price of $15.75. The per-share price would be $26.16 and $41.66 if increased by 5% and 10%, respectively, compounded annually over a ten-year option term on an exercise price of $16.06.

(2) See Footnote 4 to Summary Compensation Table on vesting of Options.

(3) See Footnote 7 to Summary Compensation Table on vesting of Options.

(4) See Footnote 11 to Summary Compensation Table on vesting of Options.

                              OPTION EXERCISES AND
                             YEAR-END OPTION VALUES

    This table shows the number and value of stock options (exercised and unexercised) for the named individuals during 2000.

                                                                                             VALUE OF
                                                                                            UNEXERCISED
                                                             NUMBER OF SECURITIES          IN-THE-MONEY
                                 SHARES                     UNDERLYING UNEXERCISED       OPTIONS AT FISCAL
                                ACQUIRED      VALUE       OPTIONS AT FISCAL YEAR-END         YEAR-END
                               ON EXERCISE   REALIZED     --------------------------     EXERCISABLE (E)/
            NAME                   (#)         ($)      EXERCISABLE      UNEXERCISABLE   UNEXERCISABLE (U)
            ----                   ---         ---      -----------      -------------   -----------------
J. George Mikelsons..........    -0-           -0-         -0-              -0-               -0-

John P. Tague................    10,000       79,375      300,758           150,000         $1,735,987(E)
                                                                                               162,500(U)
James W. Hlavacek............    -0-           -0-        209,432           100,000            815,750(E)
                                                                                               108,329(U)
Kenneth K. Wolff.............    -0-           -0-        238,000           100,000            962,281(E)
                                                                                               108,329(U)
Willie G. McKnight...........    -0-           -0-         -0-              100,000         -0-(E)
                                                                                            -0-(U)

PENSION PLANS

    We have no pension plans.

401(k) PLAN


    Under the American Trans Air, Inc. Employees' Salary Savings Plan (the '401(k) Plan'), adopted on October 1, 1985, eligible employees could elect to defer up to 15% of their salary into the 401(k) Plan, not to exceed statutory limits. Generally, all employees meeting a minimum-hours requirement are eligible to participate in the 401(k) Plan. We have the discretion to make matching contributions to the 401(k) Plan on behalf of participants who have made salary reduction contributions under the Plan. In 2000, we contributed $.50 for each dollar contributed to the Plan by eligible participants, up to 6% of their compensation. An employee stock ownership feature was added to the 401(k) Plan in May 1993; however, this feature will be eliminated upon completion of the merger. The ATA Employee Stock Ownership Plan ('ESOP') has been a mechanism for us to award shares of our stock for years in which profits have occurred. Addition of this benefit has permitted eligible employees to become shareholders of Amtran and share in its potential future growth and profitability. Generally, the eligibility requirements for the ESOP have been identical to those of the 401(k) Plan, except an employee may have been eligible for an ESOP contribution of Company stock even if the employee did not elect pre-tax 401(k) Plan contributions.


    In those years in which we have experienced profits and chosen to make an ESOP contribution, the 401(k) Plan accounts of eligible employees have been credited with full and/or fractional shares of Company stock. Shares were allocated based on compensation. In 2000, no shares of Amtran stock were allocated to 401(k) Plan participant accounts.

Stock Performance Graph

    This performance graph compares the 2000 total shareholder return on Amtran's common stock with the Nasdaq Stock Market-U.S. Index and Amtran's peer group. The peer group selected by Amtran consists of the following companies:
Alaska Air Group, Inc., America West Holdings Corporation, AMR Corp. (American Airlines), Amtran, Inc., Continental Airlines, Inc., Delta Air Lines, Inc., HAL, Inc. (Hawaiian Airlines), Northwest Airlines, Inc., Southwest Airlines Co., US Airways Group, Inc. and UAL Corp. (United Airlines).

                        COMPARISON OF 5-YEAR CUMULATIVE
                           TOTAL RETURN AMONG AMTRAN,
                   NASDAQ MARKET-U.S. INDEX AND A PEER GROUP

                              [PERFORMANCE GRAPH]

              RATIFICATION OF THE SELECTION OF ERNST & YOUNG, LLP
                           AS INDEPENDENT ACCOUNTANTS

General

    Ernst & Young, LLP has been our independent public accountants for the past eight years. The audit committee and the board believe that Ernst & Young's long-term knowledge of Amtran is invaluable. Representatives of Ernst & Young have direct access to members of the audit committee and regularly attend their meetings. Representatives of Ernst & Young will attend the annual meeting to answer any shareholder questions and to make a statement if they desire to do so.

Audit Fees

    The aggregate fees billed by Ernst & Young for professional services rendered for the audit of Amtran's annual financial statements for the year ended December 31, 2000, and the reviews of the financial statements included in Amtran's quarterly reports on Form 10-Q during the year 2000 were $273,500.

Financial Information Systems Design and Implementation Fees

    Ernst & Young performed no services for Amtran in 2000 related to financial information systems design and implementation.

Other Fees

    The aggregate fees billed by Ernst & Young for services they rendered in the year 2000 other than services included under the heading 'Audit Fees' were $282,790.

    In 2000, the audit committee: (1) reviewed all services provided by Ernst & Young to insure that they were within the scope previously approved by the Committee; and (2) concluded that the non-audit services performed by Ernst & Young for Amtran and its subsidiaries did not impair its independence as Amtran's accountants. The Report of the Audit Committee contained in this proxy statement contains additional information on Ernst & Young's services for Amtran.

    We need a majority of the votes cast in person or by proxy and entitled to vote at the annual meeting in order to ratify the selection of Ernst & Young as independent accountants for 2001. The audit committee and the board of directors recommend a vote 'FOR' Ernst & Young as independent accountants for 2001.

    Abstentions and broker non-votes are not included in the tabulation of votes cast and, therefore, do not have the effect of votes in opposition to the ratification of the selection of Ernst & Young as auditors.

Other Matters

    The Board of Directors does not anticipate that any other matters will be properly brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote on those matters according to their best judgment.

Report of the Audit Committee

    The audit committee has reviewed and discussed Amtran's audited financial statements for the fiscal year 2000 with management and has received the written disclosures and the letter from Ernst & Young, Amtran's independent auditors, required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committee). The audit committee has also discussed with Ernst & Young Amtran's audited financial statements for the fiscal year 2000, including, among other things, the quality of Amtran's accounting principles, the methodologies and accounting principles applied to significant transactions, the underlying processes and estimates used by management in its financial statements and the basis for the auditor's conclusions regarding the reasonableness of those estimates, and the auditor's independence, as well as the other matters required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants.

    Based on the review and discussions referred to above, the audit committee recommended inclusion of the audited financial statements in Amtran's annual report on Form 10-K to the board of directors.

                                          Audit Committee
                                          William P. Rogers, Jr., Chairman
                                          Robert A. Abel
                                          Andrejs P. Stipnieks

                                STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of the date of this proxy statement with respect to the beneficial ownership of the outstanding shares of our common stock by (i) all persons owning of record, or beneficially to our knowledge, more than five percent of the outstanding shares, (ii) each director and executive officer of Amtran, individually, and (iii) all directors and officers of Amtran as a group. Unless otherwise indicated, the mailing address of each of the persons shown is c/o Amtran, Inc., 7337 West Washington Street, Indianapolis, Indiana 46231.

             NAME AND ADDRESS OF                NUMBER OF SHARES      RIGHT TO         PERCENT OF
               INDIVIDUAL/GROUP                     OWNED(1)         ACQUIRE(2)   OUTSTANDING SHARES(3)
               ----------------                     --------         ----------   ---------------------
J. George Mikelsons...........................     8,271,200(4)              0              72
John P. Tague.................................        10,222           450,758              --
James W. Hlavacek.............................        52,962           309,431              --
Kenneth K. Wolff..............................        12,094           338,000              --
Robert A. Abel................................         4,000             5,500              --
William P. Rogers, Jr.........................         5,000             5,500
Andrejs P. Stipnieks..........................         1,500             5,500              --
Willie G. McKnight............................             0           100,000              --
INDUS Acquisition Company
  7337 West Washington Street
  Indianapolis, Indiana 46231.................     8,271,200(4)              0              72
Dimensional Fund Advisors Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401......................     1,041,500(5)              0               9
All directors and executive officers as a
  group(6) (excluding J. George Mikelsons)....        84,768         1,214,689              11

---------

(1) Includes shares for which the named person has shared voting and investment power with a spouse.

(2) Shares that can be acquired through presently exercisable stock options.

(3) If more than 1%.

(4) These shares of our common stock are owned of record by Mikelsons as of the date of this proxy statement. INDUS and Mikelsons have entered into a Stock Subscription Agreement providing for the acquisition of these shares by INDUS. Therefore, INDUS may be deemed to be the beneficial owner of these shares.

(5) Dimensional Fund Advisors Inc. ('Dimensional'), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the 'Portfolios'.) In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities of Amtran that are owned by the Portfolios. Such securities are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.

(6) Group consists of seven persons (Messrs. Tague, Hlavacek, Wolff, Abel, Rogers, Stipnieks and McKnight).

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Upon the consummation of the merger, all of the outstanding shares of our common stock will be held and voted by Mikelsons. As a result, we will not solicit proxies in connection with the next annual meeting of shareholders. If the merger is not consummated, then, according to the rules of the SEC, all proposals of shareholders to be presented at the annual meeting would be required to be received by the Secretary of Amtran a reasonable time before we begin to print and mail our proxy materials. These proposals would also need to comply with the rules of the SEC governing the form and content of proposals in order to be included in our proxy statement and form of proxy.

    Shareholder proposals and related notices should be sent to Brian T. Hunt, Secretary, 7337 West Washington Street, Indianapolis, Indiana 46231.

                                 OTHER MATTERS

    We know of no other business to be presented at the annual meeting. If other matters do properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by us (File No. 000-21642) with the SEC are incorporated by reference in this proxy statement:

     our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, previously filed with the SEC on March 16, 2001;

     our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, previously filed with the SEC on May 23, 2001;

     our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, previously filed with the SEC on May 15, 2001;

     our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, previously filed with the SEC on August 3, 2001; and

     our Current Reports on Form 8-K, previously filed with the SEC on May 17, 2001, May 25, 2001 and June 19, 2001.

    All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the annual meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this proxy statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modified or superseded such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    Because forward-looking statements made in connection with a going-private transaction are not entitled to the safe-harbor protections of the Private Securities Litigation Reform Act of 1995, any reference in filings incorporated by reference into this proxy statement to these safe-harbor protections are not incorporated by reference.


    This proxy statement incorporates documents by reference that are not presented in or delivered with this proxy statement. These documents are available upon request from Brian T. Hunt, Secretary, Amtran, Inc., 7337 West Washington Street, Indianapolis, Indiana 46231. In order to ensure timely delivery, any request should be made by October 1, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the SEC: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10004; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may obtain copies of all or any portion of the material by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at
(800) SEC-0330 for further information on the public reference rooms. Our filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov.

                                                                  CONFORMED COPY

                                                                         ANNEX A
________________________________________________________________________________

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 18, 2001

                                    BETWEEN

                           INDUS ACQUISITION COMPANY

                                      AND

                                  AMTRAN, INC.

________________________________________________________________________________

                               TABLE OF CONTENTS

                                    ARTICLE I
                                   THE MERGER
SECTION 1.01.  The Merger..................................................   A-1
SECTION 1.02.  Closing.....................................................   A-1
SECTION 1.03.  Effective Time..............................................   A-1
SECTION 1.04.  Effects.....................................................   A-2
SECTION 1.05.  Articles of Incorporation and Bylaws........................   A-2
SECTION 1.06.  Directors...................................................   A-2
SECTION 1.07.  Officers....................................................   A-2

                                   ARTICLE II
          EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

SECTION 2.01.  Effect on Capital Stock.....................................   A-2
SECTION 2.02.  Exchange of Certificates....................................   A-2

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Organization, Standing and Power............................   A-4
SECTION 3.02.  Capital Structure...........................................   A-4
SECTION 3.03.  Authority; Execution and Delivery; Enforceability...........   A-5
SECTION 3.04.  No Conflicts; Consents......................................   A-5
SECTION 3.05.  SEC Documents; Undisclosed Liabilities......................   A-6
SECTION 3.06.  Brokers; Schedule of Fees and Expenses......................   A-7
SECTION 3.07.  Opinion of Financial Advisor................................   A-7

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF SUB

SECTION 4.01.  Organization, Standing and Power............................   A-7
SECTION 4.02.  Sub.........................................................   A-7
SECTION 4.03.  Authority; Execution and Delivery; Enforceability...........   A-7
SECTION 4.04.  No Conflicts; Consents......................................   A-7
SECTION 4.05.  Brokers.....................................................   A-8
SECTION 4.06.  Financing...................................................   A-8

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01.  Conduct of Business.........................................   A-8

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS
SECTION 6.01.  Preparation of Proxy Statement; Shareholders Meeting........   A-9
SECTION 6.02.  Access to Information; Confidentiality......................  A-10
SECTION 6.03.  Reasonable Best Efforts; Notification.......................  A-10
SECTION 6.04.  Stock Options...............................................  A-11
SECTION 6.05.  Indemnification.............................................  A-12
SECTION 6.06.  Fees and Expenses...........................................  A-12
SECTION 6.07.  Public Announcements........................................  A-12
SECTION 6.08.  Transfer Taxes..............................................  A-12
SECTION 6.09.  Shareholder Litigation......................................  A-12
SECTION 6.10.  Information Supplied........................................  A-12

                                                                             PAGE
                                                                             ----
                                   ARTICLE VII
                              CONDITIONS PRECEDENT

SECTION 7.01.  Conditions to Each Party's Obligation to Effect the
                 Merger....................................................  A-13
SECTION 7.02.  Conditions to Obligations of Sub............................  A-13
SECTION 7.03.  Conditions to Obligations of the Company....................  A-14

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.................................................  A-15
SECTION 8.02.  Effect of Termination.......................................  A-15
SECTION 8.03.  Amendment...................................................  A-16
SECTION 8.04.  Extension; Waiver...........................................  A-16
SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver...  A-16

                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.01.  Nonsurvival of Representations and Warranties...............  A-16
SECTION 9.02.  Notices.....................................................  A-16
SECTION 9.03.  Definitions.................................................  A-17
SECTION 9.04.  Interpretation..............................................  A-17
SECTION 9.05.  Severability................................................  A-17
SECTION 9.06.  Counterparts................................................  A-18
SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries..............  A-18
SECTION 9.08.  Governing Law...............................................  A-18
SECTION 9.09.  Assignment..................................................  A-18
SECTION 9.10.  Enforcement.................................................  A-18
SECTION 9.11.  Obligations of JGM..........................................  A-18

EXHIBIT A -- Plan of Merger

        AGREEMENT AND PLAN OF MERGER dated as of June 18, 2001, between INDUS ACQUISITION COMPANY, an Indiana corporation ('SUB'), and AMTRAN, INC., an Indiana corporation (the 'COMPANY').

    WHEREAS, as of the date hereof, J. George Mikelsons ('JGM') owns 8,271,200 shares of the common stock, without par value, of the Company (the 'COMPANY COMMON STOCK');

    WHEREAS the respective Boards of Directors of Sub and the Company have approved the merger (the 'MERGER') of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued share of Company Common Stock not owned by JGM, Sub or the Company, shall be converted into the right to receive from the Surviving Corporation $23.00 in cash, without interest, and (b) each issued share of Series A1 Preferred Stock, without par value, of the Company (the 'SERIES A1 PREFERRED STOCK') and Series B Preferred Stock, without par value, of the Company (the 'SERIES B PREFERRED STOCK' and, together with the Series A1 Preferred Stock, the 'COMPANY PREFERRED STOCK', and the Company Preferred Stock, together with the Company Common Stock, the 'COMPANY CAPITAL STOCK'), shall remain outstanding;

    WHEREAS the Company has entered into a Purchase and Voting Agreement dated as of May 16, 2001 (the 'ILFC AGREEMENT' and, together with this Agreement, the 'TRANSACTION AGREEMENTS'), with International Lease Finance Corporation, a California corporation ('ILFC'), and which was approved by the Board of Directors of the Company (the 'COMPANY BOARD') on the date hereof pursuant to which (i) the Company will amend Article XII (the 'ILFC AMENDMENT') of the Company Charter (as defined in Section 3.02), subject to receipt of the requisite shareholder approval, immediately prior to the Effective Time (as defined in Section 1.03) to modify certain terms of the Series B Preferred Stock to reflect the fact that following the Merger the Company will be private, (ii) ILFC has agreed to vote its shares of Series B Preferred Stock in favor of the ILFC Amendment and (iii) the Company has agreed to repurchase between 5 and 10% of ILFC's shares of Series B Preferred Stock, with the amount to be repurchased to be determined by the Company; and

    WHEREAS Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Indiana Business Corporation Law (the 'IBCL'), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the 'SURVIVING CORPORATION').

    SECTION 1.02. Closing. The closing (the 'CLOSING') of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.04(a)), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Sub and the Company. The date on which the Closing occurs is referred to in this Agreement as the 'CLOSING DATE'.

    SECTION 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the office of the Secretary of State of the State of Indiana, articles of merger, including the plan of merger contained in Exhibit A (the 'PLAN OF MERGER'), or other appropriate documents (in any such case, the 'ARTICLES OF MERGER') executed in accordance with the relevant provisions of the IBCL and shall make all other filings or recordings required under the IBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as Sub and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the 'EFFECTIVE TIME').

    SECTION 1.04. Effects. The Merger shall have the effects set forth in
Section 40-6 of the IBCL.

    SECTION 1.05. Articles of Incorporation and Bylaws. (a) The Articles of Incorporation of the Company as in effect immediately prior to Effective Time, as amended by the ILFC Amendment, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

    (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

    SECTION 1.06. Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II
                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:

        (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

        (b) Cancelation of Treasury, JGM-Owned and Sub-Owned Stock. Each share of Company Common Stock that is owned by the Company, JGM, Sub or any other affiliate of JGM (other than any person who is deemed to be an affiliate of JGM by reason of such person's position as an officer or director of the Company (collectively, the 'EXCLUDED AFFILIATES')) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any subsidiary of the Company shall automatically be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

        (c) Conversion of Company Capital Stock. (1) Subject to
    Section 2.01(b), each issued share of Company Common Stock shall be converted into the right to receive from the Surviving Corporation $23.00 in cash, without interest.

        (2) Each issued share of Company Preferred Stock shall remain outstanding.

        (3) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the 'MERGER CONSIDERATION'. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a 'CERTIFICATE') shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of a Certificate in accordance with
    Section 2.02, without interest.

    SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Sub shall designate a bank or trust company to act as paying agent (the 'PAYING AGENT') for the payment of the

Merger Consideration upon surrender of Certificates. Promptly following the Effective Time, the Surviving Corporation shall provide to the Paying Agent cash in an amount sufficient to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the 'EXCHANGE FUND'). All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation.

    (b) Exchange Procedure. The Surviving Corporation shall cause the Paying Agent to mail promptly after the Effective Time (but, in any event, within five days after the Effective Time) to each holder of record of Certificates, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and
(ii) instructions for use in effecting the surrender of Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled; the Surviving Corporation shall enter into a paying agency agreement with the Paying Agent which provides that the Paying Agent shall promptly following any such surrender of Certificates (but, in any event, within three business days after the Paying Agent receives such Certificates) dispatch by mail payment of such amount to such holder. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to
Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

    (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificates shall have been converted as provided in this Article II.

    (d) No Liability. None of Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund that is required under applicable Law to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

    (e) Investment of Exchange Fund. The Surviving Corporation shall direct the Paying Agent to invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

    (f) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold, as required by applicable Law, any applicable taxes from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement.

    (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate pursuant to the terms hereof.

    (h) Adjustment to Prevent Dilution. In the event that following the date hereof and prior to the Effective Time the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, as the case may be, issued and outstanding by way of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction, the amount of Merger Consideration payable with respect to a share of Company Common Stock shall be adjusted appropriately to provide to holders of shares of Company Common Stock the same economic effect contemplated by this Agreement prior to such change.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Sub as follows:

    SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the 'COMPANY SUBSIDIARIES') is duly organized and validly existing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have (i) a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any such effect resulting from (x) changes in United States or global economic or financial market conditions or (y) changes in United States generally accepted accounting principles, shall not be considered a Company Material Adverse Effect or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement, including the consummation of Merger and the other Transactions (a 'COMPANY MATERIAL ADVERSE EFFECT'). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary or the failure so to qualify has had or could reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.02. Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock, 10,000,000 shares of preferred stock, without par value, of which 500 shares have been designated as Series A1 Preferred Stock and 300 shares have been designated as Series B Preferred Stock. At the close of business on June 14, 2001, (i) 11,438,059 shares of Company Common Stock (including 2,500 shares of Company Common Stock issued as shares of restricted stock under the Company Stock Plans (as defined in Section 6.04)), 500 shares of Series A1 Preferred Stock and 300 shares of Series B Preferred Stock were issued and outstanding, (ii) 1,710,658 shares of Company Common Stock were held by the Company in its treasury and
(iii) 2,880,251 shares of Company Common Stock were subject to outstanding Company Employee Stock Options (as defined in Section 6.04) and 6,950,000 shares of Company Common Stock were originally reserved for issuance pursuant to the Company Stock Plans. Except as set forth above and except for 1,914,486 shares of Company Common Stock reserved for issuance upon conversion of the outstanding shares of Series B Preferred Stock, at the close of business on June 14, 2001, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the IBCL, the Articles of Incorporation of the Company, as amended to the date of this Agreement (the 'COMPANY CHARTER'), the bylaws of the Company, as amended to the date of this Agreement (the 'COMPANY BYLAWS'), or any Contract (as defined in Section 3.04) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock may vote ('VOTING COMPANY DEBT'). Except as set forth above and as provided in this Agreement, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, 'phantom' stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound
(i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary (other than the ILFC Agreement and this Agreement).

    SECTION 3.03. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by the Transaction Agreements (the 'TRANSACTIONS'). The execution and delivery by the Company of the Transaction Agreements and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Plan of Merger, this Agreement, the Merger and the ILFC Amendment by the holders of the requisite number of outstanding shares of Company Common Stock and the approval of the ILFC Amendment by the holders of a majority of the outstanding shares of Series B Preferred Stock. The Company has duly executed and delivered each Transaction Agreement, and each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

    (b) The Company Board, at a meeting duly called and held, acting on the recommendation of a special committee of the Company Board (the 'SPECIAL COMMITTEE'), duly and unanimously adopted resolutions (i) approving this Agreement, the Merger, the ILFC Agreement, the ILFC Amendment and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and the holders of shares of the Company Common Stock (other than Sub and JGM), (iii) recommending that the Company's shareholders approve the Plan of Merger, this Agreement, the Merger and the ILFC Amendment and (iv) adopting the Plan of Merger. On June 15, 2001, the Company Board unanimously adopted a resolution approving the acquisition by Sub of beneficial ownership of 8,271,200 shares of Company Common Stock. Such resolutions are sufficient to render inapplicable to JGM, Sub, this Agreement, the Merger and the other Transactions the restrictions on business combinations contained in Section 43-18 of the IBCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

    (c) The only class or series of Company Capital Stock that is entitled to vote to approve the Plan of Merger, this Agreement and the Merger is the Company Common Stock. The affirmative vote of a majority of the outstanding shares of the Company Common Stock and a majority of the outstanding shares of Series B Preferred Stock, voting as separate classes, is necessary to approve the ILFC Amendment.

    SECTION 3.04. No Conflicts; Consents. (a) Except as set forth in the letter, dated as of the date of this Agreement, from the Company to Sub (the 'COMPANY DISCLOSURE LETTER'), the execution and delivery by the Company of each Transaction Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or

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result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, 'LIENS') upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a 'CONTRACT') to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
Section 3.04(b), any judgment, order or decree ('JUDGMENT') or statute, law (including common law), ordinance, rule or regulation ('LAW') applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

    (b) No consent, approval, license, permit, order, authorization or waiver ('CONSENT') of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a 'GOVERNMENTAL ENTITY') is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Merger and the other Transactions, other than (i) the filing with the Securities and Exchange Commission (the 'SEC') of a Transaction Statement on Schedule 13E-3 (as amended from time to time, the 'SCHEDULE 13E-3'), (B) a proxy statement relating to the approval of the Plan of Merger, this Agreement, the Merger and the ILFC Amendment by the holders of shares of Company Common Stock (as amended from time to time, the 'PROXY STATEMENT') and (C) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the 'EXCHANGE ACT'), as may be required in connection with any Transaction Agreement, the Merger and the other Transactions, (ii) the filing of the Articles of Merger and the ILFC Amendment with the office of the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) any filings required under the rules and regulations of the Department of Transportation (the 'DOT'),
(iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.08, (vi) filings under any applicable state takeover Law and (vii) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.05. SEC Documents; Undisclosed Liabilities. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1999 (the 'COMPANY SEC DOCUMENTS'). As of its respective date, each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the 'SECURITIES ACT'), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ('GAAP') (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Company SEC Documents filed and publicly available prior to the date hereof (the 'FILED COMPANY SEC DOCUMENTS'), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

    SECTION 3.06. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Dresdner Kleinwort Wasserstein, Inc., the fees of which will be paid by the Company, is entitled, prior to the Effective Time, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. At the Effective Time, Salomon Smith Barney Inc. will become entitled to receive fees and expense reimbursement in connection with the Merger in consideration of its activities on behalf of JGM and Sub. The Company has furnished to Sub a true and complete copy of all agreements between the Company and Dresdner Kleinwort Wasserstein, Inc., relating to the Merger and the other Transactions.

    SECTION 3.07. Opinion of Financial Advisor. The Special Committee has received the opinion of Dresdner Kleinwort Wasserstein, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock (other than Sub and JGM) is fair from a financial point of view, a signed copy of which opinion has been delivered to Sub.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF SUB

    Sub represents and warrants to the Company as follows:

    SECTION 4.01. Organization, Standing and Power. Sub is duly organized and validly existing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

    SECTION 4.02. Sub. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

    (b) The authorized capital stock of Sub consists of 30,000,000 shares of common stock, without par value ('SUB COMMON STOCK'). JGM, pursuant to a Subscription Agreement dated the date hereof, subscribed for 100 shares of Sub Common Stock. On the date hereof, JGM and Sub entered into an additional Subscription Agreement dated the date hereof, pursuant to which JGM will contribute his 8,271,200 shares of Company Common Stock to Sub in exchange for 8,271,200 shares of Sub Common Stock upon the satisfaction of the condition set forth in Section 7.01(a).

    SECTION 4.03. Authority; Execution and Delivery; Enforceability. Sub has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the Merger and the other Transactions. The execution and delivery by Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Sub. JGM, as the sole shareholder of Sub, has approved the Plan of Merger and the Merger. Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each such Transaction Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

    SECTION 4.04. No Conflicts; Consents. (a) The execution and delivery by Sub of each Transaction Agreement to which it is a party do not, and consummation of the Merger and the other Transactions to which it is a party and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Sub under, any provision of (i) its articles of incorporation or bylaws, (ii) any Contract to which Sub is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Sub or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have (i) a material adverse effect on the business, assets, financial condition or results of operations of Sub or (ii) a material adverse effect on the ability of Sub to perform its obligations under this Agreement, including the consummation of the Merger and the other Transactions to which it is a party (a 'SUB MATERIAL ADVERSE EFFECT').

    (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to JGM or Sub in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 13E-3 and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (ii) the filing of the Articles of Merger with the office of the Secretary of State of the State of Indiana, (iii) any filings required under the rules and regulations of the DOT, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.08 and
(vi) filings under any applicable state takeover Law.

    SECTION 4.05. Brokers. Other than as set forth in Section 3.06, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Sub.

    SECTION 4.06. Financing. American Trans Air, Inc., an Indiana corporation ('ATA'), has received a commitment letter dated June 18, 2001 (the 'COMMITMENT LETTER'), from Salomon Smith Barney Inc. and Citicorp USA, Inc. (the 'LENDERS') relating to the commitment of the Lenders to provide the financing required to consummate the Merger and the other Transactions and to pay related fees and expenses. The financing required to consummate the Merger and the other Transactions and to pay related fees and expenses is collectively referred to in this Agreement as the 'FINANCING'. A complete and correct copy of the Commitment Letter has been provided to the Special Committee. As of the date of this Agreement, Sub has no reason to believe that (i) any of the conditions to the financing contemplated by the Commitment Letter will not be satisfied, (ii) the funds for the financing contemplated by the Commitment Letter will not be available on a timely basis for the Merger and the other Transactions or (iii) the financing contemplated by the Commitment Letter will not be sufficient to consummate the Merger and the other Transactions and to pay related fees and expenses.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement or the ILFC Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted or proposed to be conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or contemplated by this Agreement or the ILFC Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Sub and the Special Committee:

        (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and regular dividends on the shares of Series A1 Preferred Stock and Series B Preferred Stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell or grant (A) any shares of its capital stock,
    (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any 'phantom' stock, 'phantom' stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms and (2) the issuance of up to an additional 100,000 Company Employee Stock Options pursuant to the Company Stock Plans in accordance with their present terms and the issuance of Company Common Stock upon the exercise of such Company Employee Stock Options;

        (iii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents; or

        (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) Other Actions. Neither the Company (without the direction of Special Committee) nor Sub shall, or shall permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII, not being satisfied. Sub shall not take any action that could reasonably be expected to result in any condition to the financing contemplated by the Commitment Letter not being satisfied. Sub shall promptly notify the Company if at any time there is a reasonable likelihood that the financing contemplated by the Commitment Letter will not be available.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.01. Preparation of Proxy Statement; Shareholders Meeting. (a) Each of the Company, Sub and JGM shall as soon as practicable following the date hereof prepare and file with the SEC the Schedule 13E-3 and the Company shall as soon as practicable following the date hereof prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Sub shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company, Sub and JGM shall notify the others promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the
Schedule 13E-3 and the Proxy Statement or for additional information and shall supply the others with copies of all correspondence between it or him, as the case may be, or any of its or his, as the case may be, representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the
Schedule 13E-3 and the Proxy Statement, as applicable. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Sub reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after filing with the SEC.

    (b) The Company shall as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its shareholders (the 'COMPANY SHAREHOLDERS MEETING') for the purpose of seeking the approval by the holders of Company Common Stock of the Plan of Merger, this Agreement, the Merger and the ILFC Amendment. For the avoidance of doubt, (i) the Company may satisfy its obligations under this Section 6.01(b) by presenting the Plan of Merger, this Agreement, the Merger and the ILFC Amendment to the requisite holders of shares of Company Capital Stock at an annual meeting which was previously adjourned and (ii) the Company may present such matters as a

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single proposal or as proposals which are conditioned on each other. The Proxy
Statement shall include a description of the recommendations referred to in
Section 3.03(b), and neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify such recommendations or related approval; provided, however, that the Company Board or the Special Committee may determine not to make such recommendations or to withdraw or modify such recommendations if the Special Committee determines in good faith, after consulting with and based on the advice of outside legal counsel, that such recommendations would be inconsistent with its fiduciary duties to the holders of shares of Company Common Stock (other than Sub and JGM) under applicable law. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the withdrawal or modification by either the Company Board or the Special Committee of its approval or recommendation of the Plan of Merger, this Agreement, the Merger or the ILFC Amendment.

    (c) Sub shall cause all shares of Company Common Stock owned by it and all of its affiliates (other than the Company, the Company Subsidiaries and the Excluded Affiliates) to be voted in favor of the approval of the Plan of Merger, this Agreement, the Merger and the ILFC Amendment.

    SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Sub, and to Sub's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Sub (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Sub may reasonably request.

    SECTION 6.03. Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of each Transaction Agreement and (v) to arrange for the financing contemplated by the Commitment Letter to be provided on substantially the terms and conditions specified in the Commitment Letter. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any other Transaction or any Transaction Agreement, (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by each Transaction Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions and (iii) cooperate with the arrangements for obtaining the Financing. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

    (b) The Company shall give prompt notice to Sub, and Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement to which it is a party that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under each Transaction Agreement.

    SECTION 6.04. Stock Options. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof with responsibility for the administration of the Company Stock Plans) shall adopt such resolutions or take such other actions as are required (with respect to the adjustment of the terms of all outstanding Company Employee Stock Options heretofore granted under any Company Stock Plan) to provide that each Company Employee Stock Option, other than Company Employee Stock options held by the persons listed on Schedule 6.04(a) of the Company Disclosure Letter (the 'ROLLOVER INDIVIDUALS'), whether vested or unvested, outstanding at the Effective Time shall be converted into the right to receive from the Surviving Corporation an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised.

    (b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof with responsibility for the administration of the Company Stock Plans) shall adopt such resolutions or take such other actions as are required (with respect to the adjustment of the terms of all outstanding Company Restricted Shares heretofore granted under any Company Stock Plan) to provide that the Restriction Period with respect to each Company Restricted Share, whether vested or unvested, shall be deemed to expire immediately prior to the Effective Time, unless any such Restriction Period would otherwise expire sooner in accordance with the terms of the applicable Company Stock Plan, in which case, such Restriction Period shall expire in accordance with the terms of the applicable Company Stock Plan.

    (c) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes required by applicable Law and shall be paid without interest. The Company shall use its reasonable best efforts to obtain the consent of all holders of Company Employee Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment as to a particular holder shall, at Sub's request, be withheld in respect of any Company Employee Stock Option until all necessary consents are obtained from such holder.

    (d) The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time, except for the Rollover Individuals, no holder of a Company Employee Stock Option or any participant in any Company Stock Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

    (e) The Company shall enter into option modification agreements as of the Effective Time with each of the Rollover Individuals in the form attached hereto as Exhibit B. As soon as practicable after the date of this Agreement, the Company Board (or, if appropriate, a committee thereof with responsibility for the administration of the Company Stock Plans) shall adopt resolutions or take such other actions as are necessary in connection with such option modification agreements.

    (f) The Company shall ensure that (i) as of the date of this Agreement, all payroll deductions under the Company's Employee Stock Purchase Plan (the 'ESPP') shall cease; and (ii) all payroll deductions under the ESPP which related to any offering periods which have not terminated prior to the date of this Agreement shall be returned to the employees who made such deductions, without interest or other benefit, as soon as practicable after the date of this Agreement.

    (g) In this Agreement:

        'COMPANY EMPLOYEE STOCK OPTION' means any option to purchase Company Common Stock granted under any Company Stock Plan.

        'COMPANY RESTRICTED SHARE' means any share of restricted Company Common Stock granted under any Company Stock Plan.

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        'COMPANY STOCK PLANS' means the 1993 Incentive Stock Plan for Key
    Employees of the Company and its Subsidiaries, the 1996 Incentive Stock Plan for Key Employees of the Company and its Subsidiaries, the 2000 Incentive Stock Plan for Key Employees of the Company and its Subsidiaries, the Stock Option Plan for Non-Employee Directors and the ESPP.

        'RESTRICTION PERIOD' means the period during which restrictions are in effect under the applicable Company Stock Plan with respect to a Company Restricted Share.

    SECTION 6.05. Indemnification. (a) The Surviving Corporation shall, to the fullest extent permitted by Law, honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

    (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the 'MAXIMUM PREMIUM'). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

    SECTION 6.06. Fees and Expenses. All fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the Company other than any such fees or expenses incurred as a result of a material breach of this Agreement by Sub.

    SECTION 6.07. Public Announcements. Sub and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

    SECTION 6.08. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) ('TRANSFER TAXES') incurred in connection with the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Sub in preparing, executing and filing any tax returns with respect to such Transfer Taxes.

    SECTION 6.09. Shareholder Litigation. The Company shall give Sub the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Sub' consent, which consent shall not unreasonably be withheld.

    SECTION 6.10. Information Supplied. The Company, the Special Committee and Sub will cause each of (i) the Proxy Statement and any amendment or supplement thereto and (ii) the Schedule 13E-3 and any amendment or supplement thereto, when filed, to comply as to form in all material respects with the applicable requirements of the Exchange Act. Each of the Company, the Special Committee and Sub agrees that none of the information supplied by it for inclusion in the Proxy Statement or any amendment or supplement thereto or in the Schedule 13E-3 or any amendment or supplement thereto will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to Company's shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Company Shareholders Meeting any information relating to the Company, the Special Committee or Sub or their respective officers or directors is discovered by the Company, the Special Committee or Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, as the case may be, so that such document would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify each other party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Law, disseminated to the Company's shareholders.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Company Shareholder Approval. A majority of the outstanding shares of Company Common Stock shall have voted to approve the Plan of Merger, this Agreement, the Merger and the ILFC Amendment and a majority of the shares of Company Common Stock voted at the Company Shareholder Meeting (other than shares owned by JGM, Sub or any other affiliate of JGM (other than the Excluded Affiliates)) shall have been voted in favor of the approval of the Plan of Merger, this Agreement and the Merger. Holders of a majority of the outstanding shares of Series B Preferred Stock shall have voted in favor of the approval of the ILFC Amendment.

        (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

        (c) No Governmental Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity, in each case that has a substantial likelihood of success, (i) challenging the acquisition by Sub or JGM of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Sub or JGM any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company or any Company Subsidiaries of any material portion of the business or assets of the Company or to compel the Company or any Company Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company as a result of the Merger or any other Transaction, (iii) seeking to impose material limitations on the ability of Sub or JGM to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company or
    (iv) seeking to prohibit JGM from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries.

    SECTION 7.02. Conditions to Obligations of Sub. The obligations of Sub to effect the Merger are further subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the

    Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Sub shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sub shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

        (c) ILFC Agreement. The ILFC Agreement shall be in full force and effect and ILFC shall have performed in all material respects all obligations required to be performed by it under the ILFC Agreement prior to the Effective Time.

        (d) Material Adverse Effect. There shall have been no event since the date of this Agreement which has had a Company Material Adverse Effect; excluding, however, any such event which is the direct result of (i) any action or negligent or willful failure to take an action on the part of Sub,
    (ii) any action or negligent or willful failure to take an action on the part of the Company which is contrary to, or materially inconsistent with, the recommendation or direction, as case may be, of the Special Committee,
    (iii) any action with respect to which the recommendation or direction, as the case may be, of the Special Committee is required hereunder which is taken by the Company without such recommendation or direction, as the case may be, or (iv) any action or failure to take an action on the part of the Company taken at the direction of JGM or any of his affiliates (other than the Company Subsidiaries and the Excluded Affiliates).

        (e) Financing. The financing contemplated by the Commitment Letter shall have been provided on substantially the terms and conditions specified in the Commitment Letter or on such other terms and conditions or involving such other financing sources, as are acceptable to ATA and are not materially more onerous in the aggregate to ATA than those specified in the Commitment Letter; provided, however, that this condition shall be deemed satisfied if the failure of this condition is due to any action or failure to take an action on the part of the Company or ATA taken at the direction of JGM or any of his affiliates (other than the Company Subsidiaries (other than ATA) and the Excluded Affiliates).

    SECTION 7.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Sub by the President of Sub to such effect.

        (b) Performance of Obligations of Sub. Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Company by the President of Sub to such effect.

        (c) Solvency Letter. If ATA is required pursuant to the Financing to engage an appraiser (the 'APPRAISER') to deliver to the Lenders a solvency letter or certificate (the 'SOLVENCY LETTER'), ATA shall have delivered or caused the Appraiser to deliver a copy of the Solvency Letter to the Company's Board of Directors.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after satisfaction of the condition set forth in Section 7.01(a):

        (a) by mutual written consent of Sub and the Company Board on behalf of the Company (as agreed to by the Special Committee);

        (b) by either Sub or the Company (acting at the direction of the Special Committee):

           (i) if the Merger is not consummated on or before October 31, 2001 (the 'OUTSIDE DATE'), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement (it being understood that any breach of this Agreement by the Company without the consent of the Special Committee shall not constitute a breach for purposes of this Section 8.01(b)(i)); provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

           (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

        (c) by Sub, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and
    (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement); excluding, however, any such breach or failure to perform by the Company that involves a matter for which the consent or recommendation, as the case may be, of the Special Committee is required hereunder for which (i) such breach or failure to perform by the Company is contrary to, or materially inconsistent with, the recommendation or direction, as the case may be, of the Special Committee or (ii) such recommendation or direction, as the case may be, has not been obtained.

        (d) by the Company (acting at the direction of the Special Committee), if Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Sub of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).

        (e) by Sub, if the Company Board or the Special Committee withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Sub its approval or recommendation of the Plan of Merger, this Agreement, the Merger or the ILFC Amendment or fails to recommend to the Company's shareholders that they vote to approve the Plan of Merger, this Agreement, the Merger and the ILFC Amendment.

        (f) by either Sub or the Company (acting at the direction of the Special Committee), if at the Company Shareholders Meeting a majority of the outstanding shares of Company Common Stock shall not have voted in favor of the Plan of Merger, this Agreement, the Merger and the ILFC Amendment and a majority of the shares of Company Common Stock voted at the Company Shareholder Meeting (other than shares owned by JGM, Sub or any other affiliate of JGM (other than the Excluded Affiliates)) shall not have voted in favor of approval of the Plan of Merger, this Agreement and the Merger.

    SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Sub as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Sub or the Company, other than Section 3.06,
Section 4.05, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of any representation, warranty or covenant set forth in this Agreement.

    SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the approval of the Company's shareholders at the Company Shareholder Meeting; provided, however, that any amendment pursuant to this Section 8.03 shall require the approval of the Special Committee; provided further, however, that after receipt of such approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that any extension or waiver by the Company pursuant to this Section 8.04 shall require the approval of the Special Committee. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to
Section 8.04 shall, in order to be effective, require (i) in the case of Sub, action by its Board of Directors, and (ii) in the case of the Company, the direction or approval of the Special Committee, as applicable, or, in either case, to the extent permitted by law, its duly authorized designee.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Sub, to

      INDUS Acquisition Company
      7337 West Washington Street
      Indianapolis, IN 46251
      Facsimile: (317) 240-7091

      Attention: J. George Mikelsons

        with a copy to:

      Cravath, Swaine & Moore
      Worldwide Plaza
      825 Eighth Avenue
      New York, NY 10019
      Facsimile: (212) 474-3700
      Attention: William P. Rogers, Jr., Esq.

        (b) if to the Company, to

          Amtran, Inc.
          7337 West Washington Street
          Indianapolis, Indiana 46231
          Facsimile: (317) 240-7211

          Attention: John P. Tague

            and

          Blue and Co. LLC
          11460 N. Meridian Street
          Carmel, IN 46032
          Facsimile: (317) 573-2458

          Attention: Robert A. Abel

            with a copy to:

          Sullivan & Cromwell
          125 Broad Street
          New York, NY 10004
          Facsimile: (212) 558-3588
          Attention: Benjamin F. Stapleton, Esq.
                    John Evangelakos, Esq.

    SECTION 9.03. Definitions. For purposes of this Agreement:

    An 'AFFILIATE' of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

    A 'PERSON' means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

    A 'SUBSIDIARY' of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words 'INCLUDE', 'INCLUDES' or 'INCLUDING' are used in this Agreement, they shall be deemed to be followed by the words 'WITHOUT LIMITATION'. The words 'HEREOF', 'HEREIN' and 'HEREUNDER' and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term 'OR' is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

    SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 9.06. Counterparts. This Agreement may be executed in one or more separate counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and
(b) except for the provisions of Article II and Section 6.05, are not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the IBCL is mandatorily applicable to the Merger.

    SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any company directly or indirectly wholly owned by JGM, but no such assignment shall relieve the assigning party of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

    SECTION 9.11. Obligations of JGM. Sub agrees to cause JGM and any of his affiliates (other than the Company, the Company Subsidiaries and the Excluded Affiliates) to comply with their respective obligations under this Agreement, including their respective obligations under Section 6.01.

    IN WITNESS WHEREOF, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                          INDUS ACQUISITION COMPANY,

                                          by /s/ J. GEORGE MIKELSONS
                                             ...................................
                                            NAME: J. GEORGE MIKELSONS
                                            TITLE:  CHAIRMAN AND PRESIDENT

                                          AMTRAN, INC.,

                                          by /s/ JOHN P. TAGUE
                                             ...................................
                                            NAME: JOHN P. TAGUE
                                            TITLE:  CHIEF EXECUTIVE OFFICER

                                                                       EXHIBIT A

                                 PLAN OF MERGER

    Amtran, Inc., an Indiana corporation (the 'COMPANY') or, as of the Effective Time (as defined in Section 1 below), the 'SURVIVING CORPORATION'), and INDUS Acquisition Company, an Indiana corporation ('SUB'), hereby adopt the following Plan of Merger for purposes of Section 40-1 of the Indiana Business Corporation Law (the 'IBCL'):

    1. Articles of Merger. In accordance with the requirements of the IBCL, Articles of Merger shall be prepared, executed and submitted for filing with the office of the Secretary of State of the State of Indiana as soon as practicable following the closing of the Merger (as defined in Section 2 below). The date of such filing is referred to as the 'EFFECTIVE TIME'.

    2. Merger; Articles; Bylaws. At the Effective Time, (i) Sub shall merge with and into the Company (the 'MERGER') and as a result thereof, the separate existence of Sub shall cease, (ii) the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall constitute the Articles of Incorporation of the Surviving Corporation (the 'ARTICLES') and
(iii) the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation (the 'BYLAWS').

    3. Effects of the Merger. At the Effective Time: (a) title to all real estate and other property owned by Sub and the Company shall be vested in the Surviving Corporation without reversion or impairment; (b) the Surviving Corporation shall have all liabilities of Sub and the Company; (c) a proceeding pending against Sub or the Company may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for Sub; and (d) the shares of capital stock of Sub and shares of common stock, without par value, of the Company ('COMPANY COMMON STOCK') shall be converted as provided in Section 6 hereof.

    4. Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    5. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

    6. Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates. The following provisions of this Plan of Merger shall govern the manner and basis of converting the shares of Company Common Stock and shares of capital stock of Sub into shares, obligations, or other securities of the Surviving Corporation.

    6.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Sub:

        (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

        (b) Cancelation of Treasury, JGM-Owned and Sub-Owned Stock. Each share of Company Common Stock that is owned by the Company, J. George Mikelsons ('JGM'), Sub or any other affiliate of JGM (other than any person who is deemed to be an affiliate of JGM by reason of such person's position as an officer or director of the Company) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any subsidiary of the Company shall automatically be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

        (c) Conversion of Company Capital Stock. (1) Subject to Section 6.1(b), each issued share of Company Common Stock shall be converted into the right to receive from the Surviving Corporation $23.00 in cash, without interest.

        (2) Each issued share of Preferred Stock of the Company shall remain outstanding.

        (3) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 6.1(c) is referred to collectively as the 'MERGER CONSIDERATION'. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a 'CERTIFICATE') shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of a Certificate in accordance with
    Section 6.2, without interest.

        SECTION 6.2. Exchange of Certificates.

        (a) Paying Agent. Prior to the Effective Time, Sub shall designate a bank or trust company to act as paying agent (the 'PAYING AGENT') for the payment of the Merger Consideration upon surrender of Certificates. Promptly following the Effective Time, the Surviving Corporation shall provide to the Paying Agent cash in an amount sufficient to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to
    Section 6.1(c) (such cash being hereinafter referred to as the 'EXCHANGE FUND'). All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation.

        (b) Exchange Procedure. The Surviving Corporation shall cause the Paying Agent to mail promptly after the Effective Time (but, in any event, within five days after the Effective Time) to each holder of record of Certificates, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to
    Section 6.1(c) and the Certificate so surrendered shall forthwith be canceled; the Surviving Corporation shall enter into a paying agency agreement with the Paying Agent which provides that the Paying Agent shall promptly following any such surrender of Certificates (but, in any event, within three business days after the Paying Agent receives such Certificates) dispatch by mail payment of such amount to such holder. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 6.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to
    Section 6.1(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

        (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon surrender of a Certificate in accordance with the terms of this Plan of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificates shall have been converted as provided in this Plan of Merger.

        (d) No Liability. None of Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund that is required under applicable Law to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) Investment of Exchange Fund. The Surviving Corporation shall direct the Paying Agent to invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

        (f) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold, as required by applicable Law, any applicable taxes from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement.

        (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate pursuant to the terms hereof.

        (h) Adjustment to Prevent Dilution. In the event that following the date hereof and prior to the Effective Time the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, as the case may be, issued and outstanding by way of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the amount of Merger Consideration payable with respect to a share of Company Common Stock shall be adjusted appropriately to provide holders of shares of Company Common Stock the same economic effect contemplated by this Plan of Merger prior to such change.

                                                                       EXHIBIT B

                                                                   June   , 2001

                      Re: Amendment of Stock Option Terms

Dear [Name of Officer]:

    As you know, INDUS Acquisition Company ('SUB') and Amtran, Inc. ('AMTRAN') have entered into an Agreement and Plan of Merger dated as of June 18, 2001 (the 'MERGER AGREEMENT'), pursuant to which Sub will be merged into Amtran (the 'MERGER'). Under the Merger Agreement, Amtran has agreed to enter into option modification agreements by the time the Merger becomes effective with certain officers with respect to their options to purchase shares of Amtran common stock (the 'OFFICER OPTIONS') remaining outstanding following the consummation of the Merger. The purpose of this letter agreement is to amend your option agreements to set forth the terms on which your Officer Options would remain outstanding following the consummation of the Merger. Except as provided in Section 2 hereof, this agreement will become effective only upon completion of a transaction that is approved by the Board of Directors and the shareholders of Amtran involving the acquisition, directly or indirectly, by Mikelsons of the outstanding shares of Amtran common stock he does not currently own (a 'TRANSACTION').

    Amtran and you each agree as follows:

    1. The terms of each of your outstanding and unexercised Officer Options granted pursuant to the 1993 Incentive Stock Plan for Key Employees of Amtran and its Subsidiaries, the 1996 Incentive Stock Plan for Key Employees of Amtran and its Subsidiaries and/or the 2000 Incentive Stock Plan for Key Employees of Amtran and its Subsidiaries (collectively, the 'OPTION PLANS') and the stock option agreements thereunder, which Officer Options are set forth on Schedule 1 hereto, shall be modified effective as of the consummation of a Transaction as set forth in the 'DESCRIPTION OF OPTION ROLLOVER PROPOSAL' attached as Annex A ('ANNEX A').

    2. Effective as of the date hereof, you agree, notwithstanding the terms of the Option Plans and the agreements thereunder, not to exercise your Officer Options from the date hereof until the earlier to occur of: (i) the consummation of a Transaction or (ii) the termination of the Merger Agreement in accordance with its terms.

    3. By entering into this Agreement, you agree and acknowledge that you have received and read the tax disclosure contained in Annex A. You acknowledge that you have had the opportunity to consult with your own tax advisor as to the specific tax consequences of the proposed modifications to your Officer Options.

    4. By entering into this Agreement, you acknowledge that the issuance of shares of Amtran common stock received upon exercise of such options will be a private placement which will not be registered under the Securities Act and that such shares will be 'RESTRICTED SECURITIES' as defined in Rule 144 under the Securities Act of 1933, as amended.

    5. Amtran is permitted to cause any wholly owned subsidiary to perform, in whole or in part, any of Amtran's obligations under this Agreement, including, without limitation, those set forth on Annex A, provided that any such action by Amtran shall not release it from its obligations hereunder.

    6. The interpretation, performance and enforcement of this agreement shall be governed by the laws of the state of Indiana without regard to principles of conflicts of law.

    7. This agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    Except as specifically provided herein, the terms and conditions of your Officer Options as set forth in the Option Plans and stock option agreements thereunder will continue to apply and remain in full force and effect. You acknowledge that your agreement to the terms and conditions of this letter agreement is an inducement to Mikelsons' willingness to consummate a Transaction.

                                          Very truly yours,

                                          AMTRAN, INC.,

                                          By:  .................................
                                             NAME:
                                             TITLE:

Agreed and Accepted:

 .....................................
          [Name of Officer]

                                                                      SCHEDULE 1

                               [NAME OF OFFICER]

                                                                NON-
          DATE OF                PLAN UNDER       INCENTIVE   QUALIFIED
       STOCK OPTION          WHICH STOCK OPTION     STOCK       STOCK
           GRANT                WAS GRANTED        OPTIONS     OPTIONS    EXERCISE PRICE   EXPIRATION DATE
           -----                -----------        -------     -------    --------------   ---------------

                                                                         ANNEX A

                                  AMTRAN, INC.
                         DESCRIPTION OF OPTION ROLLOVER

BACKGROUND

     As the Company announced on May 16, 2001, J. George Mikelsons has proposed taking the Company private in a transaction in which all the outstanding shares would be exchanged for a cash payment. On June 18, 2001, the Company entered into a merger agreement with respect to that proposal.

     Approval of the proposed transaction by the Board of Directors resulted in the acceleration of vesting of all outstanding stock options held by officers (i.e., all options held by officers have become immediately exercisable).

     Under the proposal, all in-the-money options held by non-officers would be cashed out at the closing of the proposed transaction. All out-of-the-money options held by non-officers would be canceled without payment, in exchange for the acceleration of vesting of options that would not otherwise vest.

OVERVIEW OF THE PROPOSAL TO OFFICERS

     The merger agreement for the proposed transaction provides that the Company will enter into option modification agreements with the members of the officer group under which they would agree to continue to hold their options with certain modifications as described below.

     Officers would agree to defer exercise of their options. In 2002 and thereafter, options would be exercisable not less frequently than annually until the expiration of options in accordance with their terms (i.e., maturity dates would not be extended).

     In order to provide liquidity so long as the Company is private, officers would have the right to put shares acquired upon exercise of their options annually for three put periods following exercise. These put rights would expire if the Company's common stock ever becomes publicly traded again.

     Except for the modifications described in this summary, the terms of the existing option agreements with respect to the officer group would not be modified.

     Exhibit A to this summary contains certain timetables illustrating the exercise and put mechanics.

EXERCISE MECHANICS

     The terms of the options held by officers would be modified to provide that options are only exercisable during a 60-day period each year beginning on June 1. The first regularly scheduled exercise period would start on June 1, 2002. In no event would an option be permitted to be exercised beyond its existing expiration date.

     Exercises of options during an exercise period would be subject to two conditions on the date of exercise:

           -- the Company must have the ability under the terms of its outstanding debt (including the Company's existing indentures, the secured credit facility to be entered into in connection with the proposed transaction and future indentures and credit facilities) to make the corresponding put payment (discussed below) on the exercise date; and

           -- after making the corresponding put payments, the Company must be able to satisfy a minimum cash test of either (x) $125 million in cash and cash equivalents or (y) $200 million in cash, cash equivalents and availability under the new secured credit facility.

     If on any day during an exercise period some but not all option exercises would be permitted under these two conditions, then officers exercising on that day would be permitted to exercise only in part (allocated among those exercising pro rata (based on the number of options requested to be exercised)).

     The Company would loan on a full-recourse basis at a market rate of interest to current officers the exercise price of their options (other than incentive stock options, or 'ISOS') and withholding taxes resulting from option exercises. These loans would be required to be repaid at the time the shares received upon exercise are put or, if earlier, at the end of the third put period following the exercise date. Interest would be payable annually on these loans either in the form of cash or in the form of an additional note.

     Holders of ISOs would not automatically be entitled to receive such a loan but could apply for a loan from the Company to the extent that such a loan would not disqualify the ISOs. The terms of this loan would differ from the terms of the loans made available to holders of nonqualified stock options to the extent necessary to comply with the IRS rules relating to ISOs.

PUT RIGHT

     In order to provide liquidity to optionholders once the Company is private (since there would be no public market for the Company's shares), officers would have the right to put their shares to the Company during a 60-day period beginning on December 15 of each year; provided, that no officer will be permitted to put his or her shares to the Company prior to the expiration of 6 months following the date on which such shares were acquired pursuant to the exercise of an option. The first put period would start on December 15, 2002.

     In order for the Company to obtain favorable accounting treatment with respect to the put right, officers would be required to hold their shares for a minimum of 6 months following the date of option exercise. For this reason, put notices would become effective no earlier than 6 months after the end of the immediately preceding exercise period. An exception is made to this requirement in the case of the death of an officer.

     Officers would have the right to put shares at a price per share to be determined by an independent third-party appraiser shortly prior to each year's exercise period. The valuation methodology for the put right would be the same method used for valuations under the preferred stock held by ILFC. Until the first valuation is completed (presently anticipated to be in the first quarter of 2002), the put price would be the price per share paid in the proposed transaction.

     If a holder exercises his or her options but decides not to put his or her shares until a put period that occurs after a new valuation, the put price would be the new valuation price, which could be higher or lower than the price per share paid in the proposed transaction.

     A put would become effective 30 days after the officer delivers a put notice.

     Except as described below, the put right with respect to particular shares would expire at the end of the fifth put period after the date of option exercise with respect to such shares.

TREATMENT OF OPTIONS AND SHARES UPON RETIREMENT OR DISABILITY

     The options held by an officer who retires at or after age 60 or leaves employment because of a Disability (as defined in the existing option plans and agreements) would be exercisable through the end of the first exercise period ending after the date of retirement or Disability, unless the option would otherwise expire sooner under its existing terms. For example, an officer who retires in January of a year with unexercised options would be required to exercise his or her options on or before July 30 of that year.

     To the extent that a regularly scheduled exercise period would not occur prior to expiration of an option, the retired or Disabled officer would be permitted to deliver an exercise notice during a special individual exercise period beginning 5 days prior to the date on which that option would expire and ending on the date the option would expire (i.e., the former officer would be permitted to exercise during the last five days the option is outstanding). An exercise notice would become effective immediately unless the conditions to exercise set forth under 'EXERCISE MECHANICS' would not be satisfied on the date of delivery, in which case the exercise notice would become effective on the first date on which those conditions would be satisfied. The exercise price would be paid on the date an exercise notice becomes effective.

     A former officer would have the put rights described above, except that the former officer's put rights would expire at the end of the first put period after the date of exercise during which the former officer is permitted to put his or her shares.

     The Company would have a call (which would become exercisable upon the expiration of the former officer's put rights) over the officer's shares at the then-current valuation price.

     The Company would make a loan available to former officers after retirement or termination of employment for Disability to the extent set forth above under the heading 'EXERCISE MECHANICS'.

TREATMENT OF OPTIONS AND SHARES UPON RESIGNATION OR TERMINATION OF EMPLOYMENT

     The options held by an officer who voluntarily leaves the Company prior to age 60 (other than due to death or Disability), is terminated by the Company at any time other than for Cause (as defined in the existing option plans and agreements) or becomes a part-time employee would continue to be exercisable during exercise periods in accordance with their existing terms.

     To the extent that a regularly scheduled exercise period would not occur during such 90-day period, the former officer would be permitted to deliver an exercise notice during a special individual exercise period beginning 5 days prior to the date on which the options would expire and ending on the last day of the 90-day period (i.e., the former officer would be permitted to exercise during the last five days the option is outstanding). An exercise notice would become effective immediately unless the conditions to exercise set forth under 'EXERCISE MECHANICS' would not be satisfied on the date of delivery, in which case the exercise notice would become effective on the first date on which those conditions would be satisfied.

     A former officer would be required to wait a minimum of six months after the date of exercise before being permitted to put shares received on that exercise. As a result, a former officer could be required to wait until the put period in the year following option exercise before being able to put shares. For example, an officer who leaves on July 1, 2002 would only be able to exercise his or her options from September 23-28, 2002. This former officer would not be permitted to deliver a put notice until at least 5 months after the date of exercise (i.e., not earlier than February 23, 2003) which is after the end of the period for delivery of put notices. Therefore, the officer would not be permitted to deliver a put notice until November 15, 2003.

     This put right would expire at the end of the first put period following termination of employment during which the former officer is permitted to put his or her shares.

     The options and put rights of any officer who is terminated for Cause would terminate immediately upon termination.

     The Company would offer loans to former officers who resign or are terminated other than for Cause on terms consistent with those set forth above under the heading 'EXERCISE MECHANICS', except that in the case of former officers that resign, the maximum amount of the loan will equal the exercise price of the options being exercised (i.e., it would not cover taxes).

     The Company would have a call right (which would become exercisable upon the former officer's termination of full-time employment) over the former officer's shares at the then-current valuation price and the officer's options at a price equal to the spread.

TREATMENT OF OPTIONS AND SHARES UPON DEATH

     Upon the death of an officer, the officer's estate would have the right to immediately exercise all the officer's options subject to satisfaction of the conditions to exercise set forth above under 'EXERCISE MECHANICS'. As provided in the existing option plans and agreements, the estate of a former officer who dies after termination of employment would have the exercise period specified with respect to such termination (e.g., 90 days to exercise following termination other than for Cause).

     Upon the death of an officer or a former officer, the estate would have the right to put the officer's shares immediately at the then-current valuation price. This put right would expire on the first anniversary of the date of death. A put notice in the case of the death of an officer would become effective 5 business days after the date the notice is delivered by the officer's estate.

     The Company would have an immediately exercisable call over the officer's shares at the then-current valuation price and the officer's options at a price equal to the spread.

FUTURE PUBLIC OFFERING OF THE COMPANY

     If there is ever a future public offering of common stock, the exercise limitations and put rights would expire immediately prior to its completion (because there would then be a public market for the shares of the Company's stock).

CERTAIN TAX CONSIDERATIONS

    The following is a general summary of the material federal income tax consequences to optionholders under current law. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary does not discuss all aspects of income taxation that may be relevant to an optionholder in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

    OPTIONHOLDERS ARE ADVISED TO CONSULT THEIR OWN ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED MODIFICATIONS.

INCENTIVE STOCK OPTIONS:

     The grant or exercise of an option which is an ISO does not result in taxable income to the optionholder or a deduction to the Company. However, the excess of the fair market value on the date of exercise of the shares acquired over the option exercise price will generally be included in alternative minimum taxable income. Whether an optionholder is subject to the alternative minimum tax will depend on such the optionholder's other taxable income.

     If an optionholder does not dispose of shares acquired pursuant to an ISO before the later of two years from the date of grant of such option and one year after the date of exercise of an ISO, any gain or loss realized on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. If, however, an optionholder disposes of shares acquired pursuant to an ISO before the expiration of the one-year and two-year periods described above (a 'DISQUALIFYING DISPOSITION'), an amount equal to the excess of the fair market value of the shares at the time of the option's exercise (or the proceeds of the disposition, if less) over the option price will, in the year of disposition, be taxable to the optionholder as ordinary income and deductible by the Company. If the shares are disposed of at a loss, the loss will be a capital loss.

     An optionholder's basis for capital gains purposes in shares acquired pursuant the exercise of an ISO will be the amount paid by the optionholder upon exercise of the option. However, in the event of a disqualifying disposition, the optionholder's basis in the shares is increased by an amount equal to the amount taxable to the optionholder as ordinary income.

NONQUALIFIED STOCK OPTIONS:

     Upon exercise of an option which does not qualify as an ISO (a 'NONQUALIFIED STOCK OPTION'), an amount equal to the excess of the fair market value of the shares acquired on the date of exercise of such option over the option exercise price is taxable to the optionholder as ordinary income (which would be subject to withholding) and deductible to the Company. The optionholder's basis for capital gains purposes in the shares acquired is equal to the sum of the exercise price and the amount taxable as ordinary income. Gain or loss on a subsequent disposition of shares acquired pursuant to a nonqualified stock option will be treated as capital gain or loss, and will be long-term capital gain or loss if such shares were held for more than one year after the date of exercise.

EXERCISE OF OPTIONS WITH PREVIOUSLY ACQUIRED SHARES:

     If an optionholder uses previously acquired shares to pay all or a portion of the option price on the exercise of an option (whether or not an ISO), no gain or loss would be recognized with respect to the previously acquired shares. The shares received upon exercise of the option, to the extent of the number of previously acquired shares exchanged therefor, will have the same basis and holding period for capital gain purposes as the previously acquired shares.

     If the option is a nonqualified stock option, the additional shares received have a basis equal to the sum of the cash paid on exercise and the ordinary income taxable to the optionholder as a result of the exercise. If the option is an ISO, the additional shares have a basis equal to the cash paid on exercise (plus, if the one-year and two-year periods discussed above have not been met with respect to shares acquired upon the previous exercise of an ISO, the amount includable in income.)

     The use of shares previously acquired by exercising an ISO in satisfaction of all or part of the exercise price for another option (whether or not an ISO) is a disposition of the previously acquired shares for purposes of determining whether it is a disqualifying disposition (i.e., whether the holding periods described above have been complied with). All shares acquired upon the exercise of an ISO, including the previously acquired shares, are considered to have been acquired upon the date of exercise for purposes of these holding periods.

PROPOSED MODIFICATIONS:

     Although not free from doubt, the provision of the put rights described above should not cause options intended to qualify as ISOs to fail to be so qualified. If the IRS were to conclude that the options no longer qualify as ISOs, the options would be subject to the treatment applicable to nonqualified stock options.

     If the aggregate fair market value of the shares underlying ISOs (determined as of the date of grant) that are exercisable for the first time during any calendar year exceeds $100,000, options covering shares equal to that excess will be treated as nonqualified stock options. Thus, the acceleration of vesting and exercisability upon the approval of the proposed transaction may cause some options that currently qualify as ISOs to be treated as nonqualified stock options.

     The deductibility of interest paid under the employee loan would be determined based on the facts and circumstances of the particular optionholder. OPTIONHOLDERS SHOULD CONSULT THEIR OWN ADVISOR AS TO THE SPECIFIC RULES GOVERNING THE DEDUCTIBILITY OF THIS INTEREST IN LIGHT OF THEIR OWN PARTICULAR TAX SITUATION.

     Cancelation of options in exchange for a cash payment would result in the optionholder's realization of ordinary income (which would be subject to withholding) in an amount equal to the cash payment received.

                                                                       EXHIBIT A

                             ILLUSTRATIVE TIMELINES

STANDARD YEAR

Valuation completed and published                      March 15-April 15
Exercise period                                        June 1-July 30
Period for the delivery of put notices                 November 15-February 14
Period during which notices become effective
  (30 days after delivery)                             December 15-March 3

DEATH

Estate gets immediately exercisable put                Date of death
Put becomes effective                                  5 business days after delivery of notice
Right to deliver a put notice expires                  First anniversary of date of death

RETIREMENT OR DISABILITY

Exercise period                                        June 1-July 30
Period for delivery of put notices                     November 15-February 14
Period during which notices become effective
  (30 days after delivery)                             December 15-March 3
Right to deliver a put notice expires                  February 15

RESIGNATION OR TERMINATION OTHER THAN FOR CAUSE

Exercise period ends                                   No later than 90 days after resignation of
                                                         termination
Period for delivery of put notice starts               First day in a put period that is at least 5
                                                         months after the exercise date
Period for delivery of put notices ends                Last day of first put period in which a put
                                                         notice may be delivered
Right to deliver a put notice expires                  Day after the last day of first put period in
                                                         which a put notice may be delivered

                                                                         ANNEX B

                                                                  CONFORMED COPY

    PURCHASE AND VOTING AGREEMENT dated as of May 16, 2001, between AMTRAN, INC., an Indiana corporation (the 'COMPANY'), and INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation ('ILFC').

    WHEREAS, in connection with a possible merger (the 'MERGER') of the Company with a corporation owned, directly or indirectly, by J. George Mikelsons pursuant to which shares of the common stock, without par value, of the Company ('COMMON STOCK'), other than shares of Common Stock owned, directly or indirectly, by J. George Mikelsons, would be converted into the right to receive cash at a price per share of Common Stock (the 'TRANSACTION PRICE') to be specified in an Agreement and Plan of Merger which may be entered into by the Company with respect to the Merger (the 'MERGER AGREEMENT'), the Company and ILFC wish to set forth the terms and conditions relating to (i) certain modifications to the terms of the shares of Series B Preferred Stock, without par value, of the Company ('SERIES B PREFERRED STOCK') to be effected immediately prior to the Merger, (ii) the Company's agreement to purchase, and ILFC's agreement to sell, shares of Series B Preferred Stock concurrently with consummation of the Merger and (iii) certain other matters with respect to the continuing business relationship between the Company and ILFC; and

    WHEREAS ILFC owns 300 shares of Series B Preferred Stock (together with any other shares of capital stock of the Company acquired by ILFC after the date hereof and during the term of this Agreement, being collectively referred to herein as the 'SUBJECT SHARES').

    NOW, THEREFORE, the parties hereto agree as follows:

    SECTION 1. Representations and Warranties of ILFC. ILFC hereby represents and warrants to the Company as of the date hereof as follows:

    (a) Authority; Execution and Delivery; Enforceability. ILFC has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by ILFC of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ILFC. ILFC has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of ILFC, enforceable against ILFC in accordance with its terms. The execution and delivery by ILFC of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (as defined below) upon any of the properties or assets of ILFC under, any provision of any contract to which ILFC is a party or by which any properties or assets of ILFC are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any judgment or law applicable to ILFC or the properties or assets of ILFC. No consent of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to ILFC in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the office of the Secretary of State of the State of Indiana of Articles of Amendment to the Articles of Incorporation of the Company (the 'AMENDMENT'), substantially in the form of Exhibit A and (ii) such reports under Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended (the 'EXCHANGE ACT'), as may be required in connection with this Agreement and the transactions contemplated hereby.

    (b) The Subject Shares. ILFC is the record and beneficial owner of and has good and marketable title to, the Subject Shares, free and clear of any pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, 'LIENS'). ILFC has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, other than the Purchase and Investor Rights Agreement dated as of September 19, 2000, between the Company and ILFC (the 'EXISTING AGREEMENT') and as contemplated by this Agreement.

    SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to ILFC as of the date hereof as follows:

    (a) Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, except for Board Approval (as defined below) and receipt of the Amendment Shareholder Approval (as defined in Section 3(a)). The Company has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of any contract to which the Company is a party or by which any properties or assets of the Company are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any judgment or law applicable to the Company or the properties or assets of the Company. No consent of, or registration, declaration or filing with, any governmental entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the office of Secretary of State of the State of Indiana of the Amendment,
(ii) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) such other consents, registrations, declarations and filings as may be required in connection with the Merger.

    (b) Resolutions. This Agreement is subject to the approval of the Board of Directors of the Company (the 'BOARD APPROVAL'). At such time as the Board Approval is obtained, the Board of Directors of the Company will also adopt resolutions recommending that the holders of the outstanding shares of Common Stock and the holders of the outstanding shares of Series B Preferred Stock vote to approve the Amendment (the 'BOARD RECOMMENDATION').

    SECTION 3. Covenants of ILFC. ILFC covenants and agrees as follows:

    (a) (1) At any meeting of the shareholders of the Company called to seek the approval of the Amendment by the requisite number of shareholders of the Company entitled to vote thereon (the 'AMENDMENT SHAREHOLDER APPROVAL') or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Amendment is sought, ILFC shall, including by executing an irrevocable written consent if requested by the Company, vote (or cause to be voted) the Subject Shares in favor of granting the Amendment Shareholder Approval.

    (2) Irrevocable Proxy. ILFC hereby irrevocably grants to, and appoints, each of the Company, Kenneth K. Wolff and James W. Hlavacek, or any of them, and any individual designated in writing by any of them, and each of them individually, as ILFC's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of ILFC, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 3. ILFC understands and acknowledges that the Company will enter into the Merger Agreement in reliance upon ILFC's execution and delivery of this Agreement. ILFC hereby affirms that the irrevocable proxy set forth in this
Section 3(a)(2) is given in connection with the agreement of the Company to purchase the Purchase Shares (as defined in Section 5(a)) pursuant to this Agreement. ILFC hereby further affirms that this irrevocable proxy is coupled with an interest and may under no circumstances be revoked. ILFC hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 30-3 of the Indiana Business Corporation Law. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Section 3.

    (b) Other than this Agreement, ILFC shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, 'TRANSFER'), or enter into any contract, option or other arrangement

(including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to this Agreement, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions or (iii) convert any Subject Shares into shares of Common Stock.

    (c) ILFC shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. ILFC shall not issue any press release or make any other public statement with respect to this Agreement without the prior consent of the Company, except as may be required by applicable law.

    SECTION 4. Certain Covenants of the Company. (a) Subject to receipt of the Amendment Shareholder Approval and the satisfaction or waiver of all conditions to the Merger on or prior to the closing date of the Merger, the Company agrees to file with the office of the Secretary of State of the State of Indiana, immediately prior to the effective time of the Merger, the Amendment.

    (b) The Company agrees that the Merger Agreement shall provide that shares of Series B Preferred Stock shall remain outstanding at the effective time of the Merger, subject to the purchase of shares of Series B Preferred Stock provided for in Section 5 hereof.

    (c) The Company agrees that it shall include in the proxy statement and related materials prepared by the Company in connection with the Merger all information required to be therein with respect to the Amendment, including the Board Recommendation, and that it shall submit the Amendment to a vote of the holders of the outstanding shares of the Common Stock and the holders of the outstanding shares of Series B Preferred Stock, voting as separate classes, at the meeting of shareholders at which the Merger and the Merger Agreement are to be voted upon.

    SECTION 5. Purchase of Shares. (a) ILFC shall sell, transfer and assign to the Company, and the Company shall purchase from ILFC, such number of shares of Series B Preferred Stock as the Company shall designate to ILFC in writing not less than 2 days prior to the date on which such shares are to be purchased by the Company, which number of shares shall be not less than 5% nor more than 10% of the shares of Series B Preferred Stock owned by ILFC (such shares being hereinafter referred to as the 'PURCHASE SHARES'), at the ILFC Purchase Closing (as defined below) for aggregate consideration consisting of a senior unsecured note of the Company due January 15, 2002 (the 'ILFC NOTE'), in an aggregate principal amount equal to the ILFC Purchase Price (as defined below) and bearing interest on such aggregate principal amount at a rate equal to 7.38% per annum. The 'ILFC PURCHASE PRICE' shall equal the product of (i) the number of shares of Common Stock into which the Purchase Shares would be convertible at the Conversion Price in effect at the time of the ILFC Purchase Closing (as determined in accordance with the Amendment but disregarding Section 6(c) thereof) and (ii) the Transaction Spread (as defined in the Amendment).

    (b) The closing of the purchase of the Purchase Shares (the 'ILFC PURCHASE CLOSING') shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 concurrently with the closing of the Merger. At the ILFC Purchase Closing, ILFC shall deliver to the Company a certificate representing the Purchase Shares and Amtran shall deliver to ILFC the ILFC Note.

    (c) The obligations of each party with respect to the purchase and sale of the Purchase Shares shall be subject to receipt of the Amendment Shareholder Approval and to the satisfaction or waiver of all conditions to the Merger on or prior to the date of the ILFC Purchase Closing.

    SECTION 6. Termination. Other than the provisions of Section 7 (which will terminate in accordance with the terms thereof), this Agreement shall terminate on the earlier of (i) the effective time of the Merger and (ii) October 31, 2001 or such later date on which the Merger Agreement is terminated.

    SECTION 7. Additional Matters. (a) The Company agrees that, at the time the Merger and the transactions contemplated by this Agreement are consummated, it will enter into a lease agreement with ILFC with respect to a Boeing 737-800 aircraft substantially in the form attached as Exhibit B hereto.

    (b) The Company agrees that, if the Merger and the transactions contemplated by this Agreement are consummated, it will pay to ILFC an annual fleet consulting fee of $100,000, payable in advance, for a period of 4 years commencing on the date on which the Merger is consummated. In exchange for such fee, ILFC will assist the Company in the management of its buyer-furnished-equipment and advise the Company with respect to fleet retirement and other fleet management issues.

    (c) The parties hereby waive the application of Section 5 of the Existing Agreement to the purchase of shares of Series B Preferred Stock contemplated by
Section 5. The parties agree that except as provided in the preceding sentence, the Existing Agreement shall remain in full force and effect and shall not be amended or superseded by this Agreement.

    (d) Each of the Company and ILFC shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    SECTION 8. General Provisions.

    (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

    (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in accordance with Section 9 of the Existing Agreement.

    (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words 'include', 'includes' or 'including' are used in this Agreement, they shall be deemed to be followed by the words 'without limitation'.

    (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    (f) Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Existing Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    (g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to extent the Indiana Business Corporation Law is mandatorily applicable to the irrevocable proxy granted herein.

    (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by the Company without the prior written consent of ILFC or by ILFC without the prior written consent of the Company, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Transaction contemplated by this Agreement in any court other than a New York state court or any Federal court sitting in the State of New York and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

    IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

                                        AMTRAN, INC.,

                                        by /s/ KENNETH K. WOLFF
                                               ................................
                                               NAME: KENNETH K. WOLFF
                                               TITLE: EXEC. VP AND CHIEF
                                               FINANCIAL OFFICER

                                        INTERNATIONAL LEASE FINANCE CORPORATION,

                                        by /s/ ALAN H. LUND
                                               ................................
                                               NAME: ALAN H. LUND
                                               TITLE: CHIEF FINANCIAL OFFICER

                                                                       EXHIBIT A

                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                                  AMTRAN, INC.

                    DATE OF INCORPORATION: OCTOBER 23, 1984

    AMTRAN, INC. (hereinafter referred to as the 'CORPORATION'), an Indiana corporation existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the 'ACT'), desiring to give notice of corporate action effectuating amendment of its Articles of Incorporation, as previously restated (the 'ARTICLES OF INCORPORATION'), certifies the following facts:

                                   ARTICLE I
                                 THE AMENDMENT

    1. Name. The name of the Corporation following this amendment continues to be Amtran, Inc.

    2. Amendment and Restatement of Article XII. Upon effectiveness of these Articles of Amendment, Article XII of the Corporation's Articles of Incorporation shall be amended and restated in its entirety to read exactly as follows:

                                  ARTICLE XII
        DESIGNATIONS, RIGHTS AND PREFERENCES OF SERIES B PREFERRED STOCK

    The designations, rights, preferences, limitations and restrictions of the shares of Preferred Stock, without par value, to be designated as 'Series B Preferred Stock' (in addition to those set forth elsewhere in the Corporation's Articles of Incorporation) are hereby fixed as follows:

    1. Number of Shares. The number of shares of Series B Preferred Stock shall initially be 300 shares, which number from time to time may be increased or decreased (but not decreased below the number of shares of the series then outstanding) in accordance with the provisions of the Act, subject to the rights of holders of the Series B Preferred Stock under Section 8 hereof. Shares of Series B Preferred Stock redeemed or purchased by the Corporation, or converted into Common Stock of the Corporation in accordance with the provisions hereof, shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

    2. Definitions and Construction. As used in this Article XII,

    (a) 'BUSINESS DAY' means each day that is not a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law or executive order to be closed;

    (b) 'COMMON STOCK' means the common stock of the Corporation, without par value;

    (c) 'HEREIN', 'HEREOF', 'HEREUNDER' and other like words mean or refer to this Article XII;

    (d) 'JUNIOR STOCK' means the Common Stock and any other class or series of stock of the Corporation hereafter authorized (other than the Series A1 Preferred Stock), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation;

    (e) 'OUTSTANDING', when used with reference to shares of stock, means issued shares, excluding shares held by the Corporation or a subsidiary;

    (f) 'PARITY STOCK' means the Series A1 Preferred Stock and any class or series of stock of the Corporation authorized, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation;

    (g) 'PERSON' means any corporation, partnership, trust, organization, association or other entity or individual;

    (h) 'PUBLIC OFFERING' means an offering of shares of Common Stock registered under the Securities Act of 1933, as amended, by the Corporation or one or more of its shareholders of at least 15% of the then-outstanding shares of Common Stock following which offering shares of Common Stock are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market (or any successor market thereto).

    (i) 'SERIES A PREFERRED STOCK' means, collectively, all series of preferred stock designated as Series A1, Series A2, Series A3 or any other series designated by the words 'Series A' in which the A is immediately followed by any number;

    (j) 'TRANSACTION' means a transaction effected through a merger of a corporation owned, directly or indirectly, by J. George Mikelsons in which the shares of Common Stock (other than shares of Common Stock owned, directly or indirectly, by J. George Mikelsons) are converted into the right to receive cash.

    (k) 'TRANSACTION PRICE' means the amount of cash receivable pursuant to the Transaction by a holder of one share of Common Stock at the time the Transaction becomes effective.

    (l) 'TRANSACTION SPREAD' means the difference between (1) the Transaction Price and (2) the Conversion Price (as defined in Section 6(d)) in effect on the Transaction Effective Date (as defined in Section 3). The Transaction Spread shall be appropriately adjusted to reflect any stock splits, combinations or recapitalizations.

    (m) headings are for convenience of reference only and shall not define, limit or affect any of the provisions hereof; and

    (n) references to Sections are to Sections of this Article XII.

    3. Dividends. The holders of Series B Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends at the annual rate of 5.0% of the Liquidation Amount (as defined below) (the 'DIVIDEND RATE') per share, and no more, payable quarterly in equal amounts of 1.25% of the Liquidation Amount on the 15th day of December, March, June and September, respectively, in each year (or if any such date is not a business day, on the next succeeding business day) commencing on December 15, 2000, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to holders of record on the respective date, not more than 60 nor less than ten days preceding such dividend payment date, fixed for such purpose by the Board of Directors in advance of payment of each particular dividend. The Dividend Rate shall increase to 5.66% per annum effective on the date the Transaction is consummated (the 'TRANSACTION EFFECTIVE DATE') and shall further increase to 6.5% per annum on the date which is the fourth anniversary of the Transaction Effective Date; provided, however, that from and after the date on which a Public Offering is consummated the Dividend Rate shall be 5.0% per annum. If the Corporation fails to pay any quarterly dividend and such failure is not cured within ten days of the date on which the dividend was payable, whether or not the funds are legally available therefor, the Dividend Rate shall increase as follows: (i) if the Corporation has issued on or prior to December 31, 2000, any series of Series A Preferred Stock, the Dividend Rate shall increase to the highest rate of interest per annum payable on any such series of Series A Preferred Stock issued and outstanding on such date, and
(ii) if the Corporation has not issued on or before December 31, 2000, any series of Series A Preferred Stock, the Dividend Rate shall increase to 9.8% per annum. Following the payment of all accrued and unpaid dividends that have become due and payable, the Dividend Rate will revert to the Dividend Rate that otherwise would have been in effect on such date. Dividends shall accrue daily and shall be payable on the Series B Preferred Stock for any period shorter than a full quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on shares of Series B Preferred Stock shall be cumulative from the last dividend payment date, or if no dividends have been paid on the outstanding shares of Series B Preferred Stock, from the date of issuance, whether or not the Corporation has the funds legally available therefor. Accumulations of dividends on outstanding shares of Series B Preferred Stock shall bear interest at the rate of 9.5% per annum.

    So long as any shares of Series B Preferred Stock remain outstanding, the Corporation may not pay or declare any dividend, nor make any distribution on any Junior Stock, other than a dividend payable solely in Junior Stock, and shall not purchase, redeem or otherwise acquire for consideration, directly or indirectly (other than as a result of a reclassification of Junior Stock into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), unless (i) all accrued and unpaid dividends (including any interest thereon) on all outstanding shares of Series B Preferred Stock have been paid in full and the full dividend thereon for the then current quarterly dividend period shall have been paid or declared and set apart for payment and (ii) all prior redemption requirements with respect to Series B Preferred Stock shall have been complied with. When dividends are not paid in full upon the Series B Preferred Stock and any Parity Stock, all dividends declared upon shares of Series B Preferred Stock and all Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and all such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series B Preferred Stock and all such Parity Stock bear to each other. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the Series B Preferred Stock shall not be entitled to participate therein.

    4. Liquidation Rights.

    (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such event being a 'LIQUIDATION TRANSACTION') the Series B Preferred Stock shall rank prior to any shares of Junior Stock, so that in the event of any Liquidation Transaction, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of Junior Stock, an amount per share equal to $100,000 per share (the 'LIQUIDATION AMOUNT') for each outstanding share of Series B Preferred Stock, plus an amount equal to all accrued and unpaid dividends (including any interest thereon) (such sum being referred to as the 'LIQUIDATION PREFERENCE' for the Series B Preferred Stock).

    (b) If, upon any Liquidation Transaction, the assets of the Corporation, or proceeds thereof, shall be insufficient to pay the full Liquidation Preference to all holders of the Series B Preferred Stock, then such assets, or the proceeds thereof, shall be divided and distributed pro rata among the holders of the Series B Preferred Stock and the holders of any Parity Stock in accordance with the aggregate respective liquidation preferences of the Series B Preferred Stock and all such Parity Stock.

    (c) After payment shall have been made in full to all holders of Series B Preferred Stock, as provided in this Section 4, the holders of the Junior Stock shall, subject to the respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Series B Preferred Stock shall not be entitled to share therein.

    5. Redemption and Repurchase.

    (a) Change of Control.

    (i) Optional Redemption by the Corporation. If, on or before the third anniversary of the initial issuance of the Series B Preferred Stock, any person (other than J. George Mikelsons or any person or entity controlled by him) acquires or enters into an agreement with the Corporation to acquire capital stock of the Corporation representing a majority of the voting power represented by all outstanding capital stock of the Corporation (such event being referred to as a 'CHANGE OF CONTROL'), the Corporation may redeem for cash, in whole at any time, all shares of Series B Preferred Stock at the time outstanding, upon notice given as hereinafter specified within 30 days following a Change of Control, at a redemption price per share equal to the sum of (i) the Liquidation Amount, (ii) all accrued and unpaid dividends (including any interest thereon) to the date of redemption, (iii) a premium equal to 9.5% per annum of the Liquidation Amount calculated from the date of issuance of the shares of Series B Preferred Stock to the date of redemption and (iv) an additional premium equal to the product of (x) the number of shares into which the outstanding shares of Series B Preferred Stock are convertible at the Conversion Price in effect on the date of such repurchase and (y) the Transaction Spread.

    (ii) Mandatory Repurchase at the Option of the Holder. If a Change of Control occurs on or before the third anniversary of the initial issuance of the Series B Preferred Stock, all but not less than all of the holders of Series B Preferred Stock may require the Corporation to repurchase for cash, in whole at any time, all shares of Series B Preferred Stock at the time outstanding, upon notice given as hereinafter specified within 45 days following a Change of Control, at a purchase price ('REPURCHASE PRICE') per share equal to the sum of
(i) the Liquidation Amount, (ii) all accrued and unpaid dividends (including any interest thereon) to the date of repurchase, (iii) a premium equal to the difference between (x) the amount obtained when the highest dividend rate per annum payable on any series of Series A Preferred Stock issued and outstanding on the date of repurchase is multiplied by the Liquidation Amount calculated from the date of issuance of the shares of Series B Preferred Stock to the date of repurchase and (y) 5% per annum of the Liquidation Amount calculated from the date of issuance of the shares of Series B Preferred Stock to the date of repurchase and (iv) an additional premium equal to the product of (x) the number of shares into which the outstanding shares of Series B Preferred Stock are convertible at the Conversion Price in effect on the date of such repurchase and
(y) the Transaction Spread. A notice of mandatory repurchase under this Section 5(a)(ii) (a 'REPURCHASE NOTICE') may be given to the Corporation at any time within the 45 days following a Change of Control, by all but not less than all of the holders of Series B Preferred Stock. To be valid, a Repurchase Notice must (i) specify a date of repurchase (the 'REPURCHASE DATE') that is a business day not earlier than 45 days following the date of receipt by the Corporation of the Repurchase Notice, (ii) be signed by all registered holders of Series B Preferred Stock and (iii) be delivered to the Corporation at its corporate headquarters to the attention of its Corporate Secretary by first class mail, overnight courier or by hand. Once given, a Repurchase Notice will be irrevocable. On and after the Repurchase Date, the sole right of the holders of Series B Preferred Stock shall be to receive the Repurchase Price without interest against delivery of certificates representing Series B Preferred Stock.

    (b) Optional Redemption. On or after the third anniversary of the initial issuance of the Series B Preferred Stock, the Corporation may redeem for cash, in whole at any time, or in part from time to time, the shares of Series B Preferred Stock at the time outstanding, upon notice given as hereinafter specified, at the redemption price in effect at the redemption date as provided in this Section 5. If redeemed during the 12-month period commencing on the anniversary date of the initial issuance of Series B Preferred Stock in the years set forth below the redemption price shall be the Liquidation Amount plus all accrued and unpaid dividends (including any interest thereon) to the date of redemption plus (i) a premium (expressed as a percentage of the Liquidation Amount) as follows:

2003........................................................  3.60%
2004........................................................  3.30%
2005........................................................  3.00%
2006........................................................  2.70%
2007........................................................  2.40%
2008........................................................  2.10%
2009........................................................  1.80%
2010........................................................  1.50%
2011........................................................  1.20%
2012........................................................   .90%
2013........................................................   .60%
2014........................................................   .30%
2015 and thereafter no redemption premium, and

    (ii) an additional premium equal to the product of (x) the number of shares into which the outstanding shares of Series B Preferred Stock to be redeemed are convertible at the Conversion Price in effect on the date of such optional redemption date and (y) the Transaction Spread.

    (c) Mandatory Redemption. The Corporation shall redeem any outstanding shares of Series B Preferred Stock on the anniversary of the initial issuance of the Series B Preferred Stock in 2015 for an amount in cash equal to the Liquidation Amount plus all accrued and unpaid dividends (including any interest thereon).

    (d) Notice of Redemption. So long as the Series B Preferred Stock is not registered under the Securities Act of 1933, as amended (the 'SECURITIES ACT'), notice of every redemption of Series B Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they appear on the books of the Corporation. If the Corporation registers the outstanding shares of Series B Preferred Stock under the Securities Act, then such notice shall be made by mail as described in the preceding sentence and, the Corporation shall also publish any notice of redemption by means of the Dow Jones News Service or such other similar news wire service or newspaper. Such mailing and any such publication shall be at least ten days and not more than 45 days prior to the date fixed for redemption. Any notice that is mailed or published, as the case may be, in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice. Furthermore, the validity of the proceedings for the redemption of any shares of Series B Preferred Stock of any shareholder shall not be affected by any defect in any notice given to any other shareholder. Such notice shall set forth

    (A) the time and date for the redemption;

    (B) the number of shares to be redeemed and if less than all shares of Series B Preferred Stock held by a holder are to be redeemed, the number of such holder's shares to be redeemed;

    (C) the redemption price;

    (D) the place or places where certificates for the shares are to be surrendered for redemption;

    (E) that dividends on the shares to be redeemed will cease to accrue on the redemption date (unless the Corporation shall default in redeeming the shares on the redemption date); and

    (F) that the right to convert such shares shall terminate at the close of business on the redemption date.

    (e) Redemptions in Part. In case of any redemption of only a part of the shares of Series B Preferred Stock at the time outstanding, the redemption may be pro rata, by lot or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable as set forth in a certificate of the Secretary or Assistant Secretary of the Corporation filed with the transfer agent or agents for the Series B Preferred Stock. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which Series B Preferred Stock shall be redeemed from time to time.

    (f) Effect of Redemption. If notice of redemption shall have been duly given, and if on or before the redemption date specified therein all funds necessary for such redemptions shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancelation, on and after such redemption date, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest. Any funds so deposited and unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment thereof. A holder of shares of Series B Preferred Stock called for redemption shall be entitled to convert such shares in accordance with the provisions of Section 6 up until the close of business on the redemption date.

    Any funds so deposited or set aside by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion set forth in Section 6 below subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith.

    6. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows:

    (a) Right to Convert. On the terms and subject to the conditions of this
Section 6, the holder of a share of Series B Preferred Stock shall have the right, at its option, at any time to convert such share into that number of shares of fully paid and non-assessable Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the Liquidation Amount, by the Conversion Price (as defined in Section 6(d)) and by surrender of such share pursuant to Section 6(b). The shares of Common Stock issuable upon such conversion are hereinafter referred to as the 'CONVERSION SHARES'. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of Series B Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion for which the record date is on or prior to the conversion date.

    Holders of shares of Series B Preferred Stock at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the optional conversion of such shares following such record date and prior to the corresponding dividend payment date.

    (b) Conversion Procedures. In order to exercise the conversion privilege, the holder of any shares of the Series B Preferred Stock shall surrender the certificate representing such shares at the principal office of the Corporation, with a written notice stating that such holder elects to convert all or a specified whole number of such shares pursuant to this Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for Conversion Shares to be issued. Unless the Conversion Shares are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, the certificate representing the shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or its duly authorized attorney. As promptly as practicable after such surrender of a certificate for shares of the Series B Preferred Stock to be converted, and in any event within five business days thereafter, the Corporation shall issue and deliver at such office to such holder, or on such holder's written order, (i) a certificate or certificates for the applicable number of full Conversion Shares, (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate is being converted, a new certificate, of like tenor, for the number of shares of Series B Preferred Stock evidenced by such surrendered certificate less the number of shares being converted and (iii) the cash payment in settlement of any fractional Conversion Share as provided in
Section 6(c). Upon conversion of any shares of Series B Preferred Stock, the holder thereof shall be entitled to receive an amount equal to all declared and unpaid dividends on such shares.

    In the case of the exercise of the conversion privilege under Section 6(a), each conversion shall be deemed to have been effected immediately after the close of business on the date on which the certificate for shares of Series B Preferred Stock to be converted is surrendered and such notice is received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Conversion Shares are issuable shall be deemed to have become the holder or holders of record of such Conversion Shares at such time on such date and such conversion shall be at the applicable Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation are closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next day on which such stock transfer books are open (provided that if such books shall remain closed for five days, such fifth day shall be the date any such person shall become such a holder), but such conversion shall be at the Conversion Price in effect on the date on which such certificate was surrendered and such notice was received. Upon delivery, all Conversion Shares shall be duly authorized, validly issued, fully paid, non-assessable, free of all liens and charges and not subject to any preemptive or subscription rights.

    (c) Settlement of Fractional Conversion Shares. No fractional Conversion Shares or scrip representing fractions of Conversion Shares shall be issued upon conversion of shares of the Series B Preferred Stock. Instead of any fractional Conversion Share otherwise deliverable, the Corporation shall pay to the holder of the converted shares an amount in cash equal to the Current Market Price (as defined below) or, if shares of Common Stock are not authorized for quotation on the Nasdaq National Market System (the 'NASDAQ') and no Current Market Price can be determined on such date pursuant to the methods specified in Section 6(e), the Valuation Price (as defined in Section 9) of such fractional Conversion Share on the date of conversion. If more than one share is surrendered for conversion at one time by the same holder, the number of full Conversion Shares shall be computed on the basis of the aggregate number of shares so surrendered. The 'CURRENT MARKET PRICE' per share of

Common Stock on any day is the average of the high and low sales prices of the Corporation's Common Stock on the NASDAQ for the 10 consecutive trading days preceding such day rounded up to the nearest whole cent. A 'TRADING DAY' is a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not then listed or admitted to trading on any national securities exchange, any day other than Saturday, Sunday or a federal holiday.

    (d) The 'CONVERSION PRICE' shall be $15.67 and may be adjusted from time to time pursuant to this Section 6(d). The Conversion Price shall be adjusted from time to time as follows:

    (i) If, after the date of initial issuance of the Series B Preferred Stock, the Corporation (A) pays a dividend or makes a distribution on the Common Stock in shares of Common Stock, (B) subdivides or combines its outstanding shares of Common Stock into a greater or smaller number of shares or (C) issues by reclassification of the Common Stock any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive, at the time of such conversion, the number of shares of Common Stock or other capital stock of the Corporation that it would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to such action or the record date therefor, whichever is earlier. Such adjustment shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification.

    (ii) If, after the date of initial issuance of the Series B Preferred Stock, the Corporation issues any Additional Shares (as defined below) for a consideration per share below (x) the closing price as of 4:30 pm on the principal market on which the Common Stock is traded on the trading day immediately prior to the date on which the Corporation shall have agreed to such issuance or (y) if shares of Common Stock are not traded on any national securities exchange or authorized for quotation on the Nasdaq Stock Market, the Valuation Price on the trading day immediately prior to the date on which the Corporation shall have agreed to such issuance (with the price determined under clause (x) or (y), as applicable, being referred to as the 'CLOSING PRICE'), then in each case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction,

    (A) the numerator of which shall be the number of shares of Common Stock and Share Equivalents (as defined below) outstanding immediately prior to the issuance of such Additional Shares plus the number of shares of Common Stock that the aggregate consideration for such Additional Shares would purchase at a consideration per share equal to such Closing Price, and

    (B) the denominator of which shall be the number of shares of Common Stock and Share Equivalents outstanding immediately prior to the issuance of such Additional Shares plus the number of Additional Shares so issued.

Such adjustment for the Series B Preferred Stock shall become effective immediately after the issuance of such Additional Shares.

    'ADDITIONAL SHARES' shall mean any shares of Common Stock of the Corporation issued by the Corporation after the date of issuance of the Series B Preferred Stock excluding Permitted Issuances. 'SHARE EQUIVALENTS' shall mean the Common Stock deliverable upon conversion or exercise of all outstanding Series B Preferred Stock, convertible securities, options, warrants and rights of the Corporation as of the date such computation is made and as of the time such computation is effective as specified herein.

    'PERMITTED ISSUANCES' shall mean:

    (A) any stock options which have been granted and remain unexercised as of the date of issuance of the Series B Preferred Stock, which shall include any such stock options the terms of which have been modified in connection with the Transaction;

    (B) stock options granted and shares issued to employees, directors and consultants after the issuance of the Series B Preferred Stock in the aggregate amount of 500,000 shares (which number shall be appropriately adjusted to reflect any stock splits, combinations or recapitalizations) of Common

Stock per annum (commencing with the year 2000) pursuant to the Corporation's stock plans, provided that if the aggregate number of stock options granted per annum pursuant to the Corporation's stock plans is less than 500,000, 'Permitted Issuances' shall include that number of stock options equal to the difference between 500,000 and the actual number of stock options granted per annum pursuant to the Corporation's stock plans, which stock options of Common Stock may be granted in subsequent years;

    (C) additional options granted and shares issued in an amount equal to options granted and shares issued pursuant to the foregoing clauses (A) and (B) to the extent such shares are returned to the Corporation's stock plans upon the lapse of unexercised stock options or the repurchase (at original purchase price) of unvested shares;

    (D) any shares issued upon exercise of options granted pursuant to the foregoing clauses (A)-(C) including as a result of the operation of anti dilution adjustments provided for therein;

    (E) any shares issued pursuant to employee stock purchase, savings or ownership plans, including all shares issued to a trust formed in respect thereof;

    (F) any shares issued upon conversion of the Series B Preferred Stock (including adjustments to the conversion ratio), any stock options granted and shares issued upon the exercise thereof approved by the holders of a majority of the Series B Preferred Stock, and any shares issued to the holders of the Series B Preferred Stock in connection with any contractual rights related to such approved shares or options; and

    (G) any shares issued pursuant to the exercise, conversion or exchange of other securities.

    (iii) If after the date of initial issuance of the Series B Preferred Stock the Corporation issues any warrants, options or other rights entitling the holders thereof to subscribe for or purchase either any Additional Shares or evidences of debt, shares of capital stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, Additional Shares (such warrants, options or other rights being called 'RIGHTS' and such convertible or exchangeable evidences of debt, shares of capital stock or other securities being called 'CONVERTIBLE SECURITIES'), and the consideration per share for which Additional Shares may at any time thereafter be issuable pursuant to such Rights or Convertible Securities (when added to the consideration per share of Common Stock, if any, received for such Rights or Convertible Securities) is less than the Conversion Price then in effect, the Conversion Price shall be adjusted as provided in Section 6(d)(ii) on the basis that,

    (A) the maximum number of Additional Shares issuable pursuant to all such Rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued, and

    (B) the aggregate consideration (plus the consideration, if any, received for such Rights and Convertible Securities) for such maximum number of Additional Shares shall be deemed to be the consideration received and receivable by the Corporation for the issuance of such Additional Shares pursuant to such Rights or Convertible Securities.

    No adjustment of the Conversion Price shall be made under this Section 6(d)(iii) upon (x) the issuance of any Convertible Securities issued pursuant to the exercise of any Rights, to the extent that such adjustment was previously made upon the issuance of such Rights pursuant to Section 6(d)(iii) or (y) the granting of any stock options that qualify as Permitted Issuances under clause
(B) or (C) of the definition thereof.

    (iv) For purposes of Section 6(d)(iii), the relevant Conversion Price shall be the Conversion Price in effect immediately prior to the earlier of (A) the record date for the holders of Common Stock entitled to receive the Rights or Convertible Securities and (B) the initial issuance of the Rights or Convertible Securities, and the adjustment provided for in either such Section shall become effective immediately after the earlier of the times specified in clauses (A) and (B).

    (v) No adjustment of the Conversion Price shall be made under Section 6(d)(ii) upon the issuance of any Additional Shares pursuant to the exercise of any Rights or any conversion or exchange rights pursuant to any Convertible Securities, if such adjustment was previously made in connection with the issuance of such Rights or Convertible Securities (or in connection with the issuance of any Rights therefor) pursuant to Section 6(d)(iii).

    (vi) If any Rights or Convertible Securities (or any portions thereof) that gave rise to an adjustment pursuant to Section 6(d)(iii) expire or terminate without the exercise thereof and/or if by reason of the provisions of such Rights or Convertible Securities there has been any increase, with the passage of time or otherwise, in the consideration payable upon the exercise thereof, the Conversion Price shall be readjusted (but to no greater extent than originally adjusted) on the basis of,

    (A) eliminating from the computation Additional Shares corresponding to such expired or terminated Rights or conversion or exchange rights,

    (B) treating the Additional Shares, if any, actually issued or issuable pursuant to the previous exercise of such Rights or conversion or exchange rights as having been issued for the consideration actually received and receivable therefor, and

    (C) treating any such Rights or conversion or exchange rights that remain outstanding as being subject to exercise on the basis of the consideration payable upon the exercise or conversion thereof as is in effect at such time, provided, however, that any consideration actually received by the Corporation in connection with the issuance of such Rights shall form part of the readjustment computation even though such Rights expired without being exercised. The Conversion Price shall be adjusted as provided in Section 6(d)(ii) and any applicable provisions of Section 6(d)(iii) as a result of any increase in the number of Additional Shares issuable, or any decrease in the consideration payable upon any issuance of Additional Shares, pursuant to any anti dilution provisions of any Rights or Convertible Securities.

    (vii) (A) If any Additional Shares, Convertible Securities or Rights are issued for cash, the consideration received therefor shall be deemed to be the amount of cash received.

    (B) If any Additional Shares, Convertible Securities or Rights are offered by the Corporation for subscription, the consideration received therefor shall be deemed to be the subscription price.

    (C) If any Additional Shares, Convertible Securities or Rights are sold to underwriters or dealers for public offering without a subscription offering, the consideration received therefor shall be deemed to be the public offering price.

    (D) In any case covered by Section 6(d)(vii) (A), (B) or (C), in determining the amount of any consideration received by the Corporation in whole or in part other than in cash, the amount of such consideration shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors, and evidence of such determination shall be filed with the minutes of the Corporation. If Additional Shares are issued as part of a unit with Rights, the consideration received for the Rights shall be deemed to be the portion of the consideration received for such unit determined in good faith at the time of issuance by the Board of Directors, and evidence of such determination shall be filed with the minutes of the Corporation. If the Board of Directors does not make any such determination, the consideration received for the Rights shall be deemed to be zero. In either event, the consideration received for the Additional Shares shall be deemed to be the consideration received for such unit less the consideration deemed to have been received for the Rights.

    (E) In any case covered by Section 6(d)(vii) (A), (B), (C) or (D), in determining the amount of consideration received by the Corporation, (I) any amounts received or receivable for accrued interest or accrued dividends shall be excluded and (II) any compensation, underwriting commissions or concessions or expenses paid or incurred in connection therewith shall not be deducted.

    (F) In any case covered by Section 6(d)(vii) (A), (B), (C) or (D), there shall be added to the consideration received by the Corporation at the time of issuance or sale (I) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of Rights that relate to Convertible Securities and (II) the minimum aggregate amount of consideration payable upon the conversion or exchange thereof.

    (G) If any Additional Shares, Convertible Securities or Rights are issued in connection with any merger, consolidation or other reorganization in which the Corporation is the surviving corporation, the amount of consideration received therefor shall be deemed to be the fair market value, as determined in good faith by the Board, of such portion of the assets and business of the non-surviving person or persons as the Board of Directors determines in good faith to be attributable to such Additional Shares,

Convertible Securities or Rights, and evidence of such determination shall be filed with the minutes of the Corporation.

    (viii) If the Corporation effects any merger, consolidation or other reorganization to which the Corporation is a party (other than (x) a merger or consolidation in which the Company is the surviving or continuing corporation and in which each share of Common Stock outstanding immediately prior to the merger or consolidation remains unchanged in all material respects and (y) the Transaction), any sale or conveyance to another person of all or substantially all the assets of the Corporation or any statutory exchange of securities with another person (including any exchange effected in connection with a merger of a third person into the Corporation), then effective provision shall be made in such transaction so that the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of consideration receivable pursuant to such transaction by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such transaction, assuming such holder of Common Stock failed to exercise its rights of election, if any, as to the kind or amount of consideration receivable upon such transaction (provided that if the kind or amount of consideration receivable pursuant to such transaction is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ('NON-ELECTING SHARE'), then, for purposes of this Section 6(d)(viii), the kind and amount of consideration receivable pursuant to such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Thereafter, the holders of shares of Series B Preferred Stock shall be entitled to appropriate adjustments with respect to their conversion rights to the end that the provisions set forth in this Section 6 shall correspondingly be made applicable, as nearly as may reasonably be, to any consideration thereafter deliverable on conversion of shares of the Series B Preferred Stock. Notwithstanding the foregoing, this
Section 6(d)(viii) shall not apply with regard to the Series B Preferred Stock to an event which is treated as a liquidation, dissolution or winding-up of the Corporation with respect to such series pursuant to Section 4.

    (ix) If the Corporation distributes generally to holders of its outstanding shares of Common Stock, evidences of its debt, securities or other assets (excluding any cash dividends if the annualized per share amount thereof does not exceed 9.0% of the Current Market Price or, if shares of Common Stock are not traded on the NASDAQ and no Current Market Price can be determined on such date pursuant to the methods specified in Section 6(e), the Valuation Price as of the trading day immediately preceding the date of declaration of such dividend and excluding any dividends or distributions payable in Rights or Convertible Securities for which adjustment is otherwise made pursuant to this
Section 6(d)), the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date for the dividend or distribution by a fraction of which (x) the numerator shall be the Current Market Price or, if shares of Common Stock are not traded on the NASDAQ and no Current Market Price can be determined on such date pursuant to the methods specified in Section 6(e), the Valuation Price on such record date less the then fair market value, as determined in good faith by the Board, of the portion of the evidences of debt, securities or other assets so distributed or applicable to the holder of one share of Common Stock and (y) the denominator shall be the Current Market Price or, if shares of Common Stock are not traded on the NASDAQ and no Current Market Price can be determined on such date pursuant to the methods specified in Section 6(e), the Valuation Price on such record date. Such adjustment shall become effective immediately after the record date for such dividend or distribution.

    (x) No adjustment in the Conversion Price shall be required to be made unless it would require an increase or decrease of at least one cent, but any adjustments not made because of this Section 6(d)(x) shall be carried forward and taken into account in any subsequent adjustment otherwise required. All calculations under this Section 6(d) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. All adjustments with respect to a transaction or event shall apply to subsequent such transactions and events. Anything in this Section 6(d) to the contrary notwithstanding, the Board of Directors shall be entitled (but shall not be obligated) to make such irrevocable reduction in the Conversion Price, in addition to the adjustments required by this Section 6(d), as in its discretion it shall determine to be advisable in order to avoid or diminish any income deemed to be received for United States Federal income tax purposes by any holder of shares of Common Stock or Series B

Preferred Stock resulting from any event or occurrence giving rise to an adjustment pursuant to this Section 6(d) or from any similar event or occurrence, and evidence of the Board of Director's determination of such adjustment shall be filed with the minutes of the Corporation.

    (xi) Whenever the Conversion Price is adjusted pursuant to this Section
6(d),

    (A) the Corporation shall promptly file with the minutes of the Corporation a certificate of the Corporation's chief accounting officer setting forth such Conversion Price (and any change in the kind or amount of consideration to be received by the holders of shares of the Series B Preferred Stock upon conversion) after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing the same, and

    (B) a notice stating that such Conversion Price has been adjusted, stating the effective date of such adjustment and enclosing such certificate shall forthwith be mailed by the Corporation to the holders of shares of the Series B Preferred Stock at their addresses as shown on the stock books of the corporation.

    (xii) If as a result of any adjustment pursuant to this Section 6(d), the holder of any share of Series B Preferred Stock surrendered for conversion becomes entitled to receive any consideration other than Common Stock,

    (A) the Conversion Price with respect to such other consideration shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section 6(d), and

    (B) in the case such consideration shall consist of shares of Common Stock and some other kind of consideration or of two or more kinds of consideration, the Board shall determine in good faith the fair allocation of the adjusted Conversion Price between or among such types of consideration, and evidence of such determination shall be filed with the minutes of the corporation.

    (e) Alternate Sources for Common Stock Share Prices. If for any reason the Common Stock is no longer reported on NASDAQ or a national securities exchange then the high and low price of a share of Common Stock on the relevant day for purposes of calculating the Current Market Price shall be determined on the basis of the last reported sale price, regular way, of the Common Stock as reported on the composite tape, or similar reporting system, for issues listed or admitted to trading on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if there is no such reported sale on the day in question, on the basis of the average of the high and low bid and asked quotations as so reported or, if the Common Stock is not then listed or admitted to trading on any national securities exchange or on NASDAQ, on the basis of the average of the high bid and low asked quotations on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so quoted, as reported by National Quotation Bureau, Incorporated, or a similar organization.

    (f) Specified Events. For purposes of this Section 6(f), a 'SPECIFIED EVENT' shall occur if (i) the Corporation authorizes the granting to the holders of the Common Stock of any Rights or of any other rights, (ii) there is any capital stock reorganization or reclassification of the Common Stock (other than (x) a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock and (y) the Transaction), or any merger, consolidation or other reorganization to which the Corporation is a party, or any statutory exchange of securities with another person and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all the assets of the Corporation or
(iii) there is a voluntary liquidation, dissolution or winding up of the Corporation. If a Specified Event occurs, the Corporation shall cause to be filed with the minutes of the Corporation, and shall cause to be mailed to the holders of shares of the Series B Preferred Stock at their addresses as shown on the stock books of the Corporation, at least 10 days prior to the applicable date specified below, a notice stating,

    (A) the date on which a record is to be taken for the purpose of any distribution or Rights relating to such Specified Event or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or Rights are to be determined, or

    (B) the date on which the reorganization, reclassification, consolidation, merger, statutory exchange, sale, transfer, dissolution, liquidation or winding-up relating to such Specified Event is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Specified Event.

    (g) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive and subscription rights, out of its authorized but unissued shares of Common Stock, for the purpose of effecting conversions of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. For this purpose, the number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

    (h) Listing. With respect to any securities required to be delivered upon conversion of the Series B Preferred Stock, the Corporation shall use all commercially reasonable efforts to list or have approved for quotation such securities prior to such delivery upon each securities exchange or automated quotation system, if any, on which any securities of such class are already listed or approved for quotation.

    (i) Taxes. The Corporation shall pay all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of securities on conversion of the Series B Preferred Stock; provided, however, that (i) the Corporation shall not be required to pay any tax payable in respect of any transfer involved in the issue or delivery of securities in a name other than that of the holder of the shares of Series B Preferred Stock, to be converted and (ii) no such issue or delivery shall be made unless and until such holder has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or provided for.

    (j) Termination of Conversion Rights. (i) (A) If shares of Common Stock are traded on the NASDAQ or a Current Market Price can be determined pursuant to the methods specified in Section 6(e) and if within any period of 30 consecutive trading days for a period of at least 20 trading days (which 20 days must include the last day of the 30 consecutive trading day period), the average of the high and low sales prices of the Corporation's Common Stock on the principal market on which such shares trade for such 20 trading days rounded up to the nearest whole cent (the 'AVERAGE DAILY TRADING PRICE') exceeds 120% of the Conversion Price then in effect or (B) if shares of Common Stock are not traded on the NASDAQ and no Current Market Price can be determined on such date pursuant to the methods specified in Section 6(e), the Valuation Price exceeds 105% of the Transaction Price, at its option and in its sole discretion upon notice given as set forth below, the Corporation may terminate the conversion rights set forth in this Section 6; provided, however, that the Corporation shall not be permitted to exercise its right to terminate the conversion rights of the Series B Preferred Stock for a period of 12 months following the Transaction Effective Date. Beginning on the 10th day following receipt from the Corporation of the notice setting forth its intention to terminate the conversion rights and ending on the 45th day after receipt thereof, the Corporation shall be required to redeem any shares of Series B Preferred Stock at a redemption price equal to (i) if shares of Common Stock are traded on the NASDAQ or a Current Market Price on such date can be determined pursuant to the methods specified in Section 6(e), (x) if prior to the third anniversary of the initial issuance of the Series B Preferred Stock, the Liquidation Amount plus all accrued and unpaid dividends or (y) if on or after the third anniversary of the initial issuance of the Series B Preferred Stock, the Redemption Price then in effect as set forth in Section 5(b), or (ii) if shares of Common Stock are not traded on the NASDAQ and no Current Market Price can be determined on such date pursuant to the methods specified in Section 6(e), the Liquidation Amount plus the product of (A) the difference between (x) the Valuation Price and
(y) the Conversion Price and (B) the number of shares of Common Stock that would have been issuable upon conversion of the outstanding shares of Series B Preferred Stock, of any holder that so requests, which request must be received by the Corporation on or prior to the 45th day after such holder receives the notice of the conversion termination. In order to exercise this right, such holder must submit its request to the Corporation in the manner set forth in the notice of conversion termination, the certificates for the shares to be so redeemed and the number of shares to be redeemed if less than the number represented by the certificate and the name in which to issue any such shares not so redeemed, if different from the holder. Following the 45th day after the holders receive the conversion termination notice, the conversion rights for all outstanding shares of Series B Preferred Stock shall terminate with no further action by the Corporation. For purposes of this paragraph, a holder shall be deemed to have received notice, if such notice is sent by facsimile to a facsimile number provided by such party for such purpose, on the day it is so sent. If sent by first class mail, postage prepaid, addressed to such holder at the last address for such holder that appears on the books of the Corporation, notice shall be deemed to have been received on the third business day after such notice has been mailed. If notice is also required to be published as set forth in paragraph (ii) below, notice shall be deemed to have been received on the day that it is so published.

    (ii) So long as the Series B Preferred Stock is not registered under the Securities Act, notice of the termination of conversion rights shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the Series B Preferred Stock at their respective last addresses as they appear on the books of the Corporation and may be provided by facsimile to any number provided by the holder for that purpose. If the Corporation registers the outstanding shares of Series B Preferred Stock under the Securities Act, then such notice shall be given by mail as described in the preceding sentence and the Corporation shall also publish any such notice as set forth in Section 5(c) hereof. The notice shall set forth:

    (A) the Average Daily Trading Price for the 20 trading days in question or the applicable Valuation Price, as applicable, the dates for which such amounts are presented, the Conversion Price then in effect for each such time period and the percentage by which the Current Market Price, if applicable, exceeds such Conversion Price;

    (B) the redemption price then in effect;

    (C) the place or places where certificates for the shares are to be surrendered for redemption; and

    (D) that dividends on the shares to be redeemed will cease to accrue on the date the holder delivers any shares to the Corporation for redemption (unless the Corporation shall default in redeeming the shares on the redemption date).

    7. Status of Shares. Upon any redemption, repurchase, conversion, exchange or other acquisition by the Corporation of shares of Series B Preferred Stock, the shares of Series B Preferred Stock, so redeemed, repurchased, converted, exchanged or acquired shall be retired and canceled and shall not be available for reissuance.

    8. Voting Rights. (a) The holders of shares of the Series B Preferred Stock shall not have the right to vote on or consent to any matter as shareholders of the Corporation, except as required by applicable law or as otherwise provided below. All matters on which the holders of the Series B Preferred Stock have the right to vote may be approved at an annual or special meeting by holders of the minimum number of shares of Series B Preferred Stock that would be required to approve a matter if all shares were present and voting at a meeting called to consider such matter or may be approved by one or more written consents signed by all of the holders of shares of Series B Preferred Stock.

    (b) The consent of holders of at least a majority of the outstanding shares of Series B Preferred Stock (voting separately as a class but excluding from any calculation any shares of Series B Preferred Stock held by the Corporation or any subsidiary thereof) shall be necessary to amend, alter or repeal any of the provisions of this Article XII of the Articles of Incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of shares of Series B Preferred Stock then outstanding.

    (c) If at any time the equivalent of six quarterly dividends payable on the outstanding shares of Series B Preferred Stock are accrued and unpaid, whether or not consecutive and whether or not declared, the holders of all outstanding shares of Series B Preferred Stock, voting as a single class, together with the holders entitled to vote of each series of Series A Preferred Stock and the holders entitled to vote of all other series of Preferred Stock of the Corporation that rank pari passu with or senior to the Series B Preferred Stock and have similar voting rights, shall be entitled to elect at the next annual meeting of shareholders of the Corporation 25% of the directors to the Corporation's Board of Directors, but no less than two directors (or such greater number as shall be provided in any other series of Preferred Stock that shall at the time be entitled to vote with the Series B Preferred Stock to elect directors). The proportion of the total vote of all holders of Preferred Stock entitled to vote for such directors attributable to the holders of the Series B Preferred Stock shall be based on the percentage the aggregate Liquidation Amount for all outstanding shares of Series B Preferred Stock bears to the aggregate liquidation amounts of all other shares of Preferred Stock entitled to vote. Such directors shall serve until all accumulated and unpaid dividends have been paid or declared and funds sufficient for their payment have been set aside therefor.

    (d) For the avoidance of doubt, except as otherwise set forth in this
Section 8 or as required by law, the holders of the Series B Preferred Stock shall not have the right to vote or consent with respect to (i) the increase or decrease in the amount of authorized capital stock of any class or series, other than increases or decreases in Series B Preferred Stock (to the extent specified elsewhere herein), (ii) the authorization, creation (by way of reclassification or otherwise) or issuance by the Board of Directors of any series of Preferred Stock, other than any series that will rank senior to the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation or any obligation or security convertible into or exercisable for or exchangeable into or evidencing a right to purchase, shares of any series of Preferred Stock or the issuance by the Board of Directors of any previously authorized class of capital stock of the Corporation, or (iii) any merger, acquisition, disposition or share exchange involving the Corporation where no shareholder vote is otherwise required or pursuant to which the holders of the Series B Preferred Stock receive cash at least equal to the Liquidation Amount.

    (e) The consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock (voting separately as a class, but excluding from any calculation any shares of Series B Preferred Stock held by the Corporation or any subsidiary thereof) shall be necessary to increase the authorized number of shares of Series B Preferred Stock and to authorize, create or issue any series of Preferred Stock that will rank senior to the Series B Preferred Stock as to dividend distributions, and distributions upon the liquidation, winding up or dissolution of the Corporation.

    9. Valuation Procedures. (a) From time to time as a majority of the Board of Directors of the Corporation shall determine, in good faith, which determination shall be set forth in written resolutions, and in any event, not less than once a year, the Corporation shall select in good faith and engage, at its own expense, an independent, nationally recognized appraiser, investment bank, accounting firm or consulting firm (the 'APPRAISER') to undertake a valuation of the Corporation as of the date of the most recently ended fiscal quarter (a 'VALUATION'). The Corporation shall permit the Appraiser, upon reasonable request, access to its properties and facilities to allow the Appraiser the opportunity to make an inspection thereof. The Corporation shall make available to the Appraiser all such financial information, documents and records of the Corporation as the Appraiser may reasonably request for the purpose of conducting a Valuation. The Corporation shall request that the Appraiser use its reasonable efforts to complete a Valuation within 30 days following the date on which it was engaged to undertake such Valuation. The Corporation shall also instruct the Appraiser that it is to produce a report setting forth in reasonable detail a Valuation and the methodology by which the Appraiser arrived at such Valuation. The Corporation shall provide a copy of such report to each holder of shares of Series B Preferred Stock.

    (b) The Corporation shall instruct the Appraiser to take into account the following factors, among others, in arriving at a Valuation:

    (i) a Valuation shall be a valuation of the Corporation as an entirety and, unless the Corporation shall have informed the Appraiser of plans to the contrary, shall assume that the Corporation will continue to operate as a going concern for the foreseeable future;

    (ii) the Appraiser shall consider the most recent budgets and projections prepared by the Company's management;

    (iii) a Valuation shall not reflect any discount for minority interests or disparate voting rights among classes of the Corporation's Capital Stock; and

    (iv) the Appraiser shall consider, to the extent it deems appropriate, market valuations of comparable airlines.

    (c) The Appraiser shall derive a price per share of Common Stock from each Valuation, which shall be based on the number of shares of Common Stock outstanding on the date of such Valuation. Such price per share, as in effect from time to time, is referred to herein as the 'VALUATION PRICE'.

    (d) Notwithstanding the foregoing, the Company shall be required to obtain a Valuation as of the date its most recently ended fiscal quarter for purposes of determining the Valuation Price applicable to Sections 6(d)(ii), 6(d)(ix) and 6(j) hereof.

                                   ARTICLE II

    The foregoing amendment was adopted on [                ], 2001.

                                  ARTICLE III
                          MANNER OF ADOPTION AND VOTE

    As of [                ], 2001,(1) there were [       ] shares of Common
Stock, without par value, outstanding entitled to cast [      ] votes and
[      ] such votes were represented at the meeting at which the foregoing
amendment was voted upon. Holders of shares of Common Stock cast [      ] votes
in favor of the foregoing amendment and [      ] votes against the foregoing
amendment.

    As of [                ], 2001, there were 300 shares of Series B Preferred
Stock, without par value, outstanding entitled to cast 300 votes and 300 such votes were represented at the meeting at which the foregoing amendment was voted upon. Holders of shares of Series B Preferred Stock cast 300 votes in favor of the foregoing amendment and 0 votes against the foregoing amendment.

                                   ARTICLE IV
                       COMPLIANCE WITH LEGAL REQUIREMENTS

    The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the Bylaws of the Corporation.

    IN WITNESS WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed and verified by a duly authorized officer, acting for and on behalf of such Corporation; and the undersigned verifies subject to the penalties of perjury that the facts contained herein are true this [ ]th day of
[                ], 2001.

                                          AMTRAN, INC.,

                                          BY
                                              ..................................

                                             NAME:
                                             TITLE:

---------
(1) The date of the Special Meeting.

                                                                         ANNEX C


                                        [LOGO OF DRESDNER KLEINWORT WASSERSTEIN]



June 18, 2001





The Special Committee of the Board of Directors
Amtran, Inc.
7337 West Washington Street
Indianapolis, Indiana 46231

The Special Committee:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the shareholders of Amtran, Inc. (the 'Company') other than J. George Mikelsons and his affiliates (J. George Mikelsons and such affiliates are referred to herein as 'JGM' and such shareholders other than JGM are collectively referred to herein as the 'Public Shareholders') of the consideration to be received by such Public Shareholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 18, 2001 (the 'Merger Agreement'), by and between the Company and INDUS Acquisition Company ('Sub'). The Merger Agreement provides for, among other things, the merger of Sub with and into the Company (the 'Merger') pursuant to which each outstanding share of common stock, without par value (the 'Shares'), of the Company held by the Public Shareholders (other than any such shares owned by the Company, Sub or any other affiliate of JGM other than persons who are deemed to be affiliates of Mikelsons by reason of their position as an officer or director of Amtran) will be converted into the right to receive $23.00 per Share, net to the seller in cash. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the final form of the Merger Agreement will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

    We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the airline industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

    JGM owns a majority of the outstanding Shares, and you have advised us that representatives of JGM have informed you, and we have assumed for purposes hereof, that JGM is not prepared to consider offers for or to sell its Shares. Accordingly, in the context of our engagement, we were not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company or its assets, or pursued any alternative transactions which may be available to the Company. We express no opinion with respect to the values which may have been obtained for the Company in a sale to a third party following an auction process.

    We are acting as financial advisor to the Special Committee of the Board of Directors of the Company (the 'Special Committee') in connection with the proposed Merger and will receive a fee for rendering this opinion.

    In the ordinary course of our business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities in accordance with our normal compliance procedures.

    Our opinion addresses only the fairness from a financial point of view to the shareholders of the $23.00 per Share cash consideration to be received by the Public Shareholders pursuant to the Merger, and we do not express any views on any other terms of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement. In addition, our opinion does not address the solvency of the Company following consummation of the Merger, or at any time, nor do we address issues regarding fraudulent conveyance or fraudulent transfer, and you have advised us that the Company has arranged to receive an opinion with respect to all of such matters from Houlihan, Lokey, Howard and Zukin.

    It is understood that this letter is for the benefit and use of the Special Committee in its consideration of the Merger, and except for its inclusion in its entirety, and its description, in any proxy statement required to be circulated to shareholders of the Company relating to the Merger, may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This opinion does not constitute a recommendation to any shareholder or as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the $23.00 per Share cash consideration to be received by the Public Shareholders pursuant to the Merger is fair to such Public Shareholders from a financial point of view.


                                          Very truly yours,
                                          /s/ Dresdner Kleinwort Wasserstein,
                                          Inc.

                                                                         ANNEX D

                            AUDIT COMMITTEE CHARTER

                              APPROVED -- 5/9/2000

MISSION STATEMENT:

    The Amtran, Inc. Audit Committee will assist the Board of Directors in fulfilling its corporate oversight responsibilities. To fulfill this mission, the Audit Committee will review the Amtran, Inc. financial reporting process, the system of internal controls, the internal and external audit process and Amtran, Inc.'s process for monitoring compliance with laws and regulations as well as compliance with the company's corporate code of ethics. In performing its duties, the committee will maintain effective working relationships with the Board of Directors, management, the internal auditors and external auditors. In order for individual Audit Committee members to effectively perform his or her role, each Audit Committee member will obtain an understanding of responsibilities of Audit Committee membership as well as a functional understanding of Amtran, Inc.'s business, operations, and risks.

COMMITTEE ORGANIZATION:

    Audit Committee members shall meet the requirements of the NASD. On and after the effective date of new rules regarding audit committees, the Audit Committee shall be comprised of three or more directors as determined by the Board each of whom shall be independent directors as defined by the NASD. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

    Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

    The Committee shall meet at least two times annually, or as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the Internal Auditing Department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

ROLES AND RESPONSIBILITIES:

INTERNAL CONTROL:

     Evaluate whether Amtran, Inc. management is setting the appropriate 'tone at the top' by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

     Focus on the extent to which the internal and external auditors review key and critical computer systems and applications, the security of such systems and applications and the contingency plan for processing financial and operational information in the event of a systems breakdown;

     Gain an understanding of whether internal control recommendations made by the internal and external auditors have been implemented by Amtran, Inc. management; and

     Ensure that the internal and external auditors keep the Audit Committee informed as to any known occurrences of fraud, illegal acts, deficiencies in internal control, and other matters that may impact the discharge of the Committee's responsibilities.

FINANCIAL REPORTING:

General

     Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on Amtran, Inc.'s financial statements;

     Ask Amtran, Inc. management and the internal and external auditors about significant risks and exposures effecting the financial reporting processes and the plans to minimize such risks.

Annual Financial Statements

     Review the annual financial statements of Amtran, Inc. and determine whether they are complete and consistent with the information known to Committee members, and assess whether the financial statements reflect appropriate accounting principles;

     Pay particular attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures;

     Focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of obsolete or slow moving inventory; loan losses; warranty, product, and environmental liability; litigation reserves; and other commitments and contingencies;

     Meet with Amtran, Inc. management and the external auditors to review the financial statements and results of the audit;

     Consider management's handling of proposed audit adjustments identified by the external auditors;

     Review the MD&A and other sections of the Amtran, Inc. annual report before its release and consider whether the information is adequate and consistent with the Audit Committee's knowledge about the company and its operations; and

Interim Financial Statements

     Be briefed on how management develops and summarizes quarterly financial information, the extent of internal audit involvement, the extent to which the external auditors review quarterly financial information, and whether that review is performed on a pre- or post-issuance basis;

     Meet with management and, if a pre-issuance review was completed, with the external auditors, either telephonically or in person, to review the interim financial statements and the results of the review. (This type of meeting may be done by the Audit Committee Chairperson or the entire committee);

     In order to gain insights into the fairness of the interim financial statements and disclosures, obtain explanations from management and the internal and external auditors on whether:

      Actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

      Changes in financial ratios and relationships in the interim financial statements are consistent with changes in Amtran, Inc.'s operations and financial practices;

      Generally accepted accounting principles have been consistently applied;

      There are any actual or proposed changes in accounting or financial reporting practices;

      There are any significant or unusual events or transactions;

      A financial and operating controls are functioning effectively;

      The company has complied with the terms of loan agreements or security indentures; and

      The interim financial statements contain adequate and appropriate disclosures.

     Ensure that the external auditors communicate certain required matters to the committee.

COMPLIANCE WITH LAWS AND REGULATIONS:

     Review the effectiveness of Amtran, Inc.'s system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary actions) on any fraudulent acts or accounting irregularities;

     Periodically obtain updates from management, general counsel, and tax director regarding compliance issues;

     Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

     Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

COMPLIANCE WITH AMTRAN, INC.'S CORPORATE CODE OF ETHICS:

     Ensure that a code of ethics is formalized in writing and that all employees are aware of its existence;

     Evaluate whether management is setting the appropriate 'tone at the top' by communicating the importance of the code of ethics and the guidelines for acceptable business practices;

     Review Amtran, Inc.'s program for monitoring compliance with the code of ethics; and

     Periodically obtaining updates from management and the general counsel regarding compliance matters.

INTERNAL AUDIT:

     Review the internal audit plans, activities and objectives of the internal audit function;

     Review the qualifications of personnel performing internal audit work at/for Amtran, Inc.; and

     Review the effectiveness of the internal audit process in terms of risk monitoring, internal control review and evaluation and enhancement of organizational effectiveness.

EXTERNAL AUDIT:

     Review the external auditors' proposed scope and approach;

     Review the performance of the external auditors and recommend to the Amtran, Inc. board of directors the appointment or discharge of the external auditors; and

     Review and confirm the independence of the external auditors by reviewing the non-audit services provided and the auditors' assertion of their independence in accordance with professional standards.

OTHER RESPONSIBILITIES:

     Meet with the internal auditors, external auditors, and Amtran, Inc. management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately;

     Ensure that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis;

     Review with Amtran, Inc.'s counsel any legal matters that could have a significant impact on the company's financial statements;

     Review the policies and procedures in effect for considering officers' expenses and perquisites;

     If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist;

     Perform other oversight functions as requested by the full Amtran, Inc. Board; and

     Review and update the Audit Committee Charter, provide oversight and update recommendations regarding the internal audit charter and receive approval of periodic changes from the full Amtran, Inc. Board.

REPORTING RESPONSIBILITIES:

     Regularly update the Amtran, Inc. Board of Directors regarding Audit Committee activities and make appropriate recommendations.

     Annually prepare a report to shareholders, as required by the Securities and Exchange Commission, to be included in Amtran Inc.'s annual proxy statement.

 P
 R
 O
 X
 Y
                                      AMTRAN, INC.
               7337 WEST WASHINGTON STREET, INDIANAPOLIS, INDIANA 46231



         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                     ADJOURNED ANNUAL MEETING, OCTOBER 10, 2001.



      The undersigned hereby appoints Kenneth K. Wolff and James W. Hlavacek, with power of substitution in each, proxies of the undersigned, to vote at the Annual Meeting of Shareholders of Amtran, Inc. (the 'Corporation') which was previously adjourned on May 29, 2001, and which will be reconvened on the 10th day of October 2001, and at any and all postponements or adjournments of said meeting, all of the shares of stock of the Corporation which the undersigned may be entitled to vote with all the powers the undersigned would possess, if then and there personally present, and especially (but without limiting the general authority and power hereby given) to vote.


      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSALS 1, 2, 3 AND 4.

      1. Approval of the Agreement and Plan of Merger dated as of June 18, 2001, between INDUS Acquisition Company and the Corporation, the Plan of Merger attached thereto as Exhibit A and the consummation of the merger and the other transactions contemplated by said agreement and said Plan of Merger.

                     [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

      --------------------------------------------------------------------------

      2. Approval of the amendment and restatement of Article XII of the Corporation's Articles of Incorporation.

                     [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

      --------------------------------------------------------------------------

         3.   Election of Directors
              [ ] FOR all nominees listed below                      [ ] WITHHOLD AUTHORITY
              (except as marked to the contrary below)               to vote for all nominees listed below
                                J. George Mikelsons, John P. Tague, Kenneth K. Wolff, James W. Hlavacek,
                                                Robert A. Abel and Andrejs P. Stipnieks

      INSTRUCTION: (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                   WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

      --------------------------------------------------------------------------

      4. Appointment of Ernst & Young, LLP as the Corporation's Auditors for
      2001.

                     [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

      The undersigned hereby acknowledges receipt of the Notice of Adjourned Annual Meeting of Shareholders and Amended and Restated Proxy Statement.

                                (Continued, and to be signed, on the other side)

P

                                     AMTRAN, INC.
                           (Continued from the other side)

      This proxy may be revoked at any time prior to said meeting, and the undersigned reserves the right to attend such meeting and vote said proxies in person.

      The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

      UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PROXIES NAMED ABOVE WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

                                                    Dated................., 2001

                                                    ............................
                                                    Signature

                                                    ............................
                                                    Signature if held jointly

                                                    Please sign this proxy
                                                    exactly as your name appears
                                                    hereon. If the stock is held
                                                    in the name of two or more
                                                    persons, each should sign.
                                                    Executors, administrators,
                                                    trustees, guardians,
                                                    attorneys and corporate
                                                    offices should add their
                                                    titles. If a corporation,
                                                    sign in full corporate name
                                                    by president or other
                                                    authorized officer. If a
                                                    partnership, sign in
                                                    partnership name by
                                                    authorized person.

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.